TERM LOAN AGREEMENT

Dated as of September 25, 2012

by and among

FURNITURE BRANDS INTERNATIONAL, INC.,
BROYHILL FURNITURE INDUSTRIES, INC.,
HDM FURNITURE INDUSTRIES, INC.,
LANE FURNITURE INDUSTRIES, INC.,
MAITLAND-SMITH FURNITURE INDUSTRIES, INC.
and
THOMASVILLE FURNITURE INDUSTRIES, INC.,
as the Borrowers,

THE OTHER PERSONS PARTY HERETO THAT ARE
DESIGNATED AS CREDIT PARTIES,

THE FINANCIAL INSTITUTIONS PARTY HERETO,
as Term Lenders

PATHLIGHT CAPITAL LLC,
as Administrative Agent and Collateral Agent
and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Documentation Agent

****************************************

TABLE OF CONTENTS

ARTICLE I. THE TERM LOAN	2
1.1 Amount of the Term Loan.	2
1.2 Evidence of Term Loan; Notes.	2
1.3 Interest.	2
1.4 Loan Accounts.	3
1.5 Optional Prepayments of the Term Loan.	4
1.6 Mandatory Prepayments of the Term Loan; Certain Reserves.	5
1.7 Fees.	6
1.8 Payments by the Borrowers.	6
1.9 Return of Payments; Procedures.	8
1.10 Borrower Representative.	9
1.11 Conversion and Continuation Elections.	9

ARTICLE II. CONDITIONS PRECEDENT	10

ARTICLE III. REPRESENTATIONS AND WARRANTIES	13
3.1 Corporate Existence and Power.	13
3.2 Corporate Authorization; No Contravention.	14
3.3 Governmental Authorization.	14
3.4 Binding Effect.	15
3.5 Litigation.	15
3.6 No Default.	15
3.7 ERISA Compliance.	15
3.8 Use of Proceeds; Margin Regulations.	16
3.9 Ownership of Property; Liens.	16
3.10 Taxes.	17
3.11 Financial Condition.	17
3.12 Environmental Matters.	18
3.13 Regulated Entities.	19
3.14 Solvency.	19
3.15 Labor Relations.	19
3.16 Intellectual Property.	20
3.17 Brokers' Fees; Transaction Fees.	20
3.18 Insurance.	20
3.19 Ventures, Subsidiaries and Affiliates; Outstanding Stock.	20
3.20 Jurisdiction of Organization; Chief Executive Office.	21
3.21 Locations of Inventory, Equipment and Books and Records.	21
3.22 Deposit Accounts and Other Accounts.	21
3.23 Government Contracts.	21
3.24 Customer and Trade Relations.	21
3.25 Bonding.	22
3.26 Full Disclosure.	22
3.27 Foreign Assets Control Regulations and Anti-Money Laundering.	22
3.28 Patriot Act.	23

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3.29 Leasehold Payments; Sales Taxes; Bailee Payments.	23
3.30 Collateral Documents.	23
3.31 Eligible In-Transit Inventory.	23

ARTICLE IV. AFFIRMATIVE COVENANTS	24
4.1 Financial Statements.	24
4.2 Certificates; Other Information.	25
4.3 Notices.	29
4.4 Preservation of Corporate Existence, Etc.	31
4.5 Maintenance of Property.	31
4.6 Insurance.	31
4.7 Payment of Obligations.	33
4.8 Compliance with Laws.	34
4.9 Inspection of Property and Books and Records; Field Exams and Appraisals.	34
4.10 Use of Proceeds.	35
4.11 Cash Management Systems.	36
4.12 Landlord Agreements.	38
4.13 Further Assurances.	38
4.14 Environmental Matters.	40
4.15 Leases.	40
4.16 Post-Closing Covenant.	41

ARTICLE V. NEGATIVE COVENANTS	41
5.1 Limitation on Liens.	41
5.2 Disposition of Assets.	43
5.3 Consolidations and Mergers.	44
5.4 Acquisitions; Loans and Investments.	45
5.5 Limitation on Indebtedness.	47
5.6 Employee Loans and Transactions with Affiliates.	48
5.7 Management Fees and Compensation.	49
5.8 Margin Stock; Use of Proceeds.	49
5.9 Contingent Obligations.	49
5.10 Compliance with ERISA.	51
5.11 Restricted Payments.	51
5.12 Change in Business.	52
5.13 Change in Structure; Foreign Subsidiary Ownership of Domestic Subsidiaries.	52
5.14 Changes in Accounting, Name or Jurisdiction of Organization.	52
5.15 Amendments to Related Agreements and Subordinated Indebtedness.	53
5.16 No Negative Pledges.	53
5.17 OFAC; Patriot Act.	53
5.18 Sale-Leasebacks.	54
5.19 Hazardous Materials.	54
5.20 Prepayments of Other Indebtedness.	54

ARTICLE VI. EVENTS OF DEFAULT	55
6.1 Events of Default.	55
6.2 Remedies.	58

6.3 Rights Not Exclusive.	58

ARTICLE VII. TERM AGENT	58
7.1 Appointment and Duties.	58
7.2 Binding Effect.	60
7.3 Use of Discretion.	60
7.4 Delegation of Rights and Duties.	61
7.5 Reliance and Liability.	61
7.6 Term Agent Individually.	63
7.7 Term Lender Credit Decision.	63
7.8 Expenses; Indemnities; Withholding.	63
7.9 Resignation.	65
7.10 Release of Collateral or Guarantors.	65
7.11 Documentation Agent.	66

ARTICLE VIII. MISCELLANEOUS	66
8.1 Amendments and Waivers.	66
8.2 Notices.	68
8.3 Electronic Transmissions.	69
8.4 No Waiver; Cumulative Remedies.	69
8.5 Costs and Expenses.	70
8.6 Indemnity.	71
8.7 Marshaling; Payments Set Aside.	72
8.8 Successors and Assigns.	73
8.9 Assignments and Participations; Binding Effect.	73
8.10 Non-Public Information; Confidentiality.	76
8.11 Set-off; Sharing of Payments.	78
8.12 Counterparts; Facsimile Signature.	79
8.13 Severability.	79
8.14 Captions.	79
8.15 Independence of Provisions.	79
8.16 Interpretation.	79
8.17 No Third Parties Benefited.	79
8.18 Governing Law and Jurisdiction.	80
8.19 Waiver of Jury Trial.	80
8.20 Entire Agreement; Release; Survival.	81
8.21 Patriot Act.	81
8.22 Replacement of Term Lenders.	82
8.23 Joint and Several.	82
8.24 Creditor-Debtor Relationship.	84
8.25 Actions in Concert.	84

ARTICLE IX. TAXES, YIELD PROTECTION AND ILLEGALITY	84
9.1 Taxes.	84
9.2 Illegality.	87
9.3 Increased Costs and Reduction of Return.	87
9.4 Funding Losses.	89
9.5 Inability to Determine Rates.	90

9.6 Reserves on LIBOR Rate Loans.	90
9.7 Certificates of Lenders.	90

ARTICLE X. DEFINITIONS	90
10.1 Defined Terms.	90
10.2 Other Interpretive Provisions.	124
10.3 Accounting Terms and Principles.	125
10.4 Payments.	126
10.5 Intercreditor Agreement.	126

EXHIBITS
Exhibit 1.11	Form of Notice of Conversion/Continuation
Exhibit 2.1	Closing Checklist
Exhibit 4.2(b)	Compliance Certificate
Exhibit 10.1(a)	Form of Assignment
Exhibit 10.1(b)	Form of Borrowing Base Certificate
Exhibit 10.1(c)	Form of Term Note119

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TERM LOAN AGREEMENT
This TERM LOAN AGREEMENT (including all exhibits hereto, as the same may be amended, modified and/or restated from time to time, this “Agreement”) is entered into as of September 25, 2012, by and among Furniture Brands International, Inc., a Delaware corporation (the “Company”), Broyhill Furniture Industries, Inc., a North Carolina corporation (“Broyhill Furniture”), HDM Furniture Industries, Inc., a Delaware corporation (“HDM Furniture”), Lane Furniture Industries, Inc., a Mississippi corporation (“Lane Furniture”), Maitland-Smith Furniture Industries, Inc., a Delaware corporation (“Maitland Furniture”), and Thomasville Furniture Industries, Inc., a Delaware corporation (“Thomasville Furniture”; and the Company, Broyhill Furniture, HDM Furniture, Lane Furniture, Maitland Furniture and Thomasville Furniture are sometimes referred to herein collectively as the “Borrowers” and individually as a “Borrower”), the Company, as Borrower Representative, the other Persons party hereto that are designated as a “Credit Party”, Pathlight Capital LLC, a Delaware limited liability company (in its individual capacity, “Pathlight”), as administrative agent and collateral agent (in such capacities, the “Term Agent”) for the several financial institutions from time to time party to this Agreement (collectively, the “Term Lenders” and individually each a “Term Lender”) and for itself as a Term Lender, such Term Lenders and Wells Fargo Bank, National Association, as Documentation Agent.
W I T N E S S E T H:
WHEREAS, the Borrowers have requested, and the Term Lenders have agreed to make available to the Borrowers, a term loan facility to (a) refinance Prior Indebtedness, and (b) fund certain fees and expenses associated with the funding of the consummation of the transactions contemplated hereby;
WHEREAS, the Borrowers desire to secure all of their Obligations under the Loan Documents by granting to the Term Agent, for the benefit of the Secured Parties, a security interest in and lien upon substantially all of their Property;
WHEREAS, subject to the terms hereof, each Domestic Subsidiary of the Company which is not a Borrower (other than any Excluded Subsidiary) is willing to guaranty all of the Obligations of the Borrowers and to grant to the Term Agent, for the benefit of the Secured Parties, a security interest in and lien upon substantially all of its Property;
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I.
THE TERM LOAN

1.1    Amount of the Term Loan.
(a)    Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, each Term Lender severally and not jointly agrees to make a loan to the Borrowers (such loans, collectively, the “Term Loan”) on the Closing Date in an aggregate amount equal to the amount set forth opposite such Term Lender's name in Schedule 1.1(a) of the Disclosure Letter under the heading “Term Loan Commitments” (such amount being referred to herein as such Term Lender's “Term Loan Commitment”). Upon each Term Lender's making of its portion of Term Loan, the Term Loan Commitment of such Term Lender shall be terminated.
(b)    Notwithstanding anything to the contrary contained in this Agreement, the Term Agent, with the prior consent of the Term Lenders, may require the Term Lenders to make advances (a “Protective Overadvance”) so long as the Term Agent deems, in its sole discretion, such Protective Overadvance necessary or desirable to preserve or protect any Collateral, or to enhance the collectability or repayment of Obligations, or to pay any other amounts chargeable to Credit Parties under any Loan Documents, including costs, fees and expenses; provided, however, that the Term Agent may not cause the Term Lenders to make Protective Overadvances in an aggregate amount in excess of $5,000,000. If a Protective Overadvance is made pursuant to the preceding sentence, then all Term Lenders shall be bound to make such Protective Overadvance based upon their Pro Rata Percentage in accordance with the terms of this Agreement. All Protective Overadvances shall bear interest at the default rate under Section 1.3(c), and shall be due and payable upon demand of the Term Agent or of the Required Lenders.
1.2    Evidence of Term Loan; Notes.
The portion of the Term Loan made by each Term Lender is evidenced by this Agreement and, if requested by such Term Lender, a Term Note payable to such Term Lender in an amount equal to such Term Lender's Term Loan Commitment.

1.3    Interest.
(a)    Subject to Sections 1.3(c) and 1.3(d), the Term Loan shall bear interest on the outstanding principal amount thereof from the date when made at a rate per annum equal to LIBOR plus the Applicable Margin. Each determination of an interest rate by the Term Agent shall be conclusive and binding on each Borrower and the Term Lenders in the absence of manifest error. All computations of fees and interest payable under this Agreement shall be made on the basis of a 360-day year and actual days elapsed. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.
(b)    Interest on the Term Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any payment or prepayment of the Term Loan (on the amount so paid or prepaid) and on the Termination Date.
(c)    At the election of the Term Agent or the Required Lenders while any Event of Default exists (or automatically while any Event of Default under Section 6.1(f) or 6.1(g) exists), the Borrowers shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the Term Loan under the Loan Documents from and after the date of occurrence of such Event of Default, at a rate per annum which is determined by adding three percent (3.00%) per annum to the interest rate then in effect. All such interest shall be payable on demand of the Term Agent or the Required Lenders.
(d)    Anything herein to the contrary notwithstanding, the obligations of the Borrowers hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Term Lender would be contrary to the provisions of any law applicable to such Term Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Term Lender, and in such event the Borrowers shall pay such Term Lender interest at the highest rate permitted by applicable law (“Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, the Borrowers shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by the Term Agent, on behalf of the Term Lenders, is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.
1.4    Loan Accounts.
(a)    The Term Agent, on behalf of the Term Lenders, shall record on its books and records the amount of the Term Loan, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding. The Term Agent shall deliver to the Borrower Representative on a monthly basis a loan statement setting forth such record for the immediately preceding calendar month. Such record shall, absent manifest error, be conclusive evidence of the amount of the Term Loan made by the Term Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so, or any failure to deliver such loan statement shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder (and under any Term Note) to pay any amount owing with respect to the Term Loan or provide the basis for any claim against the Term Agent or any Term Lender.
(b)    The Term Agent, acting as a non-fiduciary agent of the Borrowers solely for tax purposes and solely with respect to the actions described in this Section 1.4(b), shall establish and maintain at its address referred to in Section 8.2 (or at such other address as the Term Agent may notify the Borrower Representative) (A) a record of ownership (the “Register”) in which the Term Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of the Term Agent and each Term Lender in the Term Loan and any assignment of any such interest or right and (B) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Term Lenders (and each change thereto pursuant to Sections 8.9 and 8.22), (2) the outstanding amount of the Term Loan, (3) the amount of any principal or interest due and payable or paid, and (4) any other payment received by the Term Agent from a Borrower and its application to the Obligations.
(c)    Notwithstanding anything to the contrary contained in this Agreement, the Term Loan (including any Term Notes evidencing the Term Loan) is a registered obligation, the right, title and interest of the Term Lenders and their assignees in and to the Term Loan shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 1.4 and Section 8.9 shall be construed so that the Term Loan is at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any successor provisions).
(d)    The Credit Parties, the Term Agent and the Term Lenders shall treat each Person whose name is recorded in the Register as a Term Lender for all purposes of this Agreement. Information contained in the Register with respect to any Term Lender shall be available for access by the Borrowers, the Borrower Representative, the Term Agent or such Term Lender during normal business hours and from time to time upon at least one Business Day's prior notice. No Term Lender shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such Term Lender unless otherwise agreed by the Term Agent.
1.5    Optional Prepayments of the Term Loan.
(a)    Optional Prepayments. The Borrowers may, upon prior notice by Borrower Representative to the Term Agent, at any time or from time to time voluntarily prepay the Term Loan (subject to payment of the Prepayment Premium (unless such prepayment is made with proceeds from the Disposition of Non-Borrowing Base Real Estate)) in whole or in part; provided that (i) such notice must be received by the Term Agent not later than 11:00 a.m., New York time, two (2) Business Days' prior to any date of prepayment of the Term Loan; and (ii) any such prepayment shall be in a minimum amount equal to $1,000,000 and in increments of $100,000 in excess thereof, or if less, the entire principal amount of the Term Loan then outstanding.
(b)    Notice. Once provided, any notice of a prepayment of the Term Loan shall not thereafter be revocable by the Borrowers or Borrower Representative and the Term Agent will promptly notify each Term Lender thereof and of such Term Lender's Pro Rata Percentage of such prepayment. The payment amount specified in such notice shall be due and payable on the date specified therein. Together with each prepayment under this Section 1.5, the Borrowers shall pay the Prepayment Premium, together with any amounts required pursuant to Section 9.4.

1.6    Mandatory Prepayments of the Term Loan; Certain Reserves.
(a)    The Term Loan. The Borrowers shall repay to the Term Lenders in full on the Termination Date the aggregate principal amount of the Term Loan outstanding on the Termination Date.
(b)    Asset Dispositions; Events of Loss. If a Credit Party or any Subsidiary of a Credit Party shall at any time or from time to time:
(i)    make a Disposition of any Term Loan Priority Collateral consisting of furniture, fixtures and equipment in excess of $1,000 for any transaction or series of related transactions, or make a Disposition of any other Term Loan Priority Collateral or, after repayment in full of the obligations under the Revolving Credit Agreement and the termination of all commitments thereunder, at any time that an Event is Default has occurred and is continuing, a Disposition of any Revolver Priority Collateral; or
(ii)    suffer an Event of Loss with respect to any Term Loan Priority Collateral or, after repayment in full of the obligations under the Revolving Credit Agreement and the termination of all commitments thereunder, at any time that an Event of Default has occurred and is continuing, an Event of Loss with respect to any Revolver Priority Collateral;
then (A) the Borrower Representative shall promptly notify the Term Agent of such Disposition or Event of Loss (including the amount of the estimated Net Proceeds to be received by a Credit Party and/or such Subsidiary in respect thereof) and (B) promptly upon receipt by a Credit Party and/or such Subsidiary of any Net Proceeds of such Disposition or Event of Loss, the Borrowers shall deliver, or cause to be delivered, an amount equal to such Net Proceeds to the Term Agent for distribution to the Term Lenders as a prepayment of the Term Loan, which prepayment shall be applied in accordance with Section 1.8(c)(i) or Section 1.8(c)(ii), as the case may be; provided that, notwithstanding anything to the contrary contained herein, (w) if the Event of Loss giving rise to such Net Proceeds could not reasonably be expected to have a Material Adverse Effect and such Net Proceeds do not exceed $1,000,000 in the aggregate, the Borrowers shall be permitted to replace, repair, restore or rebuild such Term Loan Priority Collateral, provided further that, pending such replacement, repair, restoration or rebuilding, unless otherwise agreed by the Term Agent and the Required Lenders, such Net Proceeds shall be held in a Term Loan Priority Account subject to a Control Agreement in favor of the Term Agent, (x) no such prepayments shall be required with respect to Term Loan Priority Collateral consisting of the Non-Borrowing Base Real Estate (as long as such Disposition is not in connection with a liquidation of substantially all of the Credit Parties' assets and as long as no Event of Default exists under Section 6.1(a), Section 6.1(f) or Section 6.1(g) hereof), (y) with respect to any Net Proceeds from the Disposition of the Credit Parties' trade names and related Intellectual Property, only the Net Proceeds which are specifically allocated to the value of such trade names and related Intellectual Property shall be paid to the Term Agent, and (z) the Net Proceeds with respect to Term Loan Priority Collateral consisting of furniture, fixtures and equipment or capital stock may be reinvested, within 270 days after the receipt of such Net Proceeds, in other assets to be used in the operation of the Credit Parties' business, provided that the amounts so reinvested shall not exceed $250,000 in any twelve month period or $1,000,000 in the aggregate from and after the Closing Date.
(c)    No Implied Consent. Provisions contained in this Section 1.6 for the application of proceeds of certain transactions shall not be deemed to constitute consent of the Term Lenders to transactions that are not otherwise permitted by the terms hereof or the other Loan Documents.
(d)    No Re-Borrowing. Any portion of the Term Loan repaid or prepaid may not be reborrowed.
(e)    Term Loan Deficiency Reserve and Term Loan Performance Reserve. The Borrowers shall, and shall cause the Revolving Agent to, establish a reserve against the Revolving Borrowing Base at all times required under the definitions of those terms.
1.7    Fees.
(a)    The Borrowers shall pay to the Term Agent for its own account and for the account of the Term Lenders, in Dollars, fees in the amounts and at the times specified in the Fee Letter.

(b)    In the event that, at any time prior to fourth anniversary of the Closing Date, (i) the Termination Date occurs, or (ii) in the event that the Borrowers prepay the Term Loan in whole or in part in accordance with the provisions of Section 1.5 hereof, then, on the Termination Date or the effective date of such prepayment, as applicable, the Borrowers shall pay to the Term Agent, for the ratable benefit of the Term Lenders, an amount equal to the applicable Prepayment Premium. All parties to this Agreement agree and acknowledge that the Term Lenders will have suffered damages on account of the early prepayment of the Term Loan and that, in view of the difficulty in ascertaining the amount of such damages, the Prepayment Premium constitutes reasonable compensation and liquidated damages to compensate the Term Lenders on account thereof.

1.8    Payments by the Borrowers.
(a)    All payments (including prepayments) to be made by each Credit Party on account of principal, interest, fees and other amounts required hereunder shall be made without set‑off, recoupment, counterclaim or deduction of any kind, and shall, except as otherwise expressly provided herein, be made to the Term Agent (for the ratable account of the Persons entitled thereto) at the address for payment specified in the signature page hereof in relation to the Term Agent (or such other address as the Term Agent may from time to time specify in accordance with Section 8.2), and shall be made in Dollars and by wire transfer in immediately available funds (which shall be the exclusive means of payment hereunder), no later than 1:00 p.m. (New York time) on the date due. Any payment which is received by the Term Agent later than 1:00 p.m. (New York time) may in the Term Agent's discretion be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)    If any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.
(c)    (i) So long as no Event of Default has occurred and is continuing, all payments received by the Term Agent and the Term Lenders in respect of any Obligation shall be applied to the Obligations as follows:
first, to the payment of any Protective Overadvance funded by the Term Agent or any Term Lender;
second, to payment of interest, fees, costs and expenses and any other amounts then due and payable by the Credit Parties under this Agreement and the other Loan Documents;
third, to payment of the principal of the Term Loan;
fourth, to the Borrower Representative's operating account or for the account of and paid to whoever may be lawfully entitled thereto.
In carrying out the foregoing, (A) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category and (B) each of the Term Lenders or other Persons entitled to payment shall receive an amount equal to its Pro Rata Percentage of amounts available to be applied pursuant to clauses second and third above.
(ii)    During the continuance of an Event of Default, the Term Agent may, and shall upon the direction of Required Lenders, apply any and all payments received by the Term Agent and the Term Lenders in respect of any Obligation in accordance with clauses first through sixth below. Notwithstanding any provision herein to the contrary, all amounts collected or received by the Term Agent after any or all of the Obligations have been accelerated (so long as such acceleration has not been rescinded), including proceeds of Collateral, shall be applied as follows:
first, to the payment of any Protective Overadvance funded by the Term Agent or any Term Lender and fees, costs and expenses, including Attorney Costs, of the Term Agent payable or reimbursable by the Credit Parties under the Loan Documents;
second, to payment of Attorney Costs of the Term Lenders payable or reimbursable by the Borrowers under this Agreement (subject to any limitations set forth herein (including Section 8.5));
third, to payment of all accrued unpaid interest on the Obligations and fees owed to the Term Agent and the Term Lenders;
fourth, to payment of principal of the Term Loan;

fifth, to payment of any other amounts owing constituting Obligations; and
sixth, any remainder shall be for the account of and paid to whoever may be lawfully entitled thereto.
In carrying out the foregoing, (A) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category and (B) each of the Term Lenders or other Persons entitled to payment shall receive an amount equal to its Pro Rata Percentage of amounts available to be applied pursuant to clauses third, fourth and fifth above.
1.9    Return of Payments; Procedures.
(a)    Return of Payments.
(i)    If the Term Agent pays an amount to a Term Lender under this Agreement in the belief or expectation that a related payment has been or will be received by the Term Agent from the Borrowers and such related payment is not received by the Term Agent, then the Term Agent will be entitled to recover such amount from such Term Lender on demand without setoff, counterclaim or deduction of any kind.
(ii)    If the Term Agent determines at any time that any amount received by the Term Agent under this Agreement or any other Loan Document must be returned to any Credit Party or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, the Term Agent will not be required to distribute any portion thereof to any Term Lender. In addition, each Term Lender will repay to the Term Agent on demand any portion of such amount that the Term Agent has distributed to such Term Lender, together with interest at such rate, if any, as the Term Agent is required to pay to any Borrower or such other Person, without setoff, counterclaim or deduction of any kind, and the Term Agent will be entitled to set-off against future distributions to such Term Lender any such amounts (with interest) that are not repaid on demand.
(b)    Procedures. The Term Agent is hereby authorized by each Credit Party and each Secured Party to establish reasonable procedures (and to amend such procedures in a reasonable manner from time to time) to facilitate administration and servicing of the Term Loan and other matters incidental thereto. Without limiting the generality of the foregoing, the Term Agent is hereby authorized to establish reasonable procedures to make available or deliver, or to accept, notices, documents and similar items on, by posting to or submitting and/or completion on, E-Systems.

1.10    Borrower Representative.
The Company hereby (i) is designated and appointed by each Credit Party as its representative and agent on its behalf (the “Borrower Representative”) and (ii) accepts such appointment as Borrower Representative, in each case, for the purposes of delivering certificates including Borrowing Base Certificates and Compliance Certificates, giving instructions with respect to the disbursement of the proceeds of the Term Loan, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Credit Party or the Credit Parties under the Loan Documents. The Term Agent and each Term Lender may regard any notice or other communication pursuant to any Loan Document from Borrower Representative as a notice or communication from all Credit Parties. Each warranty, covenant, agreement and undertaking made on behalf of a Credit Party by Borrower Representative shall be deemed for all purposes to have been made by such Credit Party and shall be binding upon and enforceable against such Credit Party to the same extent as if the same had been made directly by such Credit Party.

1.11    Conversion and Continuation Elections.
(a)    The Borrowers shall have the option to (i) convert, at the end of any Interest Period, all, but not less than all, of the outstanding portion of the Term Loan to a LIBOR Rate Loan with an Interest Period of one, two, three or six months (or if available to each other Term Lender, 9 or 12 months or a shorter period), or (ii) continue all, but not less than all, of the outstanding portion of the Term Loan as a LIBOR Rate Loan upon the expiration of the applicable Interest Period. Any such election must be made by the Borrower Representative by 11:00 a.m. (New York time) on the third Business Day prior to the end of each Interest Period during which the outstanding portion of the Term Loan is continued as a LIBOR Rate Loan. If no such election is made within such time period, the portion of the Term Loan outstanding at the end of such Interest Period shall be continued as a LIBOR Rate Loan having an Interest Period of one month. Any such conversion or continuation election shall be made pursuant to a written notice (a “Notice of Conversion/Continuation”) substantially in the form of Exhibit 1.11 or in a writing or other form acceptable to the Term Agent.
(b)    Upon receipt of a Notice of Conversion/Continuation, the Term Agent will promptly notify each Term Lender thereof. In addition, the Term Agent will, with reasonable promptness, notify the Borrower Representative and the Term Lenders of each determination of LIBOR; provided that any failure to do so shall not relieve any Borrower of any liability hereunder or provide the basis for any claim against the Term Agent. All conversions and continuations shall be made pro rata according to the respective outstanding principal amount of the Term Loan held by each Term Lender.

ARTICLE II.
CONDITIONS PRECEDENT

The obligation of each Term Lender to make its portion of the Term Loan on the Closing Date is subject to satisfaction or waiver of the following conditions in a manner reasonably satisfactory to the Term Agent:

(a)    Loan Documents; Deliverables Relating to Borrowing Base Real Estate. The Term Agent shall have received on or before the Closing Date all of the agreements, documents, instruments and other items set forth on the closing checklist attached hereto as Exhibit 2.1, each in form and substance reasonably satisfactory to the Term Agent;
(b)    Revolving Loan Documents. The Term Agent shall have received a duly executed certificate of a Responsible Officer of the Borrower Representative (i) attaching true, correct and complete, fully-executed copies of each of the Revolving Loan Documents, each of which shall be in form and substance, and on terms and conditions, reasonably satisfactory to the Term Agent, and (ii) certifying that the transactions contemplated under the Revolving Loan Documents shall have been consummated in accordance with the terms of the Revolving Loan Documents;
(c)    Intercreditor Agreement. The Term Lenders and the Term Agent shall have received a fully executed and delivered Intercreditor Agreement, in form and substance reasonably satisfactory to the Term Agent and the Term Lenders, and such Intercreditor Agreement shall be in full force and effect;
(d)    Funds Flow Memorandum; Etc. The Term Agent shall have received a funds-flow memorandum from the Company setting forth the sources and uses of the proceeds of the Term Loan and any Revolving Loans to be borrowed or any Letters of Credit to be issued under the Revolving Loan Documents on the Closing Date, which funds-flow memorandum shall be in form and substance reasonably satisfactory to the Term Agent (the “Funds Flow Memorandum”) and shall contain a description of the Credit Parties' sources and uses of funds on the Closing Date, the details of how funds from each source are to be transferred to particular uses and the wire transfer instructions for the particular uses of such funds and the Borrowers shall have identified, not later than five (5) Business Days prior to the Closing Date, each Person (other than any Credit Party) that will directly receive proceeds of the Term Loan to be made on the Closing Date and the Term Agent shall have received such information required by the Term Agent or any Term Lender under its “know your customer” compliance procedures with respect to each such Person;
(e)    Repayment of Prior Lender Obligations; Satisfaction of Outstanding L/Cs. (i) The Term Agent shall have received a fully executed pay-off letter reasonably satisfactory to the Term Agent confirming that all obligations owing by any Credit Party to the Prior Lenders will be repaid in full from the proceeds of the Term Loan and the initial Revolving Loans made under the Revolving Loan Documents and all Liens upon any of the Property of the Credit Parties or any of their Subsidiaries in favor of the Prior Lenders shall be terminated by the Prior Lenders immediately upon such payment; and (ii) all letters of credit issued or guarantied by the Prior Lenders shall have been cash collateralized or supported by a letter of credit issued pursuant to the Revolving Loan Documents;
(f)    No Material Adverse Change. Since June 30, 2012, no Material Adverse Effect shall have occurred;
(g)    No Litigation. No action, suit, investigation, litigation or proceeding shall be pending or threatened in any court or before any arbitrator or governmental instrumentality that could reasonably be expected to (i) materially and adversely affect the transactions contemplated hereby or (ii) result in a Material Adverse Effect;
(h)    Financial Statements. The Term Agent shall have received (a) audited consolidated balance sheets and related income statements of income, stockholders' equity and cash flows of the Company and its Subsidiaries for the three most recently completed Fiscal Years ended at December 31, 2011, and (b) unaudited consolidated balance sheets and related statements of income, stockholders' equity and cash flows of the Company and its Subsidiaries, for each subsequent fiscal quarter ended at least 60 days before the Closing Date and for each subsequent fiscal month ended at least thirty (30) days before the Closing Date (and including prior year comparisons);
(i)    Borrowing Base Certificate and Availability. The Term Agent shall have received a duly completed and executed Borrowing Base Certificate dated as of July 31, 2012, certified by a Responsible Officer of the Borrower Representative, which shall evidence that, after giving effect to the transactions contemplated hereby and the making of the Term Loan and all Revolving Loans to be made and Letters of Credit to be issued under the Revolving Loan Documents on the Closing Date, Availability shall not be less than $85,000,000;
(j)    No Liens. The Term Agent shall have received an officer's certificate from each Credit Party in form and substance reasonably satisfactory to the Term Agent certifying that the Obligations and the obligations under the Revolving Loan Documents do not give rise to any obligation of any Credit Party or its Subsidiaries to grant any security interest or Lien in respect of any existing Indebtedness of such Credit Party or its Subsidiaries or violate any of the terms of the agreements with respect to such existing Indebtedness.
(k)    Field Exams and Appraisals. The Term Agent shall have received reasonably satisfactory third party appraisals and field exams with respect to the Collateral, in each case, in a final form, together with reliance letters from the preparers thereof in favor of the Term Agent and the Term Lenders and, to the extent such appraisals and field exams were prepared for the Revolving Agent or the Prior Lenders (or any agent for any Prior Lender), a release letter from the Revolving Agent or the agent under the Prior Indebtedness consenting to the release of such appraisals and field exams to the Term Agent, in each case, in form and substance satisfactory to Term Agent and the Documentation Agent. The Term Agent shall have received appraisals of the Borrowing Base Real Estate from Hilco Real Estate, in form and substance reasonably satisfactory to the Term Agent and the Documentation Agent, reflecting that the Net Forced Liquidation Value of all Borrowing Base Real Estate is not less than $15,000,000;
(l)    Approvals. The Term Agent shall have received (i) satisfactory evidence that the Credit Parties have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of transactions contemplated hereby and thereby or (ii) an officer's certificate in form and substance reasonably satisfactory to the Term Agent affirming that no such consents or approvals are required;
(m)    Payment of Fees. The Borrowers shall have paid all fees required to be paid on the Closing Date (including, without limitation, the fees specified in the Fee Letter), and shall have reimbursed the Term Agent, for all fees, costs and expenses of closing presented as of the Closing Date;
(n)    Solvency. The Term Agent shall have received a certificate of the chief financial officer (or other comparable officer) of the Borrower Representative certifying that after the incurrence of Indebtedness hereunder and under the Revolving Loan Documents and after the consummation of the other transactions contemplated hereby, the Borrowers and their Subsidiaries are Solvent on a consolidated basis;
(o)    Perfection. All filings, recordations and searches reasonably necessary in connection with the Liens to be granted to the Term Agent under the Loan Documents shall have been duly made, and all documents and instruments required to perfect the Term Agent's security interest in the Collateral shall have been executed, delivered, and filed, and all filing and recording fees and taxes shall concurrently with such filing or recordation be duly paid;
(p)    Insurance. The Term Agent shall be reasonably satisfied with the amount, types and terms and conditions of all insurance maintained by the Credit Parties and their Subsidiaries, and the Term Agent shall have received customary endorsements naming the Term Agent as an additional insured or loss payee, as the case may be, with respect to the insurance policies of the Credit Parties;
(q)    Opinions of Counsel; Corporate Documents. The Term Agent and the Term Lenders shall have received customary opinions of counsel to the Credit Parties (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the Loan Documents) and, with respect to Real Estate and other matters as the Term Agent may reasonably require, of local counsel, and such customary corporate resolutions, certificates and other documents as the Term Agent shall reasonably require;
(r)    Real Estate Matters. With respect to the Borrowing Base Real Estate, the Term Agent shall have received title documents, as well as an A.L.T.A. lender's title insurance policy issued by a title insurer reasonably satisfactory to the Term Agent, in form and substance and in an amount reasonably satisfactory to the Term Agent insuring that each Mortgage is a valid and enforceable first priority Lien on the respective property, free and clear of all defects, encumbrances and Liens (other than Permitted

Liens), including gap coverage and such other endorsements as the Term Agent may reasonably require (but not including a deletion of the survey exception), in favor of the Term Agent and the Term Lenders, each of which shall be reasonably satisfactory in form and substance to the Term Agent; provided however that until such conditions are satisfied as to any particular parcel of Borrowing Base Real Estate, such BorrowingBase Real Estate shall not be included in the calculation of Net Forced Liquidation Value hereunder;
(s)    Representations and Warranties. Any representation or warranty by any Credit Party contained herein or in any other Loan Document shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein), except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date); and
(t)    No Default. No Default or Event of Default shall have occurred and be continuing or shall result after giving effect to the making of the Term Loan.
The request by Borrower Representative and acceptance by the Borrowers of the proceeds of the Term Loan shall be deemed to constitute, as of the Closing Date, (i) a representation and warranty by the Borrowers that the conditions in this Article II have been satisfied and (ii) a reaffirmation by each Credit Party of the granting and continuance of the Term Agent's Liens, on behalf of itself and the Secured Parties, pursuant to the Collateral Documents.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES

The Credit Parties, jointly and severally, represent and warrant to the Term Agent and each Term Lender that the following are true, correct and complete:
3.1    Corporate Existence and Power.
Each Credit Party and each of their respective Subsidiaries:

(a)    is a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable;
(b)    has all requisite power and authority and all governmental licenses, authorizations, Permits, consents and approvals to (i) own its assets, (ii) carry on its business and (iii) execute, deliver, and perform its obligations under, the Loan Documents to which it is a party;
(c)    is duly qualified as a foreign corporation, limited liability company or limited partnership, as applicable, and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license; and

(d)    is in compliance with all Requirements of Law;
except, in each case referred to in clauses (b)(i) and (ii), clause (c) or clause (d), to the extent that the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
3.2    Corporate Authorization; No Contravention.
The execution, delivery and performance by each of the Credit Parties of this Agreement, and by each Credit Party and each of their respective Subsidiaries of any other Loan Document to which such Person is party, have been duly authorized by all necessary organizational action, and do not and will not:

(i)    contravene the terms of any of that Person's Organization Documents;
(ii)    conflict with or result in the creation of any Lien (except Liens created pursuant to the Loan Documents) under, any document evidencing any Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject;
(iii)    conflict with or result in any breach or contravention of any document evidencing any Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject; or
(iv)    violate any Requirement of Law;
except, in each case referred to in clause (iii) or clause (iv), to the extent any such breach, contravention or violation would not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.
3.3    Governmental Authorization.
No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party or any Subsidiary of any Credit Party of this Agreement or any other Loan Document except (a) for recordings and filings in connection with the Liens granted to the Term Agent under the Collateral Documents and to the Revolving Agent under the Revolving Loan Documents, (b) those obtained or made on or prior to the Closing Date and (c) for the recording and filing of this Agreement (and all required exhibits and schedules) with the Securities and Exchange Commission or other Governmental Authority.

3.4    Binding Effect.
This Agreement and each other Loan Document to which any Credit Party is a party constitute the legal, valid and binding obligations of each such Credit Party, enforceable against such Credit Party in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability, regardless of whether considered in a proceedings in equity or at law.

3.5    Litigation.
Except as specifically disclosed in Schedule 3.5 of the Disclosure Letter, there are no actions, suits or proceedings pending, or to the knowledge of each Credit Party, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, against any Credit Party, any Subsidiary of any Credit Party or any of their respective Properties which:

(a)    purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or
(b)    as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect.
No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement, any other Loan Document or any Revolving Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided. As of the Closing Date, except as specifically disclosed in Schedule 3.5 of the Disclosure Letter, no Credit Party or any Subsidiary of any Credit Party is the subject of an audit or, to each Credit Party's knowledge, any review or investigation by any Governmental Authority (excluding the IRS and other taxing authorities) concerning the violation or possible violation of any Requirement of Law.
3.6    No Default.
No Default or Event of Default exists or would result from the incurring of any Obligations by any Credit Party or the grant or perfection of the Term Agent's Liens on the Collateral or the consummation of the transactions contemplated under the Credit Agreement and the other Loan Documents. No Credit Party and no Subsidiary of any Credit Party is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect.

3.7    ERISA Compliance.
As of the Closing Date, the Credit Parties have made available to the Term Agent for its review copies of all (a) all Title IV Plans, (b) all Multiemployer Plans and (c) all

material Benefit Plans. Each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code has either received a favorable determination letter from the Internal Revenue Service, is within the remedial amendment period for obtaining such determination letter or may rely on a favorable opinion letter issued by the Internal Revenue Service and each such Benefit Plan is in substantial compliance with its terms and with all Requirements of Law. Except for those that would not reasonably be expected to result in Liabilities in excess of $5,000,000 in the aggregate, (x) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (y) there are no existing or pending (or to the knowledge of any Credit Party, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan or Multiemployer Plan to which any Credit Party incurs or otherwise has or could have an obligation or any Liability and (z) no ERISA Event has or is reasonably expected to occur. On the Closing Date, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding. There has been no failure to make any minimum required contribution to any Title IV Plan or Multiemployer Plan when due which could result in the imposition of a Lien with respect to any Benefit Plan or would reasonably be expected to result in Liabilities in excess of $5,000,000 in the aggregate.

3.8    Use of Proceeds; Margin Regulations.
No Credit Party and no Subsidiary of any Credit Party is engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock. Schedule 3.8 of the Disclosure Letter contains a description of the Credit Parties' sources and uses of funds on the Closing Date, including the Term Loan, and a funds flow memorandum detailing how funds from each source are to be transferred to particular uses.

3.9    Ownership of Property; Liens.
As of the Closing Date, the Real Estate listed in Schedule 3.9 of the Disclosure Letter constitutes all of the Real Estate of each Credit Party and each of their respective Subsidiaries. Each of the Credit Parties and each of their respective Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all Real Estate, and good and valid title to all owned personal property and valid leasehold interests in all leased personal property, in each instance, necessary or used in the ordinary conduct of their respective businesses, except for such defects in title or where failure to own such personal property or have such leasehold interest would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the Closing Date, none of the Real Estate of any Credit Party or any Subsidiary of any Credit Party is subject to any Liens other than Permitted Liens. As of the Closing Date, Schedule 3.9 of the Disclosure Letter also describes any purchase options, rights of first refusal or other similar contractual rights pertaining to any Real Estate. As of the Closing Date, all material permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect, in each case, to the extent failure to maintain such permits would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

3.10    Taxes.
All federal, state, local and foreign income and franchise and other material tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliate have been filed with the appropriate Governmental Authorities, all such Tax Returns are true and correct in all material respects, and all taxes, assessments and other governmental charges and impositions reflected therein or otherwise due and payable have been paid prior to the date on which any Liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP. As of the Closing Date, except as set forth on Schedule 3.10 of the Disclosure Letter, no written notice of any audit or examination or any assertion of any claim for Taxes has been given or made by any Governmental Authority to any Credit Party or any Subsidiary of any Credit Party and, to the knowledge of the Borrowers, no Tax Return is under audit or examination by any Governmental Authority. Proper and accurate amounts have been withheld by each Tax Affiliate from their respective employees for all periods in compliance in all material respects with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities.

3.11    Financial Condition.
(a)    Each of (i) the audited consolidated balance sheet of the Company and its Subsidiaries dated December 31, 2011, and the related audited consolidated statements of income or operations, shareholders' equity and cash flows for the Fiscal Year ended on that date and (ii) the unaudited interim consolidated balance sheet of the Company and its Subsidiaries dated July 31, 2012 and the related unaudited consolidated statements of income, shareholders' equity and cash flows for the seven (7) fiscal months then ended, in each case, delivered to the Term Agent and the Term Lenders prior to the Closing Date:
(x)    were prepared in accordance with GAAP consistently applied throughout the respective periods covered thereby, except as otherwise expressly noted therein, subject to, in the case of the unaudited interim financial statements, normal year-end adjustments and the lack of footnote disclosures; and
(y)    present fairly in all material respects the consolidated financial condition of the Company and its Subsidiaries as of the dates thereof and results of operations for the periods covered thereby.
(b)    The pro forma unaudited consolidated balance sheet of the Company and its Subsidiaries dated July 31, 2012 delivered to the Term Agent and the Term Lenders on or before the Closing Date was prepared by the Company giving pro forma effect to the transaction contemplated under this Agreement and the other Loan

Documents, was based on the unaudited consolidated and consolidating balance sheets of the Company and its Subsidiaries dated July 31, 2012, and was prepared in accordance with GAAP, with only such adjustments thereto as would be required in a manner consistent with GAAP.
(c)    Since June 30, 2012, there has been no Material Adverse Effect.
(d)    The Credit Parties and their Subsidiaries have no Indebtedness other than Indebtedness permitted pursuant to Section 5.5 and have no Contingent Obligations other than Contingent Obligations permitted pursuant to Section 5.9.
(e)    All financial performance projections delivered to the Term Agent, including the financial performance projections delivered to the Term Agent and the Term Lenders on or before the Closing Date, represent the Borrowers' best good faith estimate of future financial performance and are based on assumptions believed by the Borrowers to be fair and reasonable in light of current market conditions (it being understood that (i) the such projections are as to future events and are not to be viewed as facts, (ii) such projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrowers' control, (iii) no assurance can be given that any particular projections will be realized and (iv) actual results during the period or periods covered by any such projections may differ significantly from the projected results and such differences may be material).
3.12    Environmental Matters.
Except as set forth in Schedule 3.12 of the Disclosure Letter, and except where any failures to comply would not reasonably be expected to result in, either individually or in the aggregate, Material Environmental Liabilities to the Credit Parties and their Subsidiaries, (a) the operations of each Credit Party and each Subsidiary of each Credit Party are and have been in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all Permits required by any applicable Environmental Law, (b) no Credit Party and no Subsidiary of any Credit Party is party to, and no Credit Party and no Subsidiary of any Credit Party and no Real Estate currently (or to the knowledge of any Credit Party previously) owned, leased, subleased, operated or otherwise occupied by or for any such Person is subject to or the subject of, any Contractual Obligation or any pending (or, to the knowledge of any Credit Party, threatened) order, action, investigation, suit, proceeding, audit, claim, demand, dispute or notice of violation or of potential liability or similar notice relating in any manner to any Environmental Laws, (c) no Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities has attached to any Property of any Credit Party or any Subsidiary of any Credit Party and, to the knowledge of any Credit Party, no facts, circumstances or conditions exist that could reasonably be expected to result in any such Lien attaching to any such Property, (d) no Credit Party and no Subsidiary of any Credit Party has caused or suffered to occur a Release of Hazardous Materials at, to or from any Real Estate, (e) all Real Estate currently (or to the knowledge of any Credit Party previously) owned, leased, subleased, operated or otherwise occupied by or for any such Credit Party and each Subsidiary of each Credit Party is free of contamination by any Hazardous Materials, and (f) no Credit Party and no Subsidiary of any Credit Party (i) is or has been engaged in, or, to the knowledge of any Credit

Party, has permitted any current or former tenant to engage in, operations in violation of any Environmental Law or (ii) knows of any facts, circumstances or conditions reasonably constituting notice of a violation of any Environmental Law, including receipt of any information request or notice of potential responsibility under the Comprehensive Environmental Response, Compensation and Liability Act or similar Environmental Laws. Each Credit Party has made available to the Term Agent copies of all material existing environmental reports, reviews and audits and all documents pertaining to actual or potential Environmental Liabilities, in each case to the extent such reports, reviews, audits and documents are in their possession, custody, control or otherwise available to the Credit Parties.

3.13    Regulated Entities.
None of any Credit Party, any Person controlling any Credit Party, or any Subsidiary of any Credit Party, is (a) an “investment company” within the meaning of the Investment Company Act of 1940 or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other federal or state statute, rule or regulation limiting its ability to incur Indebtedness, pledge its assets or perform its Obligations under the Loan Documents.

3.14    Solvency.
Both before and after giving effect to (a) the Term Loan made on the Closing Date and the Revolving Loans made on and after the Closing Date and the Letters of Credit issued under the Revolving Credit Agreement on and after the Closing Date, (b) the consummation of the transactions contemplated hereby and the Revolving Loan Documents and (c) the payment and accrual of all transaction costs in connection with the foregoing, the Credit Parties, taken as a whole, are Solvent.

3.15    Labor Relations.
There are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of any Credit Party, threatened) against or involving any Credit Party or any Subsidiary of any Credit Party, except for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 3.15 of the Disclosure Letter, as of the Closing Date, (a) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Credit Party or any Subsidiary of any Credit Party, (b) no petition for certification or election of any such representative is existing or pending with respect to any employee of any Credit Party or any Subsidiary of any Credit Party and (c) no such representative has sought certification or recognition with respect to any employee of any Credit Party or any Subsidiary of any Credit Party.

3.16    Intellectual Property.
Each Credit Party and each Subsidiary of each Credit Party owns, or is licensed to use, all Intellectual Property necessary to conduct its business as currently conducted except for such Intellectual Property the failure of which to own or license would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. To the knowledge of each Credit Party, (a) the conduct and operations of the businesses of each Credit Party and each Subsidiary of each Credit Party do not infringe, misappropriate or dilute any Intellectual Property owned by any other Person and (b) no other Person has provided written notice to any Credit Party contesting any right, title or interest of any Credit Party or any Subsidiary of any Credit Party in, or relating to, any Material Intellectual Property (as defined in the Guaranty and Security Agreement.

3.17    Brokers' Fees; Transaction Fees.
Except for fees payable to Term Agent, the Term Lenders, the Revolving Agent and the Revolving Lenders and except as set forth on Schedule 3.17 of the Disclosure Letter, none of the Credit Parties or any of their respective Subsidiaries has any obligation to any Person in respect of any finder's, broker's or investment banker's fee in connection with the transactions contemplated hereby.

3.18    Insurance.
The Credit Parties have made available to the Term Agent (or its representatives) for its review all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Credit Party, including issuers, coverages and deductibles. Each of the Credit Parties and each of their respective Subsidiaries and their respective Properties are insured with insurance companies or associations which are not Affiliates of the Borrowers that the Borrowers believe (in the good faith judgment of its management) are financially sound and reputable at the time the relevant coverage are placed or renewed, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses of the same size and character as the business of the Credit Parties and, to the extent relevant, owning similar Properties in localities where such Person operates.

3.19    Ventures, Subsidiaries and Affiliates; Outstanding Stock.
Except as set forth in Schedule 3.19 of the Disclosure Letter, as of the Closing Date, no Credit Party and no Subsidiary of any Credit Party (a) has any Subsidiaries, or (b) is engaged in any joint venture or partnership with any other Person. All issued and outstanding Stock and Stock Equivalents of each of the Credit Parties and each of their respective Subsidiaries are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than (x) with respect to the Stock and Stock Equivalents of the Subsidiaries of the Borrower Representative pledged pursuant to the Collateral Documents, those in favor of the Term Agent, for the benefit of the Secured Parties and those in favor of the Revolving Agent and (y) with respect to the Stock and Stock Equivalents of any other Subsidiary of the Borrower Representative not pledged pursuant to the Collateral Documents, Permitted Liens. All such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities. All of the issued and outstanding Stock of each Credit Party (other than the Company), each Subsidiary of each Credit Party is owned by each of the Persons and in the amounts set forth in Schedule 3.19 of the Disclosure Letter. Except as set forth in Schedule 3.19 of the Disclosure Letter, there are no pre-emptive or other outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party may be required to issue, sell, repurchase or redeem any of its Stock or Stock Equivalents or any Stock or Stock Equivalents of its Subsidiaries. Set forth in Schedule 3.19 of the Disclosure Letter is a true and complete organizational chart of the Company and all of its Subsidiaries, which the Credit Parties shall update upon notice to the Term Agent promptly following the incorporation, organization or formation of any Subsidiary and promptly following the completion of any Permitted Acquisition.

3.20    Jurisdiction of Organization; Chief Executive Office.
Schedule 3.20 of the Disclosure Letter lists each Credit Party's jurisdiction of organization, legal name and organizational identification number, if any, and the location of such Credit Party's chief executive office or sole place of business, in each case as of the date hereof.

3.21    Locations of Inventory, Equipment and Books and Records.
Each Credit Party's inventory and equipment (other than inventory or equipment in transit or out for repair) and books and records concerning the Collateral are kept at the locations listed in Schedule 3.21 of the Disclosure Letter (which Schedule 3.21 of the Disclosure Letter shall be promptly updated by the Credit Parties upon notice to the Term Agent as permanent Collateral locations change).

3.22    Deposit Accounts and Other Accounts.
Schedule 3.22 of the Disclosure Letter lists all banks and other financial institutions at which any Credit Party maintains deposit or other accounts as of the Closing Date, and such Schedule correctly identifies the name and address of each depository, the name in which the account is held, a brief description of the purpose of the account, and the complete account number therefor.

3.23    Government Contracts.
Except as set forth in Schedule 3.23 of the Disclosure Letter, as of the Closing Date, no Credit Party is a party to any material contract or agreement with any Governmental Authority and no Credit Party's Accounts are subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727) or any similar state or local law.

3.24    Customer and Trade Relations.
As of the Closing Date and except as set forth on Schedule 3.24 of the Disclosure Letter, there exists no actual or, to the knowledge of any Credit Party, threatened termination or cancellation of, or any material adverse modification or change in (a) the business relationship of any Credit Party with any customer or group of customers whose purchases during the preceding 12 calendar months caused them to be ranked among the ten largest customers of such Credit Party or (b) the business relationship of any Credit Party with any supplier essential to its operations which is not otherwise readily replaceable.

3.25    Bonding.
Except as set forth in Schedule 3.25 of the Disclosure Letter, as of the Closing Date, no Credit Party is a party to or bound by any surety bond agreement, indemnification agreement in respect of any surety bond agreement or bonding requirement with respect to products or services sold by it (exclusive of product warranties in the Ordinary Course of Business).

3.26    Full Disclosure.
None of the representations or warranties made by any Credit Party or any of their Subsidiaries in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in each exhibit, report, statement or certificate furnished by or on behalf of any Credit Party or any of their Subsidiaries in connection with the Loan Documents (including the offering and disclosure materials, if any, delivered by or on behalf of any Credit Party to the Term Agent or the Term Lenders prior to the Closing Date), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading as of the time when made or delivered; provided, that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered, and if such projected financial information was delivered prior to the Closing Date, as of the Closing Date.

3.27    Foreign Assets Control Regulations and Anti-Money Laundering.
Each Credit Party and each Subsidiary of each Credit Party is in compliance in all material respects with all U.S. economic sanctions laws, Executive Orders and implementing regulations as promulgated by the U.S. Treasury Department's Office of Foreign Assets Control (“OFAC”), and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it. No Credit Party and no Subsidiary or Affiliate of a Credit Party (i) is a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions, (ii) is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person or (iii) is controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under U.S. law.

3.28    Patriot Act.
The Credit Parties, each of their Subsidiaries and each of their Affiliates are in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department and any other enabling legislation or executive order relating thereto, (b) the Patriot Act and (c) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations. No part of the proceeds of the Term Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

3.29    Leasehold Payments; Sales Taxes; Bailee Payments.
Each Credit Party has timely paid all sales taxes, all obligations under all leases of Real Estate on which is located Inventory that is included in the determination of the Term Loan Borrowing Base and all amounts payable to Inventory bailees (including all freight carriers, freight forwarders, customs brokers, non-vessel owning common carriers, shipping companies and warehousemen), except for those amounts contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the Credit Parties in accordance with GAAP.

3.30    Collateral Documents.
Except as otherwise contemplated hereby or under any other Loan Documents, the provisions of the Collateral Documents, together with such filings and other actions required to be taken hereby or by the applicable Collateral Documents, are effective to create in favor of the Term Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Permitted Liens) on all right, title and interest of the respective Credit Parties in the Collateral described therein.

3.31    Eligible In-Transit Inventory.
With respect to Eligible In-Transit Inventory, the Borrowers are in compliance with the terms and conditions of the Revolving Credit Agreement as they relate to Eligible In-Transit Inventory.

ARTICLE IV.
AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as the Term Loan or any other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied:
4.1    Financial Statements.
Each Credit Party shall maintain, and shall cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit the preparation of financial statements in conformity with GAAP (provided that monthly financial statements shall not be required to have footnote disclosures and are subject to normal year-end adjustments). The Borrowers shall deliver to the Term Agent (for distribution to each Term Lender) by Electronic Transmission:

(a)    as soon as available, but not later than ninety (90) days after the end of each Fiscal Year, a copy of the audited consolidated balance sheet of the Company as at the end of such year and the related consolidated statements of income or operations, shareholders' equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, and accompanied by the report of any “Big Four” or other nationally-recognized independent certified public accounting firm reasonably acceptable to the Term Agent which report shall (i) contain an unqualified opinion, stating that such consolidated financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years and (ii) not include any explanatory paragraph expressing substantial doubt as to going concern status; provided that the delivery within the time frame specified above of the Company's 10-K for such Fiscal Year (together with the Company's annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefore and filed with the SEC shall be deemed to satisfy the requirements of this Section 4.1(a); provided, further, that the Borrowers shall be deemed to have made such delivery if they have timely made such 10-K available on “EDGAR” and on the Company's home page on the worldwide web (as of the Closing Date located on www.furniturebrands.com) and shall have given the Term Agent prior notice of such availability on EDGAR and the Company's home page (“Electronic Delivery”);
(b)    as soon as available, but not later than forty-five (45) days after the end of each of the first three Fiscal Quarters of each year, a copy of the unaudited consolidated balance sheet of the Company, and the related consolidated statements of income, shareholders' equity and cash flows as of the end of such Fiscal Quarter and for the portion of the Fiscal Year then ended, all certified on behalf of the Borrowers by an appropriate Responsible Officer of the Borrower Representative as being complete and correct, in all material respects, and fairly presenting, in all material respects, in accordance with GAAP, the consolidated financial position and the results of operations of the Company, subject to normal year-end adjustments and absence of footnote disclosures; provided that delivery within the time period specified above of copies of the Company's Form 10-Q prepared in compliance with the requirements therefore and filed with the SEC shall be deemed to satisfy the requirements of this Section 4.1(b); provided, further, that the Company shall be deemed to have made such delivery of such Form 10-Q if it shall have made timely Electronic Delivery thereof; and
(c)    as soon as available, but not later than thirty (30) days after the end of each fiscal month of each year, a copy of the unaudited consolidated balance sheet of the Company, and the related consolidated statement of income, shareholders' equity and cash flows as of the end of such fiscal month and for the portion of the Fiscal Year then ended, all certified on behalf of the Borrowers by an appropriate Responsible Officer of the Borrower Representative as being complete and correct, in all material respects, and fairly presenting, in all material respects, in accordance with GAAP, the consolidated financial position and the results of operations of the Company, subject to normal year-end adjustments and absence of footnote disclosures.
4.2    Certificates; Other Information.
The Borrowers shall furnish to the Term Agent (for distribution to each Term Lender) by Electronic Transmission:

(a)    together with each delivery of financial statements pursuant to Sections 4.1(a) and 4.1(b), (i) a management discussion and analysis report, in reasonable detail, signed by the chief financial officer of the Borrower Representative, describing the operations and financial condition of the Credit Parties and their Subsidiaries for the Fiscal Quarter and the portion of the Fiscal Year then ended (or for the Fiscal Year then ended in the case of annual financial statements), and (ii) a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the most recent projections for the current Fiscal Year delivered pursuant to Section 4.2(k) and discussing the reasons for any significant variations;
(b)    concurrently with the delivery of the financial statements referred to in Sections 4.1(a), 4.1(b) and 4.1(c) above, a fully and properly completed Compliance Certificate, certified on behalf of the Borrowers by a Responsible Officer of the Borrower Representative;
(c)    promptly after the same are sent, copies of all financial statements and reports which any Credit Party sends to its shareholders or other equity holders, as applicable, generally and promptly after the same are filed, copies of all financial statements and regular, periodic or special reports which such Person may make to, or file with, the Securities and Exchange Commission or any successor or similar Governmental Authority, provided that, in each case, the Credit Parties shall be deemed to have made such delivery if it shall have made Electronic Delivery thereof;
(d)    as soon as available and in any event within (i) twenty-five (25) days (or, solely with respect to the monthly Borrowing Base Certificate to be delivered for the fiscal month of August 2012, on or before October 10, 2012) after the end of each fiscal month occurring prior to the six-month anniversary of the Closing Date, a Borrowing Base Certificate, certified on behalf of the Borrowers by a Responsible Officer of the Borrower Representative, setting forth the Revolving Borrowing Base and the Term Loan

Borrowing Base as at the end of the most-recently ended fiscal month and (ii) (A) seventeen (17) days after the end of each fiscal month occurring after the six-month anniversary of the Closing Date, a preliminary (for informational purposes only) borrowing base report which shall be in the form of a Borrowing Base Certificate (a “Preliminary Borrowing Base Report”) setting forth such preliminary information relating to the Revolving Borrowing Base and the Term Loan Borrowing Base as at the end of the most-recently ended fiscal month as mutually agreed with the Term Agent, and which information is certified on behalf of the Borrowers by a Responsible Officer of the Borrower Representative as being the Borrowers' best good faith estimate of the information set forth therein based on assumptions believed by the Borrowers to be fair and reasonable in light of circumstances (it being understood that the such information is based on preliminary information developed by the Borrowers and the information contained in the Borrowing Base Certificate for such period may differ from the information provided in such Preliminary Borrowing Base Report) and (B) twenty (20) days after the end of each fiscal month occurring after the six-month anniversary of the Closing Date, a final Borrowing Base Certificate, certified on behalf of the Borrowers by a Responsible Officer of the Borrower Representative, setting forth the Revolving Borrowing Base and the Term Loan Borrowing Base as at the end of the most-recently ended fiscal month; provided, however, that, (A) from and after any time Availability under the Revolving Credit Agreement shall be less than $25,000,000, and until the Borrowers shall be able to demonstrate daily Availability under the Revolving Credit Agreement of not less than $25,000,000 for each day for a period of forty-five (45) consecutive days thereafter or (B) if an Event of Default has occurred and is continuing, a Borrowing Base Certificate shall be delivered no less frequently than the third Business Day of each calendar week, certified on behalf of the Borrowers by a Responsible Officer of the Borrower Representative, setting forth the Revolving Borrowing Base and the Term Loan Borrowing Base as of the last day of the immediately preceding week;
(e)    concurrently with the delivery of each Borrowing Base Certificate prepared as of the end of each Fiscal Month (including, without limitation, any weekly Borrowing Base Certificate, prepared as of the end of the last week of each Fiscal Month), a summary of Inventory by location and type with a supporting perpetual Inventory report, a rent roll for all real estate leases related to Borrowing Base Real Estate under which any Credit Party is the lessor or sublessor, in each case accompanied by such supporting detail and documentation as shall be requested by the Term Agent in its reasonable discretion;
(f)    concurrently with the delivery of the Borrowing Base Certificate, a trial balance showing Accounts outstanding aged from invoice date and from due date as follows: 1 to 30 days, 31 to 60 days, 61 to 90 days, 91 to 120 days, 120 days to 150 days and 150 days or more accompanied by such supporting detail and documentation as shall be requested by the Term Agent in its reasonable discretion;
(g)    at any time the Borrowers are required to deliver a weekly Borrowing Base Certificate pursuant to Section 4.2(d), concurrently with the delivery of each weekly Borrowing Base Certificate prepared as of the end of any Fiscal Month, an aging of accounts payable accompanied by such supporting detail and documentation as shall be requested by the Term Agent in its reasonable discretion;

(h)    concurrently with the delivery of the Borrowing Base Certificate, or at such more frequent intervals as the Term Agent may request in its Permitted Discretion from time to time (in all cases, together with a copy of all or any part of such delivery requested by any Term Lender in writing after the Closing Date), collateral reports and information as requested by the Term Agent, including all additions and reductions (cash and non-cash) with respect to Accounts of the Credit Parties in each case accompanied by such supporting detail and documentation as shall be requested by the Term Agent in its Permitted Discretion, each of which shall be prepared by the Borrower Representative as of the last day of the relevant period (or if requested by the Term Agent, as soon as available but in any event not later than the date two (2) Business Days (or such later date as may be reasonably agreed to by the Term Agent, in the event any such information is not readily available to the Borrowers as of such date) after any such request);
(i)    to the Term Agent, at the time of delivery of each of the monthly financial statements delivered pursuant to Section 4.1(c):
(i)    a reconciliation of the most recent Borrowing Base Certificate, general ledger and month-end accounts receivable aging of each Borrower to such Borrower's general ledger and monthly financial statements delivered pursuant to Section 4.1(c), in each case, accompanied by such supporting detail and documentation as shall be requested by the Term Agent in its Permitted Discretion;
(ii)    a reconciliation of the perpetual inventory by location to the most recent Borrowing Base Certificate, general ledger and monthly financial statements delivered pursuant to Section 4.1(c), in each case, accompanied by such supporting detail and documentation as shall be requested by the Term Agent in its Permitted Discretion; and
(iii)    at any time the Borrowers are required to deliver a weekly Borrowing Base Certificate pursuant to Section 4.2(d), concurrently with the delivery of each weekly Borrowing Base Certificate prepared as of the end of any Fiscal Month, a reconciliation of the accounts payable aging to each Borrower's general ledger and monthly financial statements delivered pursuant to Section 4.1(c), in each case, accompanied by such supporting detail and documentation as shall be requested by the Term Agent in its Permitted Discretion; and
(iv)    a reconciliation of the accounts receivable aging to each Borrower's general ledger and monthly financial statements delivered pursuant to Section 4.1(c), in each case, accompanied by such supporting detail and documentation as shall be requested by the Term Agent in its Permitted Discretion.
(j)    at the time of delivery of each of the monthly, quarterly or annual financial statements delivered pursuant to Section 4.1, (i) a listing of all government contracts of each Borrower (or an update to the most recent listing of such contracts delivered previously pursuant to this clause (j)(i)) subject to the Federal Assignment of Claims Act of 1940 or any similar state or municipal law which are included in the determination of the Revolving Borrowing Base or the Term Loan Borrowing Base; and (ii) a list of any applications for the registration of any Patent, Trademark (and a list of any “intent to use” Trademark applications for which a registration has issued) or Copyright filed by any Credit Party with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in each case entered into or filed in the prior Fiscal Quarter;
(k)    as soon as available and in any event no later than sixty (60) days after the end of each Fiscal Year of the Borrowers, projections of the Credit Parties (and their Subsidiaries') consolidated financial performance for the forthcoming three Fiscal Years on a year by year basis, and for the forthcoming Fiscal Year on a month by month basis, which shall include projected Availability for the forthcoming Fiscal Year on a month by month basis;
(l)    promptly upon receipt thereof, copies of any reports submitted by the Borrowers' certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or internal control systems of any Credit Party made by such accountants, including any comment letters submitted by such accountants to management of any Credit Party in connection with their services;
(m)    promptly upon the consummation of the transactions relating to any Permitted Refinancing, copies certified by a Responsible Officer of the Borrower Representative as complete and correct of the documents relating to any Permitted Refinancing;
(n)    as soon as practicable, in any event at least three (3) Business Days prior thereto, any waiver, consent, amendment or permanent prepayment or permanent commitment reduction (and the amount thereof) pursuant to the Revolving Loan Documents;
(o)    promptly, (i) copies of all real estate leases related to Borrowing Base Real Estate entered into after the Closing Date under which any Credit Party is the lessor or sublessor, (ii) copies of all notices of default or termination of any real estate leases related to Borrowing Base Real Estate for which any Credit Party is the lessor or sublessor, (iii) copies of all sales or other disposition agreements with respect to any Borrowing Base Real Estate or Eligible Trade Names and (iv) copies of all agreements for the acquisition of Eligible Trade Names and Real Estate; and
(p)    promptly, such additional business, financial, perfection certificates and other information as the Term Agent may from time to time reasonably request in its Permitted Discretion.

4.3    Notices.
The Borrowers shall notify promptly the Term Agent of each of the following (and in no event later than three (3) Business Days (or, in the case of clauses (c), (d) or (e) below, five (5) Business Days) after a Responsible Officer becomes aware thereof):

(a)    the occurrence or existence of any Default or Event of Default;
(b)    any breach or non‑performance of, or any default under, any Contractual Obligation of any Credit Party or any Subsidiary of any Credit Party, or any violation of, or non-compliance with, any Requirement of Law, which would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, including a description of such breach, non-performance, default, violation or non-compliance and the steps, if any, such Person has taken, is taking or proposes to take in respect thereof;
(c)    any dispute, litigation, investigation, proceeding or suspension which may exist at any time between any Credit Party or any Subsidiary of any Credit Party and any Governmental Authority which would reasonably be expected to result, either individually or in the aggregate, in Liabilities in excess of $5,000,000;
(d)    the commencement of, or any material development in, any litigation or proceeding affecting any Credit Party or any Subsidiary of any Credit Party (i) in which the amount of damages claimed is $5,000,000 or more, (ii) in which injunctive or similar relief is sought and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect, or (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any other Loan Document;
(e)    (i) the receipt by any Credit Party of any notice of any material violation of or potential material liability or similar notice under Environmental Law, (ii)(A) unpermitted Releases, (B) the existence of any condition that could reasonably be expected to result in violations of or Liabilities under, any Environmental Law or (C) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, demand, dispute alleging a violation of or Liability under any Environmental Law which in the case of clauses (A), (B) and (C) above, in the aggregate for all such clauses, would reasonably be expected to result in Environmental Liabilities in excess of $5,000,000, (iii) the receipt by any Credit Party of notification that any Property of any Credit Party is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities and (iv) without limiting the provisions of Section 4.2(o), any proposed acquisition or lease of Real Estate, if such acquisition or lease would have a reasonable likelihood of resulting in Material Environmental Liabilities;
(f)    promptly, and in any event within ten (10) days, after any officer of any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice describing such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto, or (ii) promptly, and in any event within ten (10) days after any officer of any ERISA Affiliate knows or has reason to know that an ERISA Event will or has occurred, a notice describing such ERISA Event, and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notices received from or filed with the PBGC, IRS, Multiemployer Plan or other Benefit Plan pertaining thereto;
(g)    any Material Adverse Effect subsequent to the date of the most recent audited financial statements delivered to the Term Agent and the Term Lenders pursuant to this Agreement;
(h)    any material change in accounting policies or financial reporting practices by any Credit Party or any Subsidiary of any Credit Party;
(i)    any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving any Credit Party or any Subsidiary of any Credit Party if the same would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;
(j)    the creation, establishment or acquisition of any Subsidiary or the issuance by or to any Credit Party of any Stock or Stock Equivalent (other than any issuance by the Company of any Stock or Stock Equivalent);
(k)    (i) the creation, or filing with the IRS or any other Governmental Authority, of any Contractual Obligation or other document extending, or having the effect of extending, the period for assessment or collection of any income or franchise or other material taxes with respect to any Tax Affiliate, (ii) the creation of any Contractual Obligation of any Tax Affiliate, or the receipt of any request directed to any Tax Affiliate, to make any material adjustment under Section 481(a) of the Code, by reason of a change in accounting method or otherwise, (iii) any tax assessment for delinquent taxes against any Credit Party or any Subsidiary of any Credit Party (other than to the extent the aggregate amount of such tax assessments for delinquent taxes do not exceed $100,000 in the aggregate), (iv) the imposition or filing of any Lien in respect of taxes owed by any Credit Party or any Subsidiary of any Credit Party (other than to the extent the aggregate amount secured by such Liens would not exceed $100,000 in the aggregate), or (v) all tax liabilities, assessments and governmental charges or levies that are being contested by a Credit Party or any Subsidiary of any Credit Party (other than to the extent the aggregate amount of such liabilities, assessments and governmental charges or levies that are being contested do not exceed $100,000 in the aggregate) together with a summary of the amount which is being contested and a status of the proceedings under which such contest is being made;
(l)    any “default” or “event of default” under any Revolving Loan Documents; and
(m)    if the Accounts owing by any Account Debtor and its Affiliates to the Borrowers and their Subsidiaries exceed 10% (or 15% with respect to Account Debtors with a corporate debt rating of BBB by S&P or the equivalent by such other rating agency) of all Accounts owing by all Account Debtors as of any date.

Each notice pursuant to this Section 4.3 shall be in electronic form accompanied by a statement by a Responsible Officer of the Borrower Representative, on behalf of the Borrowers, setting forth details of the occurrence referred to therein, and stating what action the Borrowers or other Person proposes to take with respect thereto and at what time. Each notice under Section 4.3(a) shall describe with reasonable particularity any and all clauses or provisions of this Agreement or other Loan Document that have been breached or violated.
4.4    Preservation of Corporate Existence, Etc.
Each Credit Party shall, and shall cause each of its Subsidiaries to:

(a)    preserve and maintain in full force and effect its organizational existence and good standing under the laws of its jurisdiction of incorporation, organization or formation, as applicable, except as permitted by Section 5.3;
(b)    preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business except as permitted by Sections 5.2 and 5.3 and except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;
(c)    use its commercially reasonable efforts, in the Ordinary Course of Business, to preserve its business organization and preserve the goodwill and business of the customers, suppliers and others having material business relations with it;
(d)    unless otherwise agreed in writing by the Term Agent and the Required Lenders, preserve or renew all Eligible Trade Names and all other registered trademarks, trade names and service marks, in each case that are material to the Eligible Trade Names; and
(e)    conduct its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect and shall comply in all material respects with the terms of its IP Licenses.
4.5    Maintenance of Property.
Each Credit Party shall maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its Property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and shall make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.6    Insurance.
(a)    Each Credit Party shall, and shall cause each of its Subsidiaries to, (i) maintain or cause to be maintained in full force and effect all policies of insurance of any kind with respect to the Property and businesses of the Credit Parties and such Subsidiaries (including policies of fire, theft, product liability, public liability, Federal Flood Insurance or other Flood Insurance (if Federal Flood Insurance is not required by the last sentence of this Section 4.6(a)), property damage, other casualty, employee fidelity, workers' compensation, business interruption and employee health and welfare insurance) with insurance companies or associations (in each case, other than with respect to employee health and welfare insurance, that are not Affiliates of the Borrowers) that the Borrowers believe (in the good faith judgment of its management) are financially sound and reputable of a nature and providing such coverage as is sufficient and as is customarily carried by businesses of the size and character of the business of the Credit Parties (or with respect to Federal Flood Insurance or other Flood Insurance, in such amounts as required by the Term Lenders to comply with applicable Requirements of Law), and (ii) cause all such insurance relating to any Property or business of any Credit Party to name the Term Agent as additional insured or lenders loss payee as agent for the Term Lenders, as appropriate. Subject to the provisions of the Intercreditor Agreement, all policies of insurance on real and personal Property of the Credit Parties will contain an endorsement, in form and substance acceptable to the Term Agent, showing loss payable to the Term Agent (Form CP 1218 or equivalent and naming the Term Agent as lenders loss payee as agent for the Term Lenders) and extra expense and business interruption endorsements. Such endorsement, or an independent instrument furnished to the Term Agent, will provide that the insurance companies will give the Term Agent at least 45 days' prior written notice (or such shorter period as may be agreed to by the Term Agent) before any such policy or policies of insurance shall be altered or canceled and that no act or default of the Credit Parties or any other Person shall affect the right of the Term Agent to recover under such policy or policies of insurance in case of loss or damage. Subject to the provisions of the Intercreditor Agreement, each Credit Party shall direct all present and future insurers under its “All Risk” policies of property insurance to pay all proceeds payable thereunder directly to the Term Agent. If any insurance proceeds are paid by check, draft or other instrument payable to any Credit Party and the Term Agent jointly, the Term Agent may endorse such Credit Party's name thereon and do such other things as the Term Agent may deem advisable to reduce the same to cash. The Term Agent reserves the right at any time, upon review of each Credit Party's risk profile, to require additional forms and limits of insurance. Notwithstanding the requirement in subsection (i) above, Federal Flood Insurance shall not be required for (x) Real Estate not located in a Special Flood Hazard Area, or (y) Real Estate located in a Special Flood Hazard Area in a community that does not participate in the National Flood Insurance Program.
(b)    Unless the Credit Parties provide the Term Agent with evidence of the insurance coverage required by this Agreement (including, without limitation, Flood Insurance), the Term Agent may purchase insurance (including, without limitation, Flood Insurance) at the Credit Parties' expense to protect the Term Agent's and the Term Lenders' interests in the Credit Parties' and their Subsidiaries' properties, provided that the Term Agent shall endeavor to provide the Borrower Representative prior notice of any such action (it being understood and agreed that the failure to provide any such notice shall not result in any liability to the Term Agent or any Term Lender or invalidate any such action taken by the Term Agent). This insurance may, but need not, protect the Credit Parties' and their Subsidiaries' interests. The coverage that the Term Agent purchases may not pay any claim that any Credit Party or any Subsidiary of any Credit Party makes or any claim that is made against such Credit Party or any Subsidiary in connection with said Property. The Borrowers may later cancel any insurance purchased by the Term Agent, but only after providing the Term Agent with evidence that there has been obtained insurance as required by this Agreement. If the Term Agent purchases insurance, the Credit Parties will be responsible for the costs of that insurance, including interest and any other reasonable charges the Term Agent may impose in connection with the placement of insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance shall be added to the Obligations and shall bear interest at the default rate under Section 1.3(c), and shall be due and payable upon demand of the Term Agent or the Required Lenders. The costs of the insurance may be more than the cost of insurance the Credit Parties may be able to obtain on their own.
(c)    The Credit Parties appoint the Term Agent as their attorney-in-fact to settle or adjust all property damage claims under its property insurance policies; provided, that such power of attorney shall only be exercised so long as an Event of Default has occurred and is continuing or if the property claim exceeds $10,000,000, provided that, notwithstanding anything to the contrary contained in this clause (c), no settlement or adjustment of any property damage claim with respect to Borrowing Base Real Estate shall be made without the prior written consent of the Term Agent (such consent not to be unreasonably withheld). The Term Agent shall have no duty to exercise such power of attorney, but may do so at its discretion.
4.7    Payment of Obligations.
Each Credit Party shall, and shall cause each of its Subsidiaries to, pay, discharge and perform as the same shall become due and payable or required to be performed, all their respective obligations and liabilities (subject, in each case, to any applicable cure or grace period), including:

(a)    all federal and state income tax liabilities and material federal, state, local and foreign franchise and other tax liabilities bilities, assessments and governmental charges or levies upon it or its Property, unless (i) the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the filing or enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person; and (ii) the Borrower Representative shall have provided written notice of any such contest to the Term Agent in accordance with Section 4.3(k).
(b)    all lawful claims which, if unpaid, would by law become a Lien upon its Property unless (x) the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person or (y) the aggregate amount secured by such Liens would not exceed $100,000 in the aggregate;

(c)    all material Indebtedness, as and when due and payable, but subject to any subordination provisions contained herein, in any other Loan Documents and/or in any instrument or agreement evidencing such Indebtedness;
(d)    the performance of all obligations under any Contractual Obligation to such Credit Party or any of its Subsidiaries is bound, or to which it or any of its Property is subject, except where the failure to perform would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and
(e)    payments to the extent necessary to avoid the imposition of a Lien with respect to, or the involuntary termination of any underfunded Benefit Plan.
4.8    Compliance with Laws.
Each Credit Party shall, and shall cause each of its Subsidiaries to, comply with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business, except where the failure to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.9    Inspection of Property and Books and Records; Field Exams and Appraisals.
(a)    Each Credit Party shall maintain and shall cause each of its Subsidiaries to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Person. Each Credit Party shall, and shall cause each of its Subsidiaries to, provide access to its properties, books and records to the Term Agent and its Related Persons and shall reasonably cooperate with the Term Agent and any of its Related Persons in connection with any review or analysis of any such Person's business, financial condition, assets, prospects and results of operations.
(b)    Each Credit Party shall, and shall cause each of its Subsidiaries to, with respect to each owned, leased, or controlled property, during normal business hours and upon reasonable advance notice (unless an Event of Default shall have occurred and be continuing, in which event no notice shall be required and the Term Agent shall have access at any and all times during the continuance thereof) (a) provide access to such property to the Term Agent and any of its Related Persons, as frequently as the Term Agent determines to be appropriate; and (b) permit the Term Agent and any of its Related Persons (who may be accompanied by any Term Lender, at the expense of such Term Lender) to conduct field examinations, audit, inspect and make extracts and copies (or take originals if reasonably necessary) from all of such Credit Party's books and records, and evaluate and make physical verifications of the Collateral in any manner and through any medium that the Term Agent considers advisable, in each instance, at the Credit Parties' expense; provided that, so long as the Revolving Agent delivers copies of all field examinations (including drafts thereof) conducted by or on behalf of the Revolving Agent under the Revolving Loan Documents to the Term Agent promptly upon receipt thereof by the Revolving Agent, the Term Agent shall rely on such field examinations and shall not conduct any additional field examinations.

(c)    Upon the Term Agent's request from time to time, the Credit Parties shall permit and enable the Term Agent to obtain appraisals in form and substance and from appraisers reasonably satisfactory to the Term Agent stating (i) the then Net Orderly Liquidation Value, or such other value as determined by the Term Agent, of all or any portion of the Inventory of any Credit Party or any Subsidiary of any Credit Party, provided that, so long as the Revolving Agent delivers copies of all Inventory appraisals conducted by or on behalf of the Revolving Agent under the Revolving Loan Documents to the Term Agent promptly upon receipt thereof by the Revolving Agent, which appraisals are conducted by third party appraisers using a methodology in each case reasonably acceptable to the Term Agent, the Term Agent shall rely on such Inventory appraisals and shall not conduct any additional Inventory appraisals, and (ii) the Net Forced Liquidation Value of any Term Loan Priority Collateral, including, without limitation, any Borrowing Base Real Estate or Eligible Trade Names, provided, that notwithstanding any provision herein to the contrary, the Borrowers shall only be obligated to reimburse the Term Agent for the expenses of such appraisals occurring (A) up to one (1) time in any twelve (12) consecutive month period, in the event that (I) no Default or Event of Default has occurred and is continuing and (II) Availability shall not have been less than $40,000,000 for five (5) consecutive Business Days during such twelve consecutive month period, and (B) up to two (2) times in any twelve consecutive month period, in the event that Availability shall have been less than $40,000,000 for five (5) consecutive Business Days during such twelve consecutive month period (it being understood and agreed that (x) there shall be no limit on the number of appraisals of any Term Loan Priority Collateral (including any Borrowing Base Real Estate or Eligible Trade Names) during the occurrence and continuance of a Default or Event of Default and all such appraisals shall be at the sole cost and expense of the Credit Parties and (y) the foregoing limitations shall not apply to any appraisal conducted by the Term Agent (at the cost and expense of the Term Lenders))
4.10    Use of Proceeds.
The Borrowers shall use the proceeds of the Term Loan solely as follows: (a) to refinance on the Closing Date, Prior Indebtedness, including any costs and expenses associated therewith, (b) to pay costs and expenses required to be paid pursuant to Section 2.1 and to pay fees, costs and expenses in connection with the transactions contemplated hereby on the Closing Date and (c) for working capital and other general corporate purposes, in each case, not in contravention of any Requirement of Law and not in violation of this Agreement.

4.11    Cash Management Systems.
(a)    Each Credit Party shall enter into, and cause each depository, securities intermediary or commodities intermediary to enter into, Control Agreements providing for “springing” cash dominion with respect to each Control Account (including, without limitation, all lockbox or similar arrangements) maintained by such Person. Notwithstanding anything to the contrary contained in this Section 4.11, until the date that is 90 days (that the Term Agent may extend in its sole discretion) after the Closing Date (or at the request of the Term Agent if an Event of Default has occurred and is continuing), (a) Credit Parties shall not be required to obtain Control Agreements with respect to Control Accounts and (b) the Credit Parties shall be permitted to maintain their cash management structure as in effect on the Closing Date.
(b)    Except as provided in Section 1.6(b) hereof, each Credit Party shall cause all proceeds of Term Loan Priority Collateral to be segregated from all other cash and Cash Equivalents and deposited solely into the Term Loan Priority Account; provided that, unless an Event of Default has occurred and is continuing, such proceeds shall be immediately available for use by the Credit Parties, subject to compliance with the other terms and conditions of the Loan Documents; and provided further than the Credit Parties shall have a period, not to exceed sixty (60) days following the Closing Date, to cause royalty payments owing to the Credit Parties which are currently deposited in a lockbox account at PNC Bank, National Association, to be deposited into the Term Loan Priority Collateral Account and to instruct any such Person making such royalty payments to transfer such payments to the Term Loan Priority Account. In addition, each Credit Party shall (i) instruct each Account Debtor or other Person obligated to make a payment to any of them under any Account to make payment, or to continue to make payment, to a Control Account, (ii) deposit in a Control Account promptly upon receipt all cash receipts, checks and other collections received by any Credit Party from any other Person not constituting Term Loan Priority Collateral, and (iii) instruct each depository institution for each deposit account to cause all amounts on deposit and available at the close of each Business Day in such deposit account which do not constitute Term Loan Priority Collateral to be swept to one of the Credit Parties' concentration accounts (which shall be a Control Account) no less frequently than on a daily basis, such instructions to be irrevocable unless otherwise agreed to by the Term Agent; and
(c)    Each Control Agreement shall provide, among other things, that (i) the depository, securities intermediary or commodities intermediary executing such agreement has no rights of setoff or recoupment or any other claim against such account, other than for payment of its service fees and other charges directly related to the administration of such account and for returned checks or other items of payment (except as the Term Agent (or the Revolving Agent, as agent for the Term Agent under the Intercreditor Agreement) may otherwise agree in writing), and (ii) from and after the receipt of a notice (an “Activation Notice”) from the Term Agent (or the Revolving Agent, as agent for the Term Agent under the Intercreditor Agreement) (which Activation Notice may be furnished only during the continuance of an Event of Default), without any further action or consent by any Credit Party (A) the applicable depository institution, securities intermediary and commodities intermediary shall comply solely with the instructions of the Term Agent (or the Revolving Agent, as agent for the Term Agent under the Intercreditor Agreement) with respect to the disposition and transfer of assets from the applicable account and (B) with respect to each Control Agreement for a deposit account, all available cash balances and cash receipts of each such deposit account shall be swept no less frequently than once per Business Day into the Collection Account or another Control Account which is swept daily into the Collection Account; provided that to the extent not deposited directly into the Term Loan Priority Account, as required herein, all amounts which constitute proceeds of Term Loan Priority Collateral shall be swept no less frequently than once per Business Day into a Term Loan Priority Account. Each Credit Party agrees that it will not cause proceeds of any Control Account or Term Loan Priority Account to be otherwise redirected.
(d)    All amounts deposited in any Term Loan Priority Account shall be deemed received by the Term Agent in accordance with Section 1.8(a) and shall be applied (and allocated) by the Term Agent in accordance with Section 1.8(c)(i) or Section 1.8(c)(ii), as the case may be. In no event shall any amount be so applied unless and until such amount shall have been credited in immediately available funds to such Term Loan Priority Account.
(e)    The Credit Parties may amend Schedule 3.22 of the Disclosure Letter to add or replace any deposit account or other account; provided, that (i) the Term Agent shall have consented in writing (such consent not be unreasonably withheld) in advance to the opening of such account with the relevant depository, securities intermediary or commodities intermediary and (ii) with respect to any additional or replacement Control Account, securities account, or commodities account, except as the Term Agent may otherwise agree in writing, prior to the time of the opening of such account, the applicable Credit Party and the applicable depository, securities intermediary or commodities intermediary shall have executed and delivered to the Term Agent a Control Agreement.
(f)    The Credit Parties shall use commercially reasonable efforts to close any of their respective accounts (and establish replacement accounts in accordance with clause (e) hereof) promptly and in any event within ninety (90) days following notice from the Term Agent that the creditworthiness of any bank holding an account is no longer acceptable in the Term Agent's Permitted Discretion.
(g)    The Credit Parties shall not maintain cash on deposit in disbursement accounts in excess of outstanding checks and wire transfers payable from such accounts and amounts necessary to meet minimum balance requirements.
(h)    So long as no Event of Default is continuing, the Credit Parties may direct, and shall have sole control over, the manner of disposition of funds in each Control Account.
(i)    Each Credit Party shall cause (i) all payments received by them (including, without limitation, all cash, checks, drafts or other similar items of payment) to be deposited into a Control Account or Local Deposit Account within one (1) Business Day after the receipt thereof and (ii) all funds in local deposit accounts (other than, for the avoidance of any doubt, deminimus amounts excluded pursuant to the definition of Control Account) which do not constitute Control Accounts (“Local Deposit Accounts”) to be transferred on a daily basis to a Control Account that is subject to a Control

Agreement; provided that, except as provided in Section 1.6(b) hereof, all proceeds of Term Loan Priority Collateral shall be deposited only in the Term Loan Priority Accounts.
(j)    Schedule 4.11(k) of the Disclosure Letter contains a list describing, as of the Closing Date, all arrangements between a Credit Party and a credit card processor or issuer. On or prior to the date that is 90 days (which the Term Agent may extend in its sole discretion) after the Closing Date (or at the request of the Term Agent if an Event of Default has occurred and is continuing), each Credit Party will deliver to the Term Agent notifications (each, a “Credit Card Notification”) in the form and substance reasonably satisfactory to the Term Agent which have been executed on behalf of the applicable Credit Party and addressed to such Credit Party's credit card clearinghouses and processors and/or issuers listed on Schedule 4.11(k) of the Disclosure Letter and for each new credit card clearinghouse and processor and/or issuer after the Closing Date, which Credit Card Notifications shall require the ACH or wire transfer on each Business Day of the cash proceeds of all credit card charges to a Control Account. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly, to deposit any proceeds of any Collateral, other than proceeds of credit card receivables processed by Fifth Third Bank into any deposit account maintained by a Credit Party or any of its Subsidiaries at Fifth Third Bank.
(k)    Each of the Credit Parties agrees that all payments received by them (including, without limitation, all cash, checks, drafts or other similar items of payment) in any deposit account over which Sage Payment Solutions has a security interest shall be swept into a deposit account over which Sage Payment Solutions does not have a security interest within one (1) Business Day after the receipt thereof.
4.12    Landlord Agreements.
Each Credit Party shall use commercially reasonable efforts to obtain a landlord agreement or bailee or mortgagee waivers, as applicable, from the lessor of each leased property, bailee in possession of any Collateral or mortgagee of any owned property with respect to each location where any Collateral is stored or located, which agreement shall be reasonably satisfactory in form and substance to the Term Agent.

4.13    Further Assurances.
(a)    Each Credit Party shall ensure that all written information, exhibits and reports furnished to the Term Agent or the Term Lenders do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not materially misleading in light of the circumstances in which made, and will promptly disclose to the Term Agent and the Term Lenders and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement or recordation thereof.
(b)    Promptly upon request by the Term Agent, the Credit Parties shall (and, subject to the limitations hereinafter set forth, shall cause each of their Subsidiaries to) take such additional actions and execute such documents as the Term Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Collateral Documents any of the Properties, rights or interests covered by any of the Collateral Documents, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document. Without limiting the generality of the foregoing and except as otherwise approved in writing by the Required Lenders, the Credit Parties shall cause each of their Domestic Subsidiaries (other than Excluded Subsidiaries) to guaranty the Obligations and to cause each such Subsidiary to grant to the Term Agent, for the benefit of the Secured Parties, a security interest in, subject to the limitations hereinafter set forth, all of such Subsidiary's Property to secure such guaranty. Furthermore and except as otherwise approved in writing by the Required Lenders, each Credit Party shall, and shall cause each of its Domestic Subsidiaries (other than Domestic Subsidiaries owned indirectly through a Foreign Subsidiary) to, pledge all of the Stock and Stock Equivalents of each of its Domestic Subsidiaries (other than Domestic Subsidiaries owned indirectly through a Foreign Subsidiary) and First Tier Foreign Subsidiaries (provided that with respect to any First Tier Foreign Subsidiary, such pledge shall be limited to sixty-five percent (65%) of such Foreign Subsidiary's outstanding voting Stock and Stock Equivalents and one hundred percent (100%) of such Foreign Subsidiary's outstanding non-voting Stock and Stock Equivalents), in each instance, to the Term Agent, for the benefit of the Secured Parties, to secure the Obligations. In connection with each pledge of Stock and Stock Equivalents, the Credit Parties shall deliver, or cause to be delivered, to Term Agent, stock certificates and irrevocable proxies and stock powers and/or assignments, as applicable, duly executed in blank. In the event any Credit Party or any Domestic Subsidiary (other than Domestic Subsidiaries owned indirectly through a Foreign Subsidiary) of any Credit Party acquires any Real Estate, within sixty (60) days following such acquisition, such Person shall execute and/or deliver, or cause to be executed and/or delivered, to the Term Agent, a fully executed Mortgage, in form and substance reasonably satisfactory to the Term Agent, together with (unless such Real Estate is Non-Borrowing Base Real Estate), an appraisal, Flood Insurance as required by Section 4.6(a), an A.L.T.A. lender's title insurance policy issued by a title insurer reasonably satisfactory to the Term Agent, in form and substance and in an amount reasonably satisfactory to the Term Agent insuring that the Mortgage is a valid and enforceable first priority Lien on the respective property, free and clear of all defects, encumbrances and Liens (other than Permitted Liens), then current A.L.T.A. surveys, certified to the Term Agent by a licensed surveyor sufficient to allow the issuer of the lender's title insurance policy to issue such policy without a survey exception and an environmental site assessment prepared by a qualified firm reasonably acceptable to the Term Agent, in form and substance satisfactory to the Term Agent. In addition to the obligations set forth in Sections 4.6(a) and this 4.13(b), the Credit Parties shall satisfy the Federal Flood Insurance requirements of Section 4.6(a). Notwithstanding anything to the contrary contained herein, all assets of a Credit Party or any Subsidiary of any Credit Party that secures or is otherwise pledged as collateral security for any Revolving Loan Obligations shall be at all times subject to a security interest in favor of the Term Agent, for the benefit of the Secured Parties.

4.14    Environmental Matters.
Each Credit Party shall, and shall cause each of its Subsidiaries to, comply with, and maintain its Real Estate, whether owned, leased, subleased or otherwise operated or occupied, in compliance with, all applicable Environmental Laws (including by implementing any Remedial Action necessary to achieve such compliance) or that is required by orders and directives of any Governmental Authority except where the failure to comply would not reasonably be expected to, individually or in the aggregate, result in a Material Environmental Liability. Without limiting the foregoing, if an Event of Default is continuing or if the Term Agent at any time has a reasonable basis to believe that there exist violations of Environmental Laws by any Credit Party or any Subsidiary of any Credit Party or that there exist any Environmental Liabilities, then each Credit Party shall, promptly upon receipt of written request from the Term Agent, cause the performance of, and allow the Term Agent and its Related Persons access to such Real Estate for the purpose of conducting, such environmental audits and assessments, solely to the extent necessary to determine the extent of such Event of Default, violations or Environmental Liabilities, including subsurface sampling of soil and groundwater, and cause the preparation of such reports, in each case as the Term Agent may from time to time reasonably request. Such audits, assessments and reports, to the extent not conducted by the Term Agent or any of its Related Persons, shall be conducted and prepared by reputable environmental consulting firms reasonably acceptable to the Term Agent and shall be in form and substance reasonably acceptable to the Term Agent.

4.15    Leases.
Each Credit Party shall, and shall cause each Subsidiary to, make all payments and otherwise perform all obligations in respect of all leases of Real Estate and warehouse facilities where any material Collateral is located, keep such leases in full force and effect and not allow such leases to lapse or be terminated, notify the Term Agent of any default by any party with respect to such leases and cooperate with the Term Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, (i) for those amounts contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the Credit Parties in accordance with GAAP or (ii) for any lease that is terminated at its stated termination date or is terminated prior to its stated termination date by mutual agreement between the lessor and the applicable Credit Party, in each case, so long as any Inventory or other material Collateral has been removed from such location.

4.16    Post-Closing Covenant.
Each Credit Party, as applicable, shall execute and deliver the documents and complete the tasks set forth on Schedule 4.16 of the Disclosure Letter, in each case within the time limits specified on such Schedule (or such later times as determined by the Term Agent).

ARTICLE V.
NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as the Term Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied:
5.1    Limitation on Liens.
No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a)    any Lien existing on the Property of a Credit Party or a Subsidiary of a Credit Party on the Closing Date and set forth in Schedule 5.1 of the Disclosure Letter, including replacement Liens on the Property currently subject to such Liens securing Indebtedness permitted by Section 5.5(c);
(b)    any Lien created under any Loan Document;
(c)    Customary Permitted Encumbrances;
(d)    Liens on fixed or capital assets acquired, constructed or improved by the Borrowers or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 5.5(d), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of such Borrower or Subsidiary or any other Borrower or Subsidiary;
(e)    any Lien existing on any property or asset (other than assets of the type included in the Term Loan Borrowing Base) prior to the acquisition thereof by the Borrowers or any Subsidiary or existing on any property or asset (other than assets of the type included in the Term Loan Borrowing Base) of any Person that becomes a Credit Party after the date hereof prior to the time such Person becomes a Credit Party; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Credit Party, as the case may be, (ii) such Lien shall not apply to any other property or assets of such Person becoming a Credit Party and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Credit Party, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(f)    any interest or title of a lessor or sublessor under any lease not prohibited by this Agreement;
(g)    Liens arising from the filing of precautionary uniform commercial code financing statements with respect to any lease not prohibited by this Agreement;
(h)    non-exclusive licenses and sublicenses granted by a Credit Party and leases or subleases (by a Credit Party as lessor or sublessor) to third parties in the Ordinary Course of Business not interfering with the business of the Credit Parties or any of their Subsidiaries, and with respect to any license or sublicenses entered into after the Closing Date, the Borrowers shall use commercially reasonable efforts to include language that expressly provides that the Intellectual Property that is the subject of such license or sublicense is subject to the Term Agent's Lien;
(i)    Liens in favor of collecting banks arising by operation of law under Section 4-210 of the Uniform Commercial Code or, with respect to collecting banks located in the State of New York, under 4-208 of the Uniform Commercial Code;
(j)    Liens (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law encumbering deposits;
(k)    Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business;
(l)    Liens arising out of sale and leaseback transactions permitted by Section 5.18 and other Indebtedness permitted under Section 5.5(h); provided, that in no event shall any such Liens encumber the Collateral (for the avoidance of doubt, excluding the property which is the subject of such sale and leaseback transaction);
(m)    Liens granted by a Subsidiary that is not a Credit Party in favor of a Borrower or another Credit Party in respect of Indebtedness owed by such Subsidiary; and
(n)    Liens securing Indebtedness permitted pursuant to Section 5.5(k) relating to the Revolving Loan Documents; provided that such Liens are subject to, and have the priority set forth in, the Intercreditor Agreement in all respects;
Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 5.1 may at any time attach to any Credit Party's (1) Accounts, other than those permitted under clause (a) of the definition of Customary Permitted Encumbrances and clauses (b) and (n) above, (2) Inventory, other than those permitted under clause (a) or (b) of the definition of Customary Permitted Encumbrances and clauses (b) and (n) above, (3) Stock and Stock Equivalents in any Subsidiary, other than those permitted under clauses (b) and (n) above, (4) Borrowing Base Real Estate and Eligible Trade Names other than those permitted under clauses (b) and (n) above.

5.2    Disposition of Assets.
No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any Property (including the Stock of any Subsidiary of any Credit Party, whether in a public or a private offering or otherwise, and accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

(a)    dispositions of inventory, or worn-out, obsolete or surplus equipment or property, all in the Ordinary Course of Business;
(b)    sales, transfers, leases and other dispositions to any Borrower or any Subsidiary, provided that any such sales, transfers, leases or other dispositions involving a Subsidiary that is not a Credit Party shall be made in compliance with Section 5.6;
(c)    sales, transfers and dispositions of accounts receivable in connection with the compromise, settlement or collection thereof;
(d)    sales, transfers and dispositions of Investments permitted by clauses (j) and (l) of Section 5.4;
(e)    sale and leaseback transactions permitted by Section 5.18;
(f)    dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Borrower or any Subsidiary;
(g)    (i) dispositions of Cash Equivalents in the Ordinary Course of Business made to a Person that is not an Affiliate of any Credit Party and (ii) conversions of Cash Equivalents into cash or other Cash Equivalents;
(h)    transactions permitted under Section 5.1(h);
(i)    dispositions of those assets set forth on Schedule 5.2(i) of the Disclosure Letter and of Non-Borrowing Base Real Estate provided that (i) no Event of Default shall exist or shall result from such disposition, (ii) any such disposition shall not include any Accounts or Inventory of any Credit Party, and (iii) the Net Proceeds of such disposition are applied in accordance with Section 1.6;
(j)    dispositions constituting a Permitted Inventory Liquidation; provided that (i) no Default or Event of Default shall exist or shall result from such disposition; (ii) the Net Proceeds of such disposition are applied in accordance with Section 1.6;
(k)    sales, transfers and other dispositions of assets (other than of (i) the Stock of any Subsidiary of any Credit Party unless all of such Stock of a Subsidiary is sold (in which case the sale of all such Stock shall be subject to the provisions of the proviso hereto), or (ii) any Accounts, Inventory, Real Estate or Intellectual Property of

any Credit Party) that are not permitted by any other clause of this Section 5.2, provided that (i) such sale, transfer and other disposition is made for fair market value, (ii) the aggregate fair market value (based on an arm's-length transaction) of all assets sold, transferred or otherwise disposed of in reliance upon this Section 5.2(k), together with the aggregate fair market value of all assets in connection with sale and leaseback transactions permitted under Section 5.18 hereof, shall not exceed $10,000,000 during any Fiscal Year of the Company or $30,000,000 over the term of this Agreement, (iii) no sale, transfer or other disposition of a Specified Asset shall be permitted by this Section 5.2(k) without the consent of the Required Lenders, (iv) at the time of any disposition, no Default or Event of Default shall exist or shall result from such disposition and (v) the mandatory prepayment in the amount of the Net Proceeds of such disposition is made if and to the extent required by Section 1.8;
(l)    notwithstanding anything to the contrary contained in clause (k) above, sales, transfers or other dispositions of Eligible Trade Names or related Intellectual Property so long as the cash consideration received for such sale, transfer or disposition is at least equal to the Net Forced Liquidation Value of such Eligible Trade Names or related Intellectual Property;
(m)    sales, transfers or other dispositions of Borrowing Base Real Estate so long as the cash consideration received for such sale, transfer or disposition is at least equal to the amounts set forth on Schedule 5.2 of the Disclosure Letter provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clauses (c) and (f) above) shall be made for fair value and (other than those permitted by clause (a) (solely with respect to Inventory in the Ordinary Course of Business)) for at least 75% cash consideration.
5.3    Consolidations and Mergers.
No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except upon not less than five (5) Business Days prior written notice to the Term Agent, (i) any Subsidiary of a Borrower may merge with, or dissolve or liquidate into, a Borrower or a Wholly-Owned Subsidiary of a Borrower which is a Domestic Subsidiary, provided that such Borrower or such Wholly-Owned Subsidiary which is a Domestic Subsidiary shall be the continuing or surviving entity and all actions required to maintain perfected Liens on the Stock of the surviving entity and other Collateral in favor of the Term Agent shall have been completed, (ii) any Foreign Subsidiary may merge with or dissolve or liquidate into another Foreign Subsidiary provided if a First Tier Foreign Subsidiary is a constituent entity in such merger, dissolution or liquidation, such First Tier Foreign Subsidiary shall be the continuing or surviving entity and (iii) any Excluded Subsidiary may liquidate or dissolve if the Borrower Representative determines in good faith that such liquidation or dissolution is in the best interests of any Borrower and is not materially disadvantageous to the Term Lenders.

5.4    Acquisitions; Loans and Investments.
No Credit Party shall and no Credit Party shall suffer or permit any of its Subsidiaries to (i) purchase or acquire, or make any commitment to purchase or acquire any Stock or Stock Equivalents, or any obligations or other securities of, or any interest in, any Person, including the establishment or creation of a Subsidiary, or (ii) make or commit to make any Acquisitions, or any other acquisition of all or substantially all of the assets of another Person, or of any business or division of any Person, including without limitation, by way of merger, consolidation or other combination or (iii) make or purchase, or commit to make or purchase, any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including a Borrower, any Affiliate of a Borrower or any Subsidiary of a Borrower (the items described in clauses (i), (ii) and (iii) are referred to as “Investments”), except for:

(a)    Investments in cash and Cash Equivalents, subject to Control Agreements in favor of the Term Agent (or the Revolving Agent as agent for the Term Agent under the Intercreditor Agreement) for the benefit of the Secured Parties or otherwise subject to a perfected security interest in favor of the Term Agent for the benefit of the Secured Parties;
(b)    Investments acquired in connection with the settlement of delinquent Accounts in the Ordinary Course of Business or in connection with the bankruptcy or reorganization of suppliers or customers;
(c)    Investments existing on the Closing Date and set forth in Schedule 5.4 of the Disclosure Letter;
(d)    loans or advances to employees permitted under Section 5.6;
(e)    Permitted Acquisitions; provided that (i) no Default or Event of Default exists or would result from the making of such Permitted Acquisition; (ii) the cash consideration used to fund such Permitted Acquisition pursuant to this Section 5.4(e) consists solely of (A) the proceeds from the issuance of Stock and Stock Equivalents (so long as the Company has issued such Stock and Stock Equivalents (subject to the Term Agent's receipt of written notice from the Company with respect to such issuance not more than 30 days thereafter) not earlier than three months prior to the applicable Permitted Acquisition); (B) the proceeds of Indebtedness permitted by Section 5.5(i) incurred concurrently with the applicable Permitted Acquisition; and (C) so long as the Payment Conditions are satisfied, cash on hand (including proceeds of Revolving Loans under the Revolving Credit Agreement); (iii) non-cash consideration for such Permitted Acquisition consists solely of (x) Stock in the Company or (y) Indebtedness permitted to be assumed by Section 5.5(g); (v) each of the conditions set forth in the definition of “Permitted Acquisition” are satisfied; (vi) at the time of any such Permitted Acquisition involving the creation or acquisition of a Subsidiary, or the acquisition of Stock of any Person, the Company and its Subsidiaries shall have complied with Section 4.13 and (vii) at least ten (10) Business Days prior to the making of any Permitted Acquisition, the Borrowers shall deliver to the Term Agent a certificate of a Responsible Officer of the Borrowers which (A) shall describe in reasonable detail the principal terms and conditions of such Permitted Acquisition and (B) certify that the conditions contained in this Section 5.4(e) are satisfied (together with computations in reasonable detail reflecting the same);
(f)    Investments by the Borrowers and the Subsidiaries in Stock and Stock Equivalents in their respective Subsidiaries, provided that (i) if such Investment is made by a Credit Party in the Stock and Stock Equivalents of a Subsidiary that is not a Credit Party, no Event of Default exists or would result from the making of such Investment, (ii) at no time shall the Restricted Amount exceed $25,000,000 (excluding the amount of investments funded by the issuance of Stock and Stock Equivalents by the Company (subject to the Term Agent's receipt of written notice from the Company with respect to such issuance not more than 30 days thereafter) not earlier than three months prior to the applicable investment) and (iii) not more than $15,000,000 of the Restricted Amount may be expended in any Fiscal Year;
(g)    loans or advances made by any Borrower to any Subsidiary or made by any Subsidiary to any other Borrower or any other Subsidiary, provided that (i) if such loans and advances are made by a Credit Party to a Subsidiary which is not Credit Party, no Event of Default exists or would result from the making of such Investment, (ii) any such loans or advances made by a Credit Party shall be evidenced by a promissory note pledged pursuant to the Guaranty and Security Agreement, (iii) at no time shall the Restricted Amount exceed $25,000,000 (excluding the amount of loans and advances funded by the issuance of Stock and Stock Equivalents by the Company (subject to the Term Agent's receipt of written notice from the Company with respect to such issuance not more than 30 days thereafter) not earlier than three months prior to the applicable loan or advance) and (iv) not more than $15,000,000 of the Restricted Amount may be expended in any Fiscal Year;
(h)    Guarantees constituting Contingent Obligations permitted by Section 5.9; provided that (i) if such Guarantee is by a Credit Party of Indebtedness of a Subsidiary which is not a Credit Party, no Event of Default exists at the time of entering into such Guarantee or would result from the making of such Guarantee, (ii) at no time shall the Restricted Amount exceed $25,000,000 and (iii) not more than $15,000,000 of the Restricted Amount may be expended in any Fiscal Year;
(i)    Investments in the form of Rate Contracts permitted by Section 5.9(e);
(j)    Investments of any Person existing at the time such Person becomes a Subsidiary of a Borrower or consolidates or merges with a Borrower or any of the Subsidiaries (including in connection with a Permitted Acquisition) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;
(k)    Investments received in connection with the dispositions of assets permitted by Section 5.2; and
(l)    Investments constituting deposits described in clauses (c) and (d) of the definition of the term “Customary Permitted Encumbrances”.

5.5    Limitation on Indebtedness. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, create, incur, assume, permit to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(a)    the Obligations;
(b)    Indebtedness consisting of Contingent Obligations described in clause (j) of the definition of Indebtedness and permitted pursuant to Section 5.9;
(c)    Indebtedness existing on the Closing Date and set forth in Schedule 5.5 of the Disclosure Letter including Permitted Refinancings thereof;
(d)    Indebtedness of any Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and Permitted Refinancings thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this Section 5.5(d) together with the aggregate principal amount of Indebtedness permitted by Section 5.5(g) below shall not exceed $50,000,000 at any time outstanding;
(e)    Indebtedness of any Borrower to any other Borrower, of any Borrower to any Subsidiary and of any Subsidiary to any Borrower or any other Subsidiary, provided that (i) Indebtedness of any Subsidiary that is not a Credit Party to any Borrower or any Subsidiary that is a Credit Party shall be subject to Section 5.4 and (ii) Indebtedness of any Borrower to any Subsidiary that is not a Borrower and Indebtedness of any Subsidiary that is a Credit Party to any Subsidiary that is not a Credit Party shall be subordinated to the Obligations on terms reasonably satisfactory to the Term Agent;
(f)    Indebtedness owed to any person providing workers' compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such person, in each case incurred in the Ordinary Course of Business;
(g)    Indebtedness of a Subsidiary existing at the time of acquisition thereof by the Company or a Subsidiary not to exceed $50,000,000 at the time of such acquisition (or Indebtedness assumed at the time of an acquisition of an asset that is subject to a Lien securing such Indebtedness), and Permitted Refinancings thereof, provided that (i) such Indebtedness was not incurred in connection with, or in contemplation of, such acquisition, (ii) any Lien securing such Indebtedness is permitted under Section 5.1(e); and (iii) the aggregate principal amount of Indebtedness permitted by this Section 5.5(g) together with the aggregate principal amount of Indebtedness permitted by Section 5.5(d) above shall not exceed $50,000,000 at any time outstanding;

(h)    Indebtedness pursuant to sale and leaseback transactions permitted by Section 5.18;
(i)    other Indebtedness incurred in connection with Permitted Acquisitions not to exceed $50,000,000 in the aggregate outstanding at any time;
(j)    other unsecured Indebtedness owing to Persons that are not Affiliates of the Credit Parties not exceeding $50,000,000 in the aggregate at any time outstanding; and
(k)    Indebtedness under the Revolving Loan Documents in an aggregate principal amount not to exceed $250,000,000 minus the aggregate amount of principal repayments made in respect thereof which are accompanied by reductions in the Aggregate Revolving Loan Commitments (as defined in the Revolving Credit Agreement) thereunder, and including Permitted Refinancings thereof, in all cases subject to the terms of the Intercreditor Agreement.
5.6    Employee Loans and Transactions with Affiliates.
No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, enter into any transaction with any Affiliate of a Borrower or of any such Subsidiary, except:

(a)    as expressly permitted by this Agreement;
(b)    in the Ordinary Course of Business and pursuant to the reasonable requirements of the business of such Credit Party or such Subsidiary upon fair and reasonable terms no less favorable to such Credit Party or such Subsidiary than would be obtained in a comparable arm's length transaction with a Person not an Affiliate of a Borrower or such Subsidiary and which are disclosed in writing to the Term Agent;
(c)    loans or advances made by a Credit Party to its directors, officers and other employees on an arms-length basis in the Ordinary Course of Business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $1,000,000 in the aggregate at any one time outstanding;
(d)    transactions between or among any Borrowers and any Subsidiary that is a Credit Party not involving any other Affiliate;
(e)    any Investment permitted by Sections 5.4(f) and 5.4(g);
(f)    any Indebtedness permitted under Section 5.5(e);
(g)    any Restricted Payment permitted by Section 5.11;
(h)    loans or advances to directors, officers or other employees permitted under Section 5.6(c);

(i)    the payment of reasonable fees to directors of any Borrower or any Subsidiary who are not employees of the Borrower or any Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Company or its Subsidiaries in the Ordinary Course of Business;
(j)    any transactions permitted by Section 5.3; and
(k)    any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Company's board of directors.
5.7    Management Fees and Compensation.
No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, pay any management, consulting or similar fees to any Affiliate of any Credit Party or to any officer, director or employee of any Credit Party or any Affiliate of any Credit Party, except (a) payment of reasonable compensation to officers and employees for actual services rendered to the Credit Parties and their Subsidiaries in the Ordinary Course of Business and (b) payment of reasonable directors' fees and reimbursement of actual out-of-pocket expenses incurred in connection with attending board of director meetings.

5.8    Margin Stock; Use of Proceeds.
No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, use any portion of the Term Loan proceeds, directly or indirectly, to purchase or carry Margin Stock or repay or otherwise refinance Indebtedness of any Credit Party or others incurred to purchase or carry Margin Stock, or otherwise in any manner which is in contravention of any Requirement of Law or in violation of this Agreement.

5.9    Contingent Obligations.
No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Contingent Obligations except in respect of the Obligations and except:

(a)    endorsements for collection or deposit in the Ordinary Course of Business;
(b)    Contingent Obligations of the Borrower or any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case, provided in the Ordinary Course of Business;
(c)    Guarantees by any Borrower of Indebtedness of any other Borrower or any Subsidiary and by any Subsidiary of Indebtedness of any Borrower or any other Subsidiary, provided that (i) the Indebtedness so Guaranteed is permitted by this Section 5.5, (ii) Guarantees by any Borrower or any Subsidiary that is a Credit Party of Indebtedness of any Subsidiary that is not a Credit Party issued on or after the Closing

Date shall be subject to Section 5.4, and (iii) Guarantees permitted under this Section 5.5(c) shall be subordinated to the Obligations of the applicable Subsidiary on the same terms as the Indebtedness so Guaranteed is subordinated to the Secured Obligations;
(d)    Guarantees (i) of the Borrowers or any of their Subsidiaries as a guarantor of the lessee under any lease pursuant to which a Borrower or a Subsidiary is the lessee so long as such lease is otherwise permitted hereunder, (ii) of the Company constituting Guarantees by the Company of trade payables owing by its Subsidiaries in the Ordinary Course of Business, (iii) of the Company and/or Thomasville consisting of Guarantees (with the maximum amount guaranteed at any time pursuant to this clause (iii) not to exceed $7,500,000 in the aggregate) of actual or potential claims under Environmental Laws, and (iv) of any Borrower or any Subsidiary as a guarantor of the obligations of a lessee under any lease pursuant to which a third party is the lessee not to exceed $25,000,000 in the aggregate;
(e)    Rate Contracts entered into in the Ordinary Course of Business for bona fide hedging purposes and not for speculation;
(f)    Contingent Obligations of the Credit Parties and their Subsidiaries existing as of the Closing Date and listed in Schedule 5.9 of the Disclosure Letter, including extension and renewals thereof which do not increase the amount of such Contingent Obligations or impose materially more restrictive or adverse terms on the Credit Parties or their Subsidiaries as compared to the terms of the Contingent Obligation being renewed or extended;
(g)    Contingent Obligations arising under indemnity agreements to title insurers to cause such title insurers to issue to the Term Agent title insurance policies;
(h)    Contingent Obligations arising with respect to customary indemnification obligations in favor of (i) sellers in connection with Permitted Acquisitions, (ii) customers in the Ordinary Course of Business and (iii) purchasers in connection with dispositions permitted under Section 5.2(b);
(i)    Contingent Obligations arising under Letters of Credit;
(j)    Contingent Obligations arising under guaranties made in the Ordinary Course of Business of obligations of any Credit Party, which obligations are otherwise permitted hereunder; provided that if such obligation is subordinated to the Obligations, such guaranty shall be subordinated to the same extent; and
(k)    other Contingent Obligations not exceeding $100,000 in the aggregate at any time outstanding.

5.10    Compliance with ERISA.
No ERISA Affiliate shall cause or suffer to exist (a) any event that could reasonably be expected to result in the imposition of a Lien on any asset of a Credit Party or a Subsidiary of a Credit Party with respect to any Title IV Plan or Multiemployer Plan or (b) any other ERISA Event, that would, in the aggregate, result in Liabilities in excess of $5,000,000. No Credit Party shall cause or suffer to exist any event that could reasonably be expected to result in the imposition of a Lien with respect to any Benefit Plan or Multiemployer Plan.

5.11    Restricted Payments.
No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any Stock or Stock Equivalent, (ii) purchase, redeem or otherwise acquire for value any Stock or Stock Equivalent now or hereafter outstanding or (iii) make any payment or prepayment of principal of, premium, if any, interest, fees, redemption, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, Subordinated Indebtedness (the items described in clauses (i), (ii) and (iii) above are referred to as “Restricted Payments”); except that any Wholly-Owned Subsidiary of a Borrower may declare and pay dividends to a Borrower or any Wholly-Owned Subsidiary of a Borrower, and except that:

(a)    each Borrower may declare and pay dividends with respect to its common Stock payable solely in additional shares of its common Stock, and, with respect to its preferred Stock, payable solely in additional shares of such preferred Stock or in shares of its common Stock,
(b)    Subsidiaries may declare and pay dividends ratably with respect to their Stock and Stock Equivalents;
(c)    the Company may declare and pay cash dividends and make repurchases of its common shares, which, when aggregated with all cash dividends and share repurchases previously made in the same Fiscal Year pursuant to this Section 5.11(c) do not exceed $20,000,000; provided that (i) the Payment Conditions are satisfied and (ii) after giving effect to such Restricted Payment, the Consolidated Fixed Charge Coverage Ratio, on a pro forma basis (after giving effect to such Restricted Payment and calculating the Consolidated Fixed Charge Coverage Ratio as if such Restricted Payment and all of the related transactions in connection with such Restricted Payment occurred as of the first day of the applicable period of measurement) for (x) the twelve (12) Fiscal Months most recently preceding such Restricted Payment and (y) on a projected basis, during the immediately succeeding twelve Fiscal Month period (determined as at the end of each Fiscal Month during such period, for the period of twelve (12) Fiscal Months then ended) following such Restricted Payment, is equal to or greater than 1.20:1.00; and

(d)    the Credit Parties may pay, as and when due and payable, regularly scheduled payments of interest only at the non-default rate on the Subordinated Indebtedness, to the extent permitted under the Subordination Agreement.
This Section 5.11 shall not prohibit (a) the payment of a Restricted Payment if such Restricted Payment was, at the time of declaration of such Restricted Payment, permitted by this Section 5.11 or (b) repurchases of common shares by the Company in the open market to offset the issuance of shares of common Stock pursuant to the exercise of employee stock options to the extent any such transactions do not result in a net use of cash.
In addition to such other Term Loan Borrowing Base Reserves as the Term Agent may establish against the Term Loan Borrowing Base, the Term Agent may, in its Permitted Discretion, establish Term Loan Borrowing Base Reserves in the amount of any Restricted Payment declared but not yet paid pursuant to Section 5.11(c).
5.12    Change in Business.
No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, engage in any business other than businesses of the type conducted by the Borrowers and its Subsidiaries on the Closing Date and businesses reasonably related or complementary thereto.

5.13    Change in Structure; Foreign Subsidiary Ownership of Domestic Subsidiaries.
Except as expressly permitted under Section 5.3, no Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, make any material changes in its equity capital structure, issue any Stock or Stock Equivalents (other than with respect to the Company) or amend any of its Organization Documents, in each case, in any respect materially adverse to the Term Agent or the Term Lenders. No Foreign Subsidiary shall own any Stock or Stock Equivalents of any Domestic Subsidiary.

5.14    Changes in Accounting, Name or Jurisdiction of Organization.
No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, (i) make any significant change in accounting treatment or reporting practices, except as required by GAAP, (ii) change the Fiscal Year or method for determining Fiscal Quarters of any Credit Party or of any consolidated Subsidiary of any Credit Party, (iii) change its name as it appears in official filings in its jurisdiction of organization or (iv) change its jurisdiction of organization, in the case of clauses (iii) and (iv), without at least ten (10) days' prior written notice to the Term Agent and the acknowledgement of the Term Agent that all actions reasonably required by the Term Agent, including those to continue the perfection of its Liens, have been completed.

5.15    Amendments to Related Agreements and Subordinated Indebtedness.
(a)    No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, agree to any amendment, restatement, supplement or other modification to the Revolving Loan Documents or any Permitted Refinancings thereof, if such amendment, restatement, supplement or other modification would be prohibited by the Intercreditor Agreement.
(b)    No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries directly or indirectly to, amend, or modify any Subordinated Indebtedness Documents except to the extent permitted by the Subordination Agreement.
5.16    No Negative Pledges.
No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly, (a) create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any Credit Party or Subsidiary to pay dividends or make any other distribution on any of such Credit Party's or Subsidiary's Stock or Stock Equivalents or to pay fees, including management fees, or make other payments and distributions to a Borrower or any other Credit Party or (b) enter into, assume or become subject to any Contractual Obligation prohibiting or otherwise restricting the existence of any Lien upon any of its assets in favor of the Term Agent, whether now owned or hereafter acquired; provided that the foregoing in this Section 5.15 shall not apply to restrictions and conditions (i) imposed by Requirements of Law, (ii) imposed by the Loan Documents, (iii) imposed by the Revolving Loan Documents, (iv) existing on the date hereof and identified on Schedule 5.16 of the Disclosure Letter (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (v) to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted by the terms of this Agreement, (vi) clause (b) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (vii) clause (b) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof.

5.17    OFAC; Patriot Act.
No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to fail to comply with the laws, regulations and executive orders referred to in Sections 3.30 and 3.31.

5.18    Sale-Leasebacks.
No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, engage in a sale leaseback, synthetic lease or similar transaction involving any of its assets, except for any such sale of any fixed or capital assets by any Borrower or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and any sale, transfer or other disposition of Borrowing Base Real Estate that is made for cash consideration is at least equal to the amounts set forth on Schedule 5.2 of the Disclosure Letter, so long as: (i) no Default or Event of Default shall have occurred and be continuing at the time of the consummation of the proposed sale and leaseback transaction or immediately after giving effect thereto; (ii) the aggregate fair market value of all assets in connection with sale and leaseback transactions permitted under this Section 5.18, together with the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon Section 5.2(k), shall not exceed $10,000,000 during any Fiscal Year of the Company or $30,000,000 over the term of this Agreement, (iii) no sale, transfer or other disposition of a Specified Asset shall be permitted by this Section 5.18 without the consent of the Required Lenders, (iv) at the time of any disposition, no Default or Event of Default shall exist or shall result from such disposition, and (v) the mandatory prepayment in the amount of the Net Proceeds of such disposition is made if and to the extent required by Section 1.6.

5.19    Hazardous Materials.
No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, cause or suffer to exist any Release of any Hazardous Material at, to or from any Real Estate that would (a) violate any Environmental Law, except where such failures to comply would not reasonably be expected to result in, either individually or in the aggregate, Material Environmental Liabilities to the Credit Parties and their Subsidiaries or (b) form the basis for any Material Environmental Liabilities.

5.20    Prepayments of Other Indebtedness.
No Credit Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (a) the Obligations, (b) Indebtedness secured by a Permitted Lien if the asset securing such Indebtedness has been sold or otherwise disposed of in a transaction permitted hereunder, (c) prepayments of the Revolving Loan Obligations (other than from proceeds of Term Priority Collateral), and (d) prepayments of other Indebtedness so long as the Payment Conditions have been satisfied; (e) a Permitted Refinancing of Indebtedness permitted under Sections 5.5(c), 5.5(d), 5.5(g) and 5.5(k) (subject to the Intercreditor Agreement) and (f) prepayment of intercompany Indebtedness to Credit Parties.

ARTICLE VI.
EVENTS OF DEFAULT

6.1    Events of Default.
Any of the following shall constitute an “Event of Default”:

(a)    Non-Payment. Any Credit Party fails (i) to pay when and as required to be paid herein, any amount of principal of the Term Loan, including after maturity of the Term Loan or (ii) to pay within three (3) Business Days after the same shall become due, any interest on the Term Loan, any fee or any other amount payable hereunder or pursuant to any other Loan Document (provided that the failure of any Credit Party to pay the Net Proceeds in respect of any sale of Term Loan Priority Collateral consisting of furniture, fixtures and equipment in excess of $1,000 but less than $5,000 in a transaction or series of related transactions occurring up to two (2) times during the term hereof shall not constitute an Event of Default so long as such Credit Party remits any such Net Proceeds to the Term Loan Priority Account upon knowledge of a Responsible Officer with respect to such Disposition);
(b)    Representation or Warranty. (i) Any representation, warranty or certification by or on behalf of any Credit Party or any of its Subsidiaries made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by any such Person, or their respective Responsible Officers, furnished at any time under this Agreement, or in or under any other Loan Document, shall prove to have been incorrect in any material respect (without duplication of other materiality qualifiers contained therein) on or as of the date made or deemed made or (ii) any information contained in any Borrowing Base Certificate is untrue or incorrect in any respect (other than (A) inadvertent, immaterial errors not exceeding $500,000 in the aggregate in any Borrowing Base Certificate, (B) errors understating the Term Loan Borrowing Base or (C) errors in an amount not to exceed $5,000,000 in the aggregate in any Borrowing Base Certificate occurring when Availability continues to exceed $75,000,000 after giving effect to the correction of such errors (provided that, any error in an amount greater than $2,000,000 which occurs three or more times during the term of this Agreement shall result in the occurrence of an Event of Default, regardless of Availability after the occurrence of such error);
(c)    Specific Defaults. Any Credit Party fails to perform or observe any term, covenant or agreement contained in any of (i) Section 4.2 (other than clauses (c), (l) or (m)), 4.3(a), 4.4(a) (with respect to any Credit Party) or 8.10(d), Section 4.1, 4.6, 4.9, 4.10 or 4.11 (provided that the failure of any Credit Party to pay the Net Proceeds in respect of any sale of Term Loan Priority Collateral consisting of furniture, fixtures and equipment in excess of $1,000 but less than $5,000 in a transaction or series of related transactions occurring up to two (2) times during the term hereof shall not constitute an Event of Default so long as such Credit Party remits any such Net Proceeds to the Term Loan Priority Account upon knowledge of a Responsible Officer with respect to such Disposition) or Article V, or (ii) Section 4.2(l) or (m), and such default shall continue unremedied for a period of three (3) Business Days after the earlier to occur of (1) the date upon which a Responsible Officer of any Credit Party becomes aware of such default and (2) the date upon which written notice thereof is given to the Borrower Representative by the Term Agent or the Required Lenders;

(d)    Other Defaults. Any Credit Party or Subsidiary of any Credit Party fails to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) the date upon which a Responsible Officer of any Credit Party becomes aware of such default and (ii) the date upon which written notice thereof is given to the Borrower Representative by the Term Agent or Required Lenders;
(e)    Cross‑Default. Any Credit Party or any Subsidiary of any Credit Party (i) fails to make any payment in respect of (x) the Revolving Loans or (y) any other Indebtedness (other than the Obligations) or Contingent Obligation (other than the Obligations) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $5,000,000, in each case with respect Indebtedness described in clauses (x) and (y), when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto (including the Revolving Loan Agreement) on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to the Revolving Loan or any such Indebtedness or Contingent Obligation (other than the Obligations and Contingent Obligations owing by one Credit Party with respect to the obligations of another Credit Party permitted hereunder or earnouts permitted hereunder), if the effect of such failure, event or condition is to cause, or to permit the holder or holders of the Revolving Loans or such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause the Revolving Loans or such Indebtedness to be declared to be due and payable prior to its stated maturity (without regard to any subordination terms with respect thereto), or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; provided that if any such failure is waived or cured with respect to the Revolving Loans or such Indebtedness or Contingent Obligation by the holders of such Indebtedness, then the Event of Default hereunder shall be deemed waived and cured without any further action by any party so long as a written certification of such waiver or cure is provided by the Borrower Representative to the Term Agent;
(f)    Insolvency; Voluntary Proceedings. The Credit Parties and their Subsidiaries, on a consolidated basis, cease or fail, to be Solvent, or any Credit Party or any Subsidiary of any Credit Party: (i) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) except as expressly permitted under Section 5.3, voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing;
(g)    Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against any Credit Party or any Subsidiary of any Credit Party, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against any such Person's Properties with a value in excess of $5,000,000 individually or in the aggregate and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty (60) days after commencement, filing or levy; (ii) any Credit Party or Subsidiary of any Credit Party admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) any Credit Party or any Subsidiary of any Credit Party acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its Property or business;
(h)    Monetary Judgments. One or more judgments, non-interlocutory orders, decrees or arbitration awards shall be entered against any one or more of the Credit Parties or any of their respective Subsidiaries involving in the aggregate a liability of $5,000,000 or more (excluding amounts covered by insurance to the extent the relevant independent third party insurer has not denied coverage therefor), and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of thirty (30) days after the entry thereof;
(i)    Non‑Monetary Judgments. One or more non-monetary judgments, orders or decrees shall be rendered against any one or more of the Credit Parties or any of their respective Subsidiaries which has or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;
(j)    Collateral. Any material provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against any Credit Party or any Subsidiary of any Credit Party party thereto or any Credit Party or any Subsidiary of any Credit Party shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first priority security interest (to the extent that such security interest was a perfected and first priority security interest, or in any other case, with the same priority as required by the terms of the Loan Documents) subject only to Permitted Liens (other than the failure of Term Agent to have a perfected lien in Collateral to the extent (i) such failure arises from the failure of the Term Agent to file UCC continuation statements or (ii) such failure results from the Term Agent's failure to maintain possession of certificates actually delivered to it representing pledged securities);
(k)    Ownership. A Change in Control shall occur;
(l)    Invalidity of Intercreditor Agreement. Any material provision of the Intercreditor Agreement shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect (other than in accordance with its terms), any Credit Party shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or any party (other than the Term Agent or any Term Lender) to the Intercreditor Agreement fails to perform or observe any term, covenant or agreement contained therein; or

(m)    ICash Dominion. The Revolving Credit Agreement is amended to change the definition of “Cash Dominion Period” in a way that would decrease the threshold for the percentage or amount of Availability as set forth in such definition.
(n)    (i) An ERISA Event occurs with respect to a Benefit Plan or any Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Credit Party under Title IV of ERISA to such Benefit Plan or Multiemployer Plan or the PBGC in an aggregate amount in excess of $5,000,000 or which could reasonably likely result in a Material Adverse Effect, or (ii) a Credit Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $5,000,000 or which could reasonably likely result in a Material Adverse Effect.
6.2    Remedies.
Upon the occurrence and during the continuance of any Event of Default, the Term Agent may, and shall at the request of the Required Lenders:

(a)    declare all or any portion of the unpaid principal amount of the Term Loan, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Credit Party; and/or
(b)    exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;
provided, however, that upon the occurrence of any event specified in Section 6.1(f) or 6.1(g) above (in the case of clause (i) of Section 6.1(g) upon the expiration of the sixty (60) day period mentioned therein), the unpaid principal amount of the Term Loan and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Term Agent or any Lender.
6.3    Rights Not Exclusive.
The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE VII.
TERM AGENT

7.1    Appointment and Duties.
(a)    Appointment of the Term Agent. Each Term Lender hereby appoints Pathlight (together with any successor Term Agent pursuant to Section 7.9) as Term Agent hereunder and authorizes the Term Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Credit Party, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Term Agent under such Loan Documents and (iii) exercise such powers as are incidental thereto.
(b)    Duties as Collateral and Disbursing Agent. Without limiting the generality of clause (a) above, the Term Agent shall have the sole and exclusive right and authority (to the exclusion of the Term Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Term Lenders with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in Section 6.1(g) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to the Term Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 6.1(f) or (g) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Person), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to the Term Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Term Lender that has consented in writing to such amendment, consent or waiver; provided, however, that the Term Agent hereby appoints, authorizes and directs each Term Lender to act as collateral sub-agent for the Term Agent and the Term Lenders for purposes of the perfection of Liens with respect to any deposit account maintained by a Credit Party with, and cash and Cash Equivalents held by, such Term Lender, and may further authorize and direct the Term Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to the Term Agent, and each Term Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.
(c)    Limited Duties. Under the Loan Documents, the Term Agent (i) is acting solely on behalf of the Secured Parties (except to the limited extent provided in Section 1.4(b) with respect to the Register), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Term Agent”, the terms “agent”, “Term Agent” and “collateral agent” and similar terms in any Loan Document to refer to the Term Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Term Lender or any other Person and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Secured Party, by accepting the benefits of the Loan Documents, hereby waives and agrees not to assert any claim against the Term Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

7.2    Binding Effect.
Each Secured Party, by accepting the benefits of the Loan Documents, agrees that (i) any action taken by the Term Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Term Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by the Term Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by the Term Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are incidental thereto, shall be authorized and binding upon all of the Secured Parties.

7.3    Use of Discretion.
(a)    The Term Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Term Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Term Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that the Term Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Term Agent to liability or that is contrary to any Loan Document or applicable Requirement of Law; and
(b)    The Term Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or its Affiliates that is communicated to or obtained by the Term Agent or any of its Affiliates in any capacity.
(c)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Term Agent in accordance with the Loan Documents for the benefit of all the Term Lenders; provided that the foregoing shall not prohibit (i) the Term Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as the Term Agent) hereunder and under the other Loan Documents, (ii) any Term Lender from exercising setoff rights in accordance with Section 8.11 or (iii) any Term Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any bankruptcy or other debtor relief law; and provided further that if at any time there is no Person acting as the Term Agent hereunder and under the other Loan Documents, then (A) the Required Lenders shall have the rights otherwise ascribed to the Term Agent pursuant to Section 6.2 and (B) in addition to the matters set forth in clauses (ii) and (iii) of the preceding proviso and subject to Section 8.11, any Term Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

7.4    Delegation of Rights and Duties.
The Term Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party). Any such Person shall benefit from this Article VII to the extent provided by the Term Agent.

7.5    Reliance and Liability.
(a)    The Term Agent may, without incurring any liability hereunder, (i) treat the payee of any Term Note as its holder until such Term Note has been assigned in accordance with Section 8.9, (ii) rely on the Register to the extent set forth in Section 1.4, (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Credit Party) and (iv) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.
(b)    None of the Term Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Secured Party, each Borrower and each other Credit Party hereby waive and shall not assert (and each of the Borrowers shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of the Term Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, the Term Agent:
(i)    shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of the Term Agent, when acting on behalf of the Term Agent);
(ii)    shall not be responsible to any Term Lender or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;
(iii)    makes no warranty or representation, and shall not be responsible, to any Term Lender or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of any Credit Party or any Related Person of any Credit Party in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Credit Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by the Term Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by the Term Agent in connection with the Loan Documents; and
(iv)    shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Credit Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower Representative or any Term Lender describing such Default or Event of Default clearly labeled “notice of default” (in which case the Term Agent shall promptly give notice of such receipt to all Term Lenders);
and, for each of the items set forth in clauses (i) through (iv) above, each Term Lender and each Borrower hereby waives and agrees not to assert (and each Borrower shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action it might have against the Term Agent based thereon.
(c)    Each Term Lender (i) acknowledges that it has performed and will continue to perform its own diligence and has made and will continue to make its own independent investigation of the operations, financial conditions and affairs of the Credit Parties and (ii) agrees that it shall not rely on any audit or other report provided by the Term Agent or its Related Persons (an “Agent Report”). Each Term Lender further acknowledges that any Agent Report (i) is provided to the Term Lenders solely as a courtesy, without consideration, and based upon the understanding that such Term Lender will not rely on such Agent Report, (ii) was prepared by the Term Agent or its Related Persons based upon information provided by the Credit Parties solely for the Term Agent's own internal use, (iii) may not be complete and may not reflect all information and findings obtained by the Term Agent or its Related Persons regarding the operations and condition of the Credit Parties. Neither the Term Agent nor any of its Related Persons makes any representations or warranties of any kind with respect to (i) any existing or proposed financing, (ii) the accuracy or completeness of the information contained in any Agent Report or in any related documentation, (iii) the scope or adequacy of the Term Agent's and its Related Persons' due diligence, or the presence or absence of any errors or omissions contained in any Agent Report or in any related documentation, and (iv) any work performed by the Term Agent or the Term Agent's Related Persons in connection with or using any Agent Report or any related documentation.
(d)    Neither the Term Agent nor any of its Related Persons shall have any duties or obligations in connection with or as a result of any Term Lender receiving a copy of any Agent Report. Without limiting the generality of the forgoing, neither Agent nor any of its Related Persons shall have any responsibility for the accuracy or completeness of any Agent Report, or the appropriateness of any Agent Report for any Term Lender's purposes, and shall have no duty or responsibility to correct or update any Agent Report or disclose to any Term Lender any other information not embodied in any Agent Report, including any supplemental information obtained after the date of any Agent Report. Each Term Lender releases, and agrees that it will not assert, any claim against the Term Agent or its Related Persons that in any way relates to any Agent Report or arises out of any Term Lender having access to any Agent Report or any discussion of its contents, and agrees to indemnify and hold harmless the Term Agent and its Related Persons from all claims, liabilities and expenses relating to a breach by any Term Lender arising out of such Term Lender's access to any Agent Report or any discussion of its contents.
7.6    Term Agent Individually.
The Term Agent and its Affiliates may make loans and other extensions of credit to, acquire Stock and Stock Equivalents of, engage in any kind of business with, any Credit Party or Affiliate thereof as though it were not acting as the Term Agent and may receive separate fees and other payments therefor. To the extent the Term Agent or any of its Affiliates makes any Loan or otherwise becomes a Term Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Term Lender and the terms “Term Lender”, “Required Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, the Term Agent or such Affiliate, as the case may be, in its individual capacity as a Term Lender or as one of the Required Lenders.

7.7    Term Lender Credit Decision.
(a)    Each Term Lender acknowledges that it shall, independently and without reliance upon the Term Agent, any Term Lender or any of their Related Persons or upon any document (including any offering and disclosure materials in connection with the syndication of the Term Loan) solely or in part because such document was transmitted by the Term Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Credit Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document to be transmitted by the Term Agent to the Term Lenders, the Term Agent shall not have any duty or responsibility to provide any Term Lender with any credit or other information concerning the business, prospects, operations, Property, financial and other condition or creditworthiness of any Credit Party or any Affiliate of any Credit Party that may come in to the possession of the Term Agent or any of its Related Persons.
7.8    Expenses; Indemnities; Withholding.
(a)    Each Term Lender agrees to reimburse the Term Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party) promptly upon demand, severally and ratably, for any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Credit Party) that may be incurred by the Term Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement of, or the taking of any other action (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding (including, without limitation, preparation for and/or response to any subpoena or request for document production relating thereto) or otherwise) in respect of, or legal advice with respect to its rights or responsibilities under, any Loan Document.
(b)    Each Term Lender further agrees to indemnify the Term Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party), severally and ratably, from and against Liabilities (including, to the extent not indemnified pursuant to Section 7.8(c), taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Term Lender) that may be imposed on, incurred by or asserted against the Term Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document, any Related Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by the Term Agent or any of its Related Persons under or with respect to any of the foregoing; provided, however, that no Term Lender shall be liable to the Term Agent or any of its Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of the Term Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.
(c)    To the extent required by any applicable law, the Term Agent may withhold from any payment to any Term Lender under a Loan Document an amount equal to any applicable withholding tax. If the IRS or any other Governmental Authority asserts a claim that the Term Agent did not properly withhold tax from amounts paid to or for the account of any Term Lender (because the appropriate certification form was not delivered, was not properly executed, or fails to establish an exemption from, or reduction of, withholding tax with respect to a particular type of payment, or because such Term Lender failed to notify the Term Agent or any other Person of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), or the Term Agent reasonably determines that it was required to withhold taxes from a prior payment but failed to do so, such Term Lender shall promptly indemnify the Term Agent fully for all amounts paid, directly or indirectly, by the Term Agent as tax or otherwise, including penalties and interest, and together with all expenses incurred by the Term Agent, including legal expenses, allocated internal costs and out-of-pocket expenses. The Term Agent may offset against any payment to any Term Lender under a Loan Document, any applicable withholding tax that was required to be withheld from any prior payment to such Term Lender but which was not so withheld, as well as any other amounts for which the Term Agent is entitled to indemnification from such Lender under this Section 7.8(c).

7.9    Resignation.
(a)    The Term Agent may resign at any time by delivering notice of such resignation to the Term Lenders and the Borrower Representative, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective in accordance with the terms of this Section 7.9. If the Term Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Term Agent. If, after 30 days after the date of the retiring Term Agent's notice of resignation, no successor Term Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Term Agent may, on behalf of the Term Lenders, appoint a successor Term Agent from among the Term Lenders. Each appointment under this clause (a) shall be subject to the prior consent of the Borrower Representative, which may not be unreasonably withheld but shall not be required during the continuance of an Event of Default.
(b)    Effective immediately upon its resignation, (i) the retiring Term Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Term Lenders shall assume and perform all of the duties of the Term Agent until a successor Term Agent shall have accepted a valid appointment hereunder, (iii) the retiring Term Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Term Agent was, or because such Term Agent had been, validly acting as the Term Agent under the Loan Documents and (iv) subject to its rights under Section 7.3, the retiring Term Agent shall take such action as may be reasonably necessary to assign to the successor Term Agent its rights as Term Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as the Term Agent, a successor Term Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Term Agent under the Loan Documents.
7.10    Release of Collateral or Guarantors.
Each Term Lender hereby consents to the release and hereby directs the Term Agent to release (or, in the case of clause (b)(ii) below, release or subordinate) the following:

(a)    any Subsidiary of a Borrower from its guaranty of any Obligation if all of the Stock and Stock Equivalents of such Subsidiary owned by any Credit Party are sold or transferred in a transaction permitted under the Loan Documents (including pursuant to a waiver or consent); and
(b)    any Lien held by the Term Agent for the benefit of the Secured Parties against (i) any Collateral that is sold, transferred, conveyed or otherwise disposed of by a Credit Party in a transaction permitted by the Loan Documents (including pursuant to a waiver or consent), (ii) any Property subject to a Lien permitted hereunder in reliance upon Section 5.1(h) or 5.1(i) and (iii) all of the Collateral and all Credit Parties, upon (A) payment and satisfaction in full of the Term Loan and all other Obligations under the Loan Documents, (B) deposit of cash collateral with respect to all contingent Obligations, in amounts and on terms and conditions and with parties satisfactory to the

Term Agent and each Indemnitee that is, or may be, owed such Obligations (excluding contingent Obligations as to which no claim has been asserted) and (C) to the extent requested by the Term Agent, receipt by the Term Agent and the Secured Parties of liability releases from the Credit Parties each in form and substance reasonably acceptable to the Term Agent.
Each the Term Lender hereby directs the Term Agent, and the Term Agent hereby agrees, upon receipt of at least five (5) Business Days' advance notice from the Borrower Representative, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section 7.10.
7.11    Documentation Agent.
Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Documentation Agent shall not have any duties or responsibilities, nor shall the Documentation Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Documentation Agent. At any time that any Lender serving (or whose Affiliate is serving) as Documentation Agent shall have transferred to any other Person (other than any Affiliates) all of its interests in the Term Loan, such Lender (or an Affiliate of such Lender acting as Documentation Agent) shall be deemed to have concurrently resigned as Documentation Agent.

ARTICLE VIII.
MISCELLANEOUS
8.1    Amendments and Waivers.
(a)    No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Credit Party therefrom, shall be effective unless the same shall be in writing and signed by the Term Agent, the Required Lenders (or by the Term Agent with the consent of the Required Lenders), and the Borrowers, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Term Lenders directly affected thereby (or by the Term Agent with the consent of all the Term Lenders directly affected thereby), in addition to the Term Agent and the Required Lenders (or by the Term Agent with the consent of the Required Lenders) and the Borrowers, do any of the following:
(i)    postpone or delay any date fixed for, or reduce or waive, any scheduled installment of principal or any payment of interest, fees or other amounts (other than principal) due to the Term Lenders (or any of them) hereunder or under any other Loan Document (for the avoidance of doubt, (x) the waiver of a Default or Event of Default or the waiver of the imposition of increased interest pursuant to Section 1.3(c) shall not constitute a reduction of interest for purposes hereof and (y) mandatory prepayments pursuant to Section 1.6 may be postponed, delayed, reduced, waived or modified with the consent of Required Lenders);

(ii)    reduce the principal of, or the rate of interest specified herein or the amount of interest payable in cash specified herein on the Term Loan, or of any fees or other amounts payable hereunder or under any other Loan Document, (for the avoidance of doubt, the waiver of a Default or Event of Default or the waiver of the imposition of increased interest pursuant to Section 1.3(c) shall not constitute a reduction of interest for purposes hereof);
(iii)    amend or modify Section 1.8 in any manner that would alter the order of treatment or the pro rata sharing of payments required thereby;
(iv)    change the percentage of the aggregate unpaid principal amount of the Term Loan which shall be required for the Term Lenders or any of them to take any action hereunder;
(v)    amend this Section 8.1 or change (x) the term Required Lenders, (y) the percentage of Term Lenders which shall be required for the Term Lenders to take any action hereunder or (z) any specific right of Required Lenders to grant or withhold consent or take or omit to take any action hereunder;
(vi)    discharge any Borrower from its respective payment Obligations under the Loan Documents, permit any assignment of such obligations, or release all or substantially all of the Collateral or the value of the guaranty made by the Guarantors, except as otherwise may be provided in this Agreement or the other Loan Documents;
(vii)    subordinate (x) all or substantially all of the Liens granted pursuant to the Loan Documents or (y) the Obligations, in each case other than pursuant to the Intercreditor Agreement or as otherwise permitted hereunder; or
(viii)    (A) amend the definition of Term Loan Borrowing Base or any component definition thereof in a manner that would make more credit available to the Borrowers, (B) amend the definition of “Term Loan Priority Collateral” in a manner adverse to the Term Lenders, or (C) amend the definition of “Term Loan Deficiency Reserve” or “Term Loan Performance Reserve” or the provisions of Section 1.6(e) in a manner which would not require the establishment, or reduce the amount, of such reserves; provided, that, the foregoing shall not limit the discretion of the Term Agent to change, establish or eliminate any other Term Loan Borrowing Base Reserves or change any eligibility criteria;
it being agreed that all Term Lenders shall be deemed to be directly affected by an amendment or waiver of the type described in the preceding clauses (v) - (viii).
(b)    No amendment, waiver or consent shall, unless in writing and signed by the Term Agent, in addition to the Required Lenders or all Term Lenders directly affected thereby, as the case may be (or by the Term Agent with the consent of the Required Lenders or all the Term Lenders directly affected thereby, as the case may be), affect the rights or duties of the Term Agent under this Agreement or any other Loan Document.

(c)    Notwithstanding anything to the contrary contained in this Section 8.1, (i) Borrowers may amend Schedules 3.19 of the Disclosure Letter and 3.21 of the Disclosure Letter upon notice to the Term Agent, and (ii) the Term Agent and Borrowers may amend or modify this Agreement and any other Loan Document to (1) cure any ambiguity, omission, defect or inconsistency therein, or (2) grant a new Lien for the benefit of the Secured Parties, extend an existing Lien over additional Property for the benefit of the Secured Parties or join additional Persons as Credit Parties; provided that no Intellectual Property or Real Estate of such Person shall be included as Eligible Trade Names or Borrowing Base Real Estate until an appraisal with respect thereto has been completed to the satisfaction of the Term Agent, including the establishment of Term Loan Borrowing Base Reserves required in the Term Agent's Permitted Discretion.
8.2    Notices.
(a)    Addresses. All notices and other communications required or expressly authorized to be made by this Agreement shall be given in writing, unless otherwise expressly specified herein, and (i) addressed to the address set forth on the applicable signature page hereto, (ii) posted to any E-System approved by or set up by or at the direction of the Term Agent or (iii) addressed to such other address as shall be notified in writing (A) in the case of the Borrowers and the Term Agent, to the other parties hereto and (B) in the case of all other parties, to the Borrower Representative and the Term Agent. Transmissions made by electronic mail to the Term Agent shall be effective only (x) for notices where such transmission is specifically authorized by this Agreement, (y) if such transmission is delivered in compliance with procedures of the Term Agent applicable at the time and previously communicated to Borrower Representative, and (z) if receipt of such transmission is acknowledged by the Term Agent.
(b)    Effectiveness. (i) All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one (1) Business Day after delivery to such courier service, (iii) if delivered by mail, three (3) Business Days after deposit in the mail, (iv) if delivered by facsimile (other than to post to an E-System pursuant to clause (a)(ii) above), upon sender's receipt of confirmation of proper transmission, and (v) if delivered by posting to any E-System, on the later of the Business Day of such posting and the Business Day access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System; provided, however, that no communications to the Term Agent pursuant to Article I shall be effective until received by the Term Agent.
(ii)    The posting, completion and/or submission by any Credit Party of any communication pursuant to an E‑System shall constitute a representation and warranty by the Credit Parties that any representation, warranty, certification or other similar statement required by the Loan Documents to be provided, given or made by a Credit Party in connection with any such communication is true, correct and complete except as expressly noted in such communication or E-System.

(c)    Each Term Lender shall notify the Term Agent in writing of any changes in the address to which notices to such Term Lender should be directed, of addresses of its Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Term Agent shall reasonably request.
8.3    Electronic Transmissions.
(a)    Authorization. Subject to the provisions of Section 8.2(a), each of the Term Agent, the Term Lenders, each Credit Party and each of their Related Persons, is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. Each Credit Party and each Secured Party hereto acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.
(b)    Signatures. Subject to the provisions of Section 8.2(a), (i)(A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E‑Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which the Term Agent, each Secured Party and each Credit Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party's or beneficiary's right to contest whether any posting to any E-System or E-Signature has been altered after transmission.
(c)    Separate Agreements. All uses of an E-System shall be governed by and subject to, in addition to Section 8.2 and this Section 8.3, the separate terms, conditions and privacy policy posted or referenced in such E-System (or such terms, conditions and privacy policy as may be updated from time to time, including on such E‑System) and related Contractual Obligations executed by the Term Agent and Credit Parties in connection with the use of such E-System.
(d)    LIMITATION OF LIABILITY. ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF THE TERM AGENT, ANY TERM LENDER OR ANY OF

THEIR RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION AND DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN. NO WARRANTY OF ANY KIND IS MADE BY THE TERM AGENT, ANY TERM LENDER OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E‑SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS. Each of each Borrower, each other Credit Party executing this Agreement and each Secured Party agrees that the Term Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.
8.4    No Waiver; Cumulative Remedies.
No failure to exercise and no delay in exercising, on the part of the Term Agent or any Term Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No course of dealing between any Credit Party, any Affiliate of any Credit Party, the Term Agent or any Term Lender shall be effective to amend, modify or discharge any provision of this Agreement or any of the other Loan Documents.

8.5    Costs and Expenses.
Any action taken by any Credit Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of the Term Agent or Required Lenders, shall be at the expense of such Credit Party, and neither the Term Agent nor any other Secured Party shall be required under any Loan Document to reimburse any Credit Party or any Subsidiary of any Credit Party therefor except as expressly provided therein. In addition, the Borrowers agree to pay or reimburse within five (5) Business Days of the demand therefor (a) the Term Agent for all reasonable and documented out-of-pocket costs and expenses incurred by it or any of its Related Persons (including the reasonable fees and out-of-pocket expenses of one primary counsel for the Term Agent and of appropriate local counsel for the Term Agent in applicable local jurisdictions, but limited to one local counsel in each such jurisdiction), in connection with the diligence, syndication (limited to the costs associated with the establishment and maintenance of a data site such as Syndtrak or Intralinks), preparation, negotiation, execution, interpretation or administration of, any modification of any term of or termination of, any Loan Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein, the cost of environmental audits, Collateral audits, appraisals and examinations, background checks and similar expenses (subject to any limitations set forth herein) or the engagement and retention of any consultants or advisors, (b) the Term Agent for all reasonable costs and expenses incurred by it or any of its Related Persons in connection with internal audit reviews, field examinations and

Collateral examinations and appraisals (which shall be reimbursed, in addition to the out-of-pocket costs and expenses of such examiners, at the per diem rate per individual customarily charged by the Term Agent for its examiners), subject to the limitations set forth in this Agreement, (c) each of the Term Agent, its Related Persons, and the Term Lenders for all reasonable and documented out-of-pocket expenses incurred in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out”, (ii) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action (including, without limitation, preparation for and/or response to any subpoena or request for document production relating thereto) with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Credit Party, any Subsidiary of any Credit Party, Loan Document, Obligation, provided, however, that in the absence of conflicts, reimbursement of legal fees and expenses shall be limited to the reasonable legal fees and expenses of one counsel to the Term Agent and the Term Lenders taken as a whole (which shall be designated by the Term Agent) and of one local counsel to the Term Agent and the Term Lenders taken as a whole (which shall be designated by the Term Agent) in any relevant jurisdiction.

8.6    Indemnity.
(a)    Each Credit Party agrees to indemnify, hold harmless and defend the Term Agent, each Term Lender and each of their respective Related Persons (each such Person being an “Indemnitee”) from and against all Liabilities that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to or arising out of, in connection with or as a result of (i) any Loan Document, any Obligation (or the repayment thereof), the use or intended use of the proceeds of the Term Loan or any securities filing of, or with respect to, any Credit Party, (ii) any commitment letter, proposal letter or term sheet with any Person or any Contractual Obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of any Credit Party or any Affiliate of any of them in connection with any of the foregoing and any Contractual Obligation entered into in connection with any E-Systems or other Electronic Transmissions, (iii) any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of securities or creditors, whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (provided that in the absence of conflicts, reimbursement of legal fees and expenses shall be limited to the reasonable legal fees and expenses of one counsel to Indemnitees taken as a whole (which shall be designated by the Term Agent) and of one local counsel to the Indemnitees taken as a whole (which shall be designated by the Term Agent) in any relevant jurisdiction) (collectively, the “Indemnified Matters”); provided, however, that no Credit Party shall have any liability under this Section 8.6 to any Indemnitee with respect to (x) any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), to the extent such liability has resulted from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order and (y) disputes solely among the Indemnitees other than any claims against an Indemnitee in its capacity or in fulfilling its role as an agent or any similar role under the Loan Documents and other than any claims arising out of any act or omission of the Credit Parties or their Subsidiaries. Furthermore, each of each Borrower and each other Credit Party executing this Agreement waives and agrees not to assert against any Indemnitee, and shall cause each other Credit Party to waive and not assert against any Indemnitee, any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person.
(b)    Without limiting the foregoing, “Indemnified Matters” includes all Environmental Liabilities, including those arising from, or otherwise involving, any Property of any Credit Party or any Related Person of any Credit Party or any actual, alleged or prospective damage to Property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such Property or natural resource or any Property on or contiguous to any Real Estate of any Credit Party or any Related Person of any Credit Party, whether or not, with respect to any such Environmental Liabilities, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Credit Party or any Related Person of any Credit Party or the owner, lessee or operator of any Property of any Related Person through any foreclosure action, in each case except to the extent such Environmental Liabilities (i) resulting from the gross negligence or willful misconduct of any Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order, or (ii)(A) are incurred solely following foreclosure by the Term Agent or following the Term Agent or any Term Lender having become the successor-in-interest to any Credit Party or any Related Person of any Credit Party and (B) are attributable solely to acts of such Indemnitee.
8.7    Marshaling; Payments Set Aside.
No Secured Party shall be under any obligation to marshal any Property in favor of any Credit Party or any other Person or against or in payment of any Obligation. To the extent that any Secured Party receives a payment from a Borrower, from any other Credit Party, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

8.8    Successors and Assigns.
The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that any assignment by any Term Lender shall be subject to the provisions of Section 8.9, and provided further that no Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Term Agent and each Term Lender.

8.9    Assignments and Participations; Binding Effect.
(a)    Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrowers, the other Credit Parties signatory hereto, the Term Agent and when the Term Agent shall have been notified by each Term Lender that such Term Lender has executed it. Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of, the Borrowers, the other Credit Parties hereto (in each case except for Article VII), the Term Agent, each Term Lender and their respective successors and permitted assigns. Except as expressly provided in any Loan Document (including in Section 7.9), none of any Borrower, any other Credit Party or the Term Agent shall have the right to assign any rights or obligations hereunder or any interest herein.
(b)    Right to Assign. Each Term Lender may sell, transfer, negotiate or assign (a “Sale”) all or a portion of its rights and obligations hereunder (including all or a portion of its rights and obligations with respect to the Term Loan) to (i) any existing Term Lender, (ii) any Affiliate or Approved Fund of any existing Term Lender or (iii) any other Person acceptable (which acceptance shall not be unreasonably withheld or delayed) to the Term Agent and, as long as no Event of Default is continuing, the Borrower Representative (which acceptance shall not be unreasonably withheld or delayed and shall be deemed to have been given unless an objection is delivered to the Term Agent within five (5) Business Days after notice of a proposed sale is delivered to Borrower Representative); provided, however, that (w) the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the portion of the Term Loan subject to any such Sale shall be in a minimum amount of $5,000,000 and increments of $1,000,000 in excess thereof, unless such Sale is made to an existing Term Lender or an Affiliate or Approved Fund of any existing Term Lender, is of the assignor's (together with its Affiliates and Approved Funds) entire interest in such facility or is made with the prior consent of the Borrower Representative (to the extent required) and the Term Agent, (x) such Sales shall be effective only upon the acknowledgement in writing of such Sale by the Term Agent, and (y) interest accrued prior to and through the date of any such Sale may not be assigned. The Term Agent's refusal to accept a Sale to a Credit Party, an Affiliate of a Credit Party, a holder of Subordinated Indebtedness or an Affiliate of such a holder, or the imposition of conditions or limitations (including limitations on voting) upon Sales to such Persons, shall not be deemed to be unreasonable.
(c)    Procedure. The parties to each Sale made in reliance on clause (b) above (other than those described in clause (e) or (f) below) shall execute and deliver to the Term Agent an Assignment via an electronic settlement system designated by the

Term Agent (or, if previously agreed with the Term Agent, via a manual execution and delivery of the Assignment) evidencing such Sale, together with any existing Term Note subject to such Sale (or any affidavit of loss therefor acceptable to the Term Agent), any tax forms required to be delivered pursuant to Section 9.1 and payment of an assignment fee in the amount of $3,500 to the Term Agent, unless waived or reduced by the Term Agent; provided, that (i) if a Sale by a Term Lender is made to an Affiliate or an Approved Fund of such assigning Term Lender, then no assignment fee shall be due in connection with such Sale, and (ii) if a Sale by a Term Lender is made to an assignee that is not an Affiliate or Approved Fund of such assignor Term Lender, and concurrently to one or more Affiliates or Approved Funds of such Assignee, then only one assignment fee of $3,500 shall be due in connection with such Sale (unless waived or reduced by the Term Agent). Upon receipt of all the foregoing, and conditioned upon such receipt and, if such Assignment is made in accordance with clause (iii) of Section 8.9(b), upon the Term Agent (and the Borrower Representative, if applicable) consenting to such Assignment, from and after the effective date specified in such Assignment, the Term Agent shall record or cause to be recorded in the Register the information contained in such Assignment.
(d)    Effectiveness. Subject to the recording of an Assignment by the Term Agent in the Register pursuant to Section 1.4(b), (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Term Lender, (ii) any applicable Term Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Term Lender's rights and obligations under the Loan Documents, such Term Lender shall cease to be a party hereto).
(e)    Grant of Security Interests. In addition to the other rights provided in this Section 8.9, each Term Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Term Loan), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to the Term Agent or (B) any holder of, or trustee for the benefit of the holders of, such Term Lender's Indebtedness or equity securities, by notice to the Term Agent; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Term Lender hereunder and no such Term Lender shall be relieved of any of its obligations hereunder.
(f)    Participants and SPVs. In addition to the other rights provided in this Section 8.9, each Term Lender may, (x) with notice to the Term Agent, grant to an SPV the option to make all or any part of the Term Loan that such Term Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of the Term Loan pursuant thereto shall satisfy the obligation of such Term Lender to make such Term Loan hereunder) and such SPV may assign to such Term Lender the right to receive payment with respect to any Obligation and (y) without notice to or consent from the Term Agent or the Borrowers, sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Term Loan); provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make any portion of the Term Loan hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Term Lender hereunder, (ii) such Term Lender's rights and obligations, and the rights and obligations of the Credit Parties and the Secured Parties towards such Term Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Term Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such participant and SPV shall be entitled to the benefit of Article IX, but, with respect to Section 9.1, only to the extent such participant or SPV delivers the tax forms such Term Lender is required to collect pursuant to Section 9.1(f) and then only to the extent of any amount to which such Term Lender would be entitled in the absence of any such grant or participation and (B) each such SPV may receive other payments that would otherwise be made to such Term Lender with respect to the portion of the Term Loan funded by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to the Term Agent by such SPV and such Term Lender, provided, however, that in no case (including pursuant to clause (A) or (B) above) shall an SPV or participant have the right to enforce any of the terms of any Loan Document, and (iii) the consent of such SPV or participant shall not be required (either directly, as a restraint on such Term Lender's ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Term Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (i) and (ii) of Section 8.1(a) with respect to amounts, or dates fixed for payment of amounts, to which such participant or SPV would otherwise be entitled and, in the case of participants, except for those described in clause (v) of Section 8.1(a). No party hereto shall institute (and each Borrower shall cause each other Credit Party not to institute) against any SPV grantee of an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Term Lender having designated an SPV as such agrees to indemnify each Indemnitee against any Liability that may be incurred by, or asserted against, such Indemnitee as a result of failing to institute such proceeding (including a failure to be reimbursed by such SPV for any such Liability). The agreement in the preceding sentence shall survive the payment in full of the Obligations.

8.10    Non-Public Information; Confidentiality.
(a)    Non-Public Information. Each of the Term Agent and each Term Lender acknowledges and agrees that it may receive material non-public information (“MNPI”) hereunder concerning the Credit Parties and their Affiliates and agrees to use such information in compliance with all relevant policies, procedures and applicable Requirements of Laws (including United States federal and state security laws and regulations).
(b)    Confidential Information. Each of the Term Agent and each Term Lender agrees to use all reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Loan Document, except that such information may be disclosed (i) with the Borrower Representative's consent, (ii) to Related Persons of such Term Lender or the Term Agent, as the case may be, that are advised of the confidential nature of such information and are instructed to keep such information confidential in accordance with the terms hereof, (iii) to the extent such information presently is or hereafter becomes (A) publicly available other than as a result of a breach of this Section 8.10 or (B) available to such Term Lender or the Term Agent or any of their Related Persons, as the case may be, from a source (other than any Credit Party) not known by them to be subject to disclosure restrictions, (iv) to the extent disclosure is required by applicable Requirements of Law or other legal process or requested or demanded by any Governmental Authority, (v) to the extent necessary or customary for inclusion in league table measurements, (vi) (A) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or (B) otherwise to the extent consisting of general portfolio information that does not identify Credit Parties, (vii) to current or prospective assignees, SPVs (including the investors or prospective investors therein) or participants and to their respective Related Persons, in each case to the extent such assignees, investors, participants, counterparties or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 8.10 (and such Person may disclose information to their respective Related Persons in accordance with clause (ii) above), (viii) to any other party hereto, and (ix) in connection with the exercise or enforcement of any right or remedy under any Loan Document, in connection with any litigation or other proceeding to which such Term Lender or the Term Agent or any of their Related Persons is a party or bound, or to the extent necessary to respond to public statements or disclosures by Credit Parties or their Related Persons referring to a Term Lender or the Term Agent or any of their Related Persons. In the event of any conflict between the terms of this Section 8.10 and those of any other Contractual Obligation entered into with any Credit Party (whether or not a Loan Document), the terms of this Section 8.10 shall govern.
(c)    Tombstones. Each Credit Party consents to the publication by the Term Agent or any Term Lender of any press releases, tombstones, advertising or other promotional materials (including, without limitation, via any Electronic Transmission) relating to the financing transactions contemplated by this Agreement using such Credit Party's name, product photographs, logo or trademark. The Term Agent or such Term Lender shall provide a draft of any such press release, advertising or other material to

Borrower Representative for review and comment reasonably prior to the publication thereof.
(d)    Press Release and Related Matters. No Credit Party shall, and no Credit Party shall permit any of its Affiliates to, issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of securities of any Credit Party) using the name, logo or otherwise referring to Pathlight or of any of its Affiliates, the Loan Documents or any transaction contemplated herein or therein to which Pathlight or any of its Affiliates is party without the prior written consent of Pathlight or such Affiliate except to the extent required to do so under applicable Requirements of Law and then, only after consulting with Pathlight.
(e)    Distribution of Materials to the Term Lenders. The Credit Parties acknowledge and agree that the Loan Documents and all reports, notices, communications and other information or materials provided or delivered by, or on behalf of, the Credit Parties hereunder (collectively, the “Borrower Materials”) may be disseminated by, or on behalf of, the Term Agent, and made available, to the Term Lenders by posting such Borrower Materials on an E-System. The Credit Parties authorize the Term Agent to download copies of their logos from its website and post copies thereof on an E-System.
(f)    Material Non-Public Information. The Credit Parties hereby agree that if either they, any parent company or any Subsidiary of the Credit Parties has publicly traded equity or debt securities in the U.S., they shall (and shall cause such parent company or Subsidiary, as the case may be, to) (i) identify in writing, and (ii) to the extent reasonably practicable, clearly and conspicuously mark such Borrower Materials that contain only information that is publicly available or that is not material for purposes of U.S. federal and state securities laws as “PUBLIC”. The Credit Parties agree that by identifying such Borrower Materials as “PUBLIC” or publicly filing such Borrower Materials with the Securities and Exchange Commission, then the Term Agent, and the Term Lenders shall be entitled to treat such Borrower Materials as not containing any MNPI for purposes of U.S. federal and state securities laws. The Credit Parties further represent, warrant, acknowledge and agree that the following documents and materials shall be deemed to be PUBLIC, whether or not so marked, and do not contain any MNPI: (A) the Loan Documents, including the exhibits attached thereto, and (B) administrative materials of a customary nature prepared by the Credit Parties or the Term Agent. Before distribution of any Borrower Materials, the Credit Parties agree to execute and deliver to the Term Agent a letter authorizing distribution of the evaluation materials to prospective Term Lenders and their employees willing to receive MNPI, and a separate letter authorizing distribution of evaluation materials that do not contain MNPI and represent that no MNPI is contained therein.

8.11    Set-off; Sharing of Payments.
(a)    Right of Setoff. Each of the Term Agent, each Term Lender and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by each Credit Party), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by the Term Agent, such Term Lender or any of their respective Affiliates to or for the credit or the account of the Borrowers or any other Credit Party against any Obligation of any Credit Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured. No Term Lender shall exercise any such right of setoff without the prior consent of the Term Agent or Required Lenders. Each of the Term Agent and each Term Lender agrees promptly to notify the Borrower Representative and the Term Agent after any such setoff and application made by such Term Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights under this Section 8.11 are in addition to any other rights and remedies (including other rights of setoff) that the Term Agent, the Term Lenders, their Affiliates and the other Secured Parties may have.
(b)    Sharing of Payments, Etc. If any Term Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Credit Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC) of Collateral) other than pursuant to Section 8.9 or Article IX and such payment exceeds the amount such Term Lender would have been entitled to receive if all payments had gone to, and been distributed by, the Term Agent in accordance with the provisions of the Loan Documents, such Term Lender shall purchase for cash from other Term Lenders such participations in their Obligations as necessary for such Term Lender to share such excess payment with such Term Lenders to ensure such payment is applied as though it had been received by the Term Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of the Borrowers, applied to repay the Obligations in accordance herewith); provided, however, that (i) if such payment is rescinded or otherwise recovered from such Term Lender in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Term Lender without interest and (ii) such Term Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Term Lender were the direct creditor of the applicable Credit Party in the amount of such participation.

8.12    Counterparts; Facsimile Signature.
This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

8.13    Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

8.14    Captions.
The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

8.15    Independence of Provisions.
The parties hereto acknowledge that this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.

8.16    Interpretation.
This Agreement is the result of negotiations among and has been reviewed by counsel to Credit Parties, the Term Agent, each Term Lender and other parties hereto, and is the product of all parties hereto. Accordingly, this Agreement and the other Loan Documents shall not be construed against the Term Lenders or the Term Agent merely because of the Term Agent's or the Term Lenders' involvement in the preparation of such documents and agreements. Without limiting the generality of the foregoing, each of the parties hereto has had the advice of counsel with respect to Sections 8.18 and 8.19.

8.17    No Third Parties Benefited.
This Agreement is made and entered into for the sole protection and legal benefit of the Borrowers, the Term Lenders and the Term Agent, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Neither the Term Agent nor any Term Lender shall have any obligation to any Person not a party to this Agreement or the other Loan Documents.

8.18    Governing Law and Jurisdiction.
(a)    Governing Law. The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Agreement, including, without limitation, its validity, interpretation, construction, performance and enforcement (including, without limitation, any claims sounding in contract or tort law arising out of the subject matter hereof and any determinations with respect to post-judgment interest).
(b)    Submission to Jurisdiction. Any legal action or proceeding with respect to any Loan Document shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, each party hereto executing this Agreement hereby accepts for itself and in respect of its Property, generally and unconditionally, the jurisdiction of the aforesaid courts; provided that nothing in this Agreement shall limit the right of the Term Agent to commence any proceeding in the federal or state courts of any other jurisdiction to the extent the Term Agent determines that such action is necessary or appropriate to exercise its rights or remedies under the Loan Documents. The parties hereto (and, to the extent set forth in any other Loan Document, each other Credit Party) hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.
(c)    Service of Process. Each party hereto hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of the Borrowers specified herein (and shall be effective when such mailing shall be effective, as provided therein). Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(d)    Non-Exclusive Jurisdiction. Nothing contained in this Section 8.18 shall affect the right of the Term Agent or any Term Lender to serve process in any other manner permitted by applicable Requirements of Law or commence legal proceedings or otherwise proceed against any Credit Party in any other jurisdiction.
8.19    Waiver of Jury Trial.
THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY AND THEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

8.20    Entire Agreement; Release; Survival.
(a)    THE LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT OF THE PARTIES AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS RELATING TO THE SUBJECT MATTER THEREOF AND ANY PRIOR LETTER OF INTEREST, COMMITMENT LETTER, CONFIDENTIALITY AND SIMILAR AGREEMENTS INVOLVING ANY CREDIT PARTY AND ANY TERM LENDER OR ANY OF THEIR RESPECTIVE AFFILIATES RELATING TO A FINANCING OF SUBSTANTIALLY SIMILAR FORM, PURPOSE OR EFFECT OTHER THAN THE FEE LETTER. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT, THE TERMS OF THIS AGREEMENT SHALL GOVERN (UNLESS OTHERWISE EXPRESSLY STATED IN SUCH OTHER LOAN DOCUMENT OR SUCH TERMS OF SUCH OTHER LOAN DOCUMENTS ARE NECESSARY TO COMPLY WITH APPLICABLE REQUIREMENTS OF LAW, IN WHICH CASE SUCH TERMS SHALL GOVERN TO THE EXTENT NECESSARY TO COMPLY THEREWITH).
(b)    Execution of this Agreement by the Credit Parties constitutes a full, complete and irrevocable release of any and all claims which each Credit Party may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Loan Documents. In no event shall any Indemnitee or any Credit Party be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). Each of each Credit Party, the Term Agent, and each Term Lender hereby waives, releases and agrees not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.
(c)    (i) Any indemnification or other protection provided to any Indemnitee pursuant to this Section 8.20, Sections 8.5 (Costs and Expenses) and 8.6 (Indemnity) and Article VII (Agent) and Article IX (Taxes, Yield Protection and Illegality) and (ii) the provisions of Section 8.1 of the Guaranty and Security Agreement, in each case, shall (x) survive the payment in full of all Obligations and (y) with respect to clause (i) above, inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.
8.21    Patriot Act.
Each Term Lender that is subject to the Patriot Act hereby notifies the Credit Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Term Lender to identify each Credit Party in accordance with the Patriot Act.

8.22    Replacement of Term Lenders.
Within forty-five days after: (i) receipt by the Borrower Representative of written notice and demand from any Term Lender that is not the Term Agent or an Affiliate of the Term Agent (an “Affected Lender”) for payment of additional costs as provided in Sections 9.1 and/or 9.2 (in amounts in excess of additional costs demanded to be paid by other Term Lenders with respect to the same matters); or (ii) any failure by any Term Lender (other than the Term Agent or an Affiliate of the Term Agent) to consent to a requested amendment, waiver or modification to any Loan Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Term Lender (or each Term Lender directly affected thereby, as applicable) is required with respect thereto, the Borrowers may, at their option, notify the Term Agent and such Affected Lender (or such non-consenting Lender) of the Borrowers' intention to obtain, at the Borrowers' expense, a replacement Term Lender (“Replacement Lender”) for such Affected Lender (or such non-consenting Lender), which Replacement Lender shall be reasonably satisfactory to the Term Agent. In the event the Borrowers obtain a Replacement Lender within forty-five (45) days following notice of its intention to do so, the Affected Lender (or such non-consenting Lender) shall sell and assign its portion of the Term Loan to such Replacement Lender, at par, provided that the Borrowers have reimbursed such Affected Lender for its increased costs for which it is entitled to reimbursement under this Agreement through the date of such sale and assignment. In the event that a replaced Term Lender does not execute an Assignment pursuant to Section 8.9 within five (5) Business Days after receipt by such replaced Term Lender of notice of replacement pursuant to this Section 8.22 and presentation to such replaced Term Lender of an Assignment evidencing an assignment pursuant to this Section 8.22, the Borrowers shall be entitled (but not obligated) to execute such an Assignment on behalf of such replaced Term Lender, and any such Assignment so executed by the Borrowers, the Replacement Lender and the Term Agent, shall be effective for purposes of this Section 8.22 and Section 8.9. Upon any such assignment and payment and compliance with the other provisions of Section 8.9, such replaced Term Lender shall no longer constitute a “Term Lender” for purposes hereof; provided, any rights of such replaced Term Lender to indemnification hereunder shall survive.

8.23    Joint and Several.
Each Borrower is part of a group of affiliated Persons, and each Borrower expects to receive substantial direct and indirect benefits from the extension of the credit facility established pursuant to this Agreement. In consideration of the foregoing, each Borrower hereby irrevocably and unconditionally agrees that it is jointly and severally liable for all of the liabilities, obligations, covenants and agreements of the Borrowers hereunder and under the other Loan Documents, whether now or hereafter existing or due or to become due. The obligations of the Borrowers under the Loan Documents may be enforced by the Term Agent and the Term Lenders against any Borrower or all Borrowers in any manner or order selected by the Term Agent or the Required Lenders in their sole discretion. Each Borrower hereby irrevocably waives (i) any rights of subrogation and (ii) any rights of contribution, indemnity or reimbursement, in each case, that it may acquire or that may arise against any other Borrower due to any payment or performance made under this Agreement, in each case until all Obligations shall have been fully satisfied. Without limiting the foregoing provisions of this Section 8.23, each Borrower acknowledges and agrees that:

(a)    its obligations under this Agreement shall remain enforceable against it even though such obligations may be unenforceable or not allowable against any other Borrower due to the existence of an insolvency proceeding involving any other Borrower;
(b)    its obligations under this Agreement are independent of the obligations of any other Borrower, and a separate action or actions may be brought and prosecuted against it in respect of such obligations irrespective of whether any action is brought against any other Borrower or any other Borrower is joined in any such action or actions;
(c)    it hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:
(i)    any lack of validity or enforceability of this Agreement, any other Loan Document or any agreement or instrument relating hereto or thereto in respect of any other Borrower;
(ii)    any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of any other Borrower under or in respect of this Agreement, the other Loan Documents, or any other amendment or waiver of or any consent to departure from this Agreement or any other Loan Document, in respect of any other Borrower;
(iii)    any change, restructuring or termination of the structure or existence of any other Borrower;
(iv)    the failure of any other Person to execute or deliver any other agreement or the release or reduction of liability of any other Person with respect to any obligations of the Borrowers under this Agreement or any other Loan Document;
(v)    any other circumstance (including any statute of limitations but other than the Obligations having been fully satisfied) or any existence of or reliance on any representation by any other Person that might otherwise constitute a defense available to, or a discharge of, any other Borrower; or
(vi)    the application of any Term Loan proceeds to, or the extension of any other credit for the benefit of, any other Borrower, any other Credit Party, or any of their Subsidiaries;
(d)    its obligations under this Agreement and the other Loan Documents shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any such obligations is rescinded or must otherwise be returned by any Person upon the insolvency, bankruptcy or reorganization of any other Borrower, all as though such payment had not been made; and

(e)    it hereby unconditionally and irrevocably waives any right to revoke its joint and several liability under the Loan Documents and acknowledges that such liability is continuing in nature and applies to all obligations of the Borrowers under the Loan Documents, whether existing now or in the future. Without limiting the generality of the foregoing, reference is hereby made to Article II of the Guaranty and Security Agreement, to which the obligations of Borrower and the other Credit Parties are subject.
8.24    Creditor-Debtor Relationship.
The relationship between the Term Agent, and each Term Lender, on the one hand, and the Credit Parties, on the other hand, is solely that of creditor and debtor. No Secured Party has any fiduciary relationship or duty to any Credit Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Credit Parties by virtue of, any Loan Document or any transaction contemplated therein.

8.25    Actions in Concert.
Notwithstanding anything contained herein to the contrary, each Term Lender hereby agrees with each other Term Lender that no Term Lender shall take any action to protect or enforce its rights against any Credit Party arising out of this Agreement or any other Loan Document (including exercising any rights of setoff) without first obtaining the prior written consent of the Term Agent or Required Lenders, it being the intent of the Term Lenders that any such action to protect or enforce rights under this Agreement and the other Loan Documents shall be taken in concert and at the direction or with the consent of the Term Agent or Required Lenders.

ARTICLE IX.
TAXES, YIELD PROTECTION AND ILLEGALITY
9.1    Taxes.
(a)    Except as otherwise provided in this Section 9.1, each payment by any Credit Party under any Loan Document shall be made free and clear of all present or future taxes, levies, imposts, deductions, charges or withholdings imposed by any Governmental Authority and all interest, penalties and additions to tax with respect thereto (and without deduction for any of them) (collectively, but excluding Excluded Taxes, the “Taxes”).
(b)    If any Taxes shall be required by any Requirement of Law to be deducted from or in respect of any amount payable under any Loan Document to any Secured Party (i) such amount shall be increased as necessary to ensure that, after all required deductions for Taxes are made (including deductions applicable to any increases to any amount under this Section 9.1), such Secured Party receives the amount it would have received had no such deductions been made, (ii) the relevant Credit Party shall make such deductions, (iii) the relevant Credit Party shall timely pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable Requirements of Law and (iv) within 30 days after such payment is made, the relevant Credit Party shall deliver to the Term Agent an original or certified copy of a receipt evidencing such payment or other evidence of payment reasonably satisfactory to the Term Agent.
(c)    In addition, the Borrowers agree to pay, and authorize the Term Agent to pay in their name, any stamp, documentary, excise or property tax, charges or similar levies imposed by any applicable Requirement of Law or Governmental Authority and all interest, penalties and additions to tax with respect thereto, in each case arising from the execution, delivery or registration of, or otherwise with respect to, any Loan Document or any transaction contemplated therein (collectively, “Other Taxes”). Within 30 days after the date of any payment of Other Taxes by any Credit Party, the Borrowers shall furnish to the Term Agent, at its address referred to in Section 8.2, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment reasonably satisfactory to the Term Agent.
(d)    The Borrowers shall reimburse and indemnify, within 30 days after receipt of demand therefor (with copy to the Term Agent), each Secured Party for all Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 9.1) paid by such Secured Party, whether or not such Taxes or Other Taxes were correctly or legally asserted. A certificate of the Secured Party (or of Agent on behalf of such Secured Party) claiming any compensation under this clause (d), setting forth the amounts to be paid thereunder and delivered to the Borrower Representative with copy to the Term Agent, shall be conclusive, binding and final for all purposes, absent manifest error. In determining such amount, the Term Agent and such Secured Party may use any reasonable averaging and attribution methods.
(e)    Any Term Lender claiming any additional amounts payable pursuant to this Section 9.1 shall use its commercially reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its Lending Office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.
(f)    (i) Each Non-U.S. Lender Party that, at any of the following times, is entitled to an exemption from United States withholding tax or is subject to such withholding tax at a reduced rate under an applicable tax treaty, shall (w) on or prior to the date such Non-U.S. Lender Party becomes a “Non-U.S. Lender Party” hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (i) and (z) from time to time if requested by the Borrower Representative or the Term Agent (or, in the case of a participant or SPV, the relevant Term Lender), provide the Term Agent and the Borrower Representative (or, in the case of a participant or SPV, the relevant Term Lender) with two completed originals of each of the following, as applicable: (A) Forms W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business), W-8BEN (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) and/or W-8IMY (together with appropriate forms, certifications and supporting statements) or any successor forms,

(B) in the case of a Non-U.S. Lender Party claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form and a certificate in form and substance acceptable to the Term Agent that such Non-U.S. Lender Party is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (C) any other applicable document prescribed by the IRS certifying as to the entitlement of such Non-U.S. Lender Party to such exemption from United States withholding tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender Party under the Loan Documents. Unless the Borrower Representative and the Term Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender Party are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Credit Parties and the Term Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.
(ii)    Each U.S. Lender Party shall (A) on or prior to the date such U.S. Lender Party becomes a “U.S. Lender Party” hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (f) and (D) from time to time if requested by the Borrower Representative or the Term Agent (or, in the case of a participant or SPV, the relevant Term Lender), provide the Term Agent and the Borrower Representative (or, in the case of a participant or SPV, the relevant Term Lender) with two completed originals of Form W-9 (certifying that such U.S. Lender Party is entitled to an exemption from U.S. backup withholding tax) or any successor form.
(iii)    Each Term Lender having sold a participation in any of its Obligations or identified an SPV as such to the Term Agent shall collect from such participant or SPV the documents described in this clause (f) and provide them to the Term Agent.
(iv)    If a payment made to a Non-U.S. Lender Party would be subject to United States federal withholding tax imposed by FATCA if such Non-U.S. Lender Party fails to comply with the applicable reporting requirements of FATCA, such Non-U.S. Lender Party shall deliver to the Term Agent and Borrower Representative any documentation under any Requirement of Law or reasonably requested by the Term Agent or Borrower Representative sufficient for the Term Agent or Borrowers to comply with their obligations under FATCA and to determine that such Non-U.S. Lender has complied with such applicable reporting requirements.

9.2    Illegality.
(a)    If after the date hereof any Term Lender shall determine that the introduction of any Requirement of Law, or any change in any Requirement of Law or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Term Lender or its Lending Office to make LIBOR Rate Loans, then, on notice thereof by such Term Lender to the Borrowers through Term Agent, the obligation of that Lender to make LIBOR Rate Loans shall be suspended until such Term Lender shall have notified Term Agent and the Borrower Representative that the circumstances giving rise to such determination no longer exists.
(b)    Subject to clause (c) of this Section 9.2, if any Term Lender shall determine that it is unlawful to maintain any LIBOR Rate Loan, the Term Loans of such Term Lender then outstanding shall become Base Rate Loans either on the last day of the Interest Period thereof if such Term Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if such Term Lender may not lawfully continue to maintain such LIBOR Rate Loans, and the Borrowers shall pay to such Term Lender any amounts required to be paid in connection therewith pursuant to Section 9.4.
(c)    Before giving any notice to the Term Agent pursuant to this Section 9.2, the affected Term Lender shall designate a different Lending Office with respect to its LIBOR Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of such Term Lender, be illegal or otherwise disadvantageous to such Term Lender.
9.3    Increased Costs and Reduction of Return.
(a)    If any Term Lender shall determine that, due to either (i) the introduction of, or any change in, or in the interpretation of, any Requirement of Law or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in the case of either clause (i) or (ii) subsequent to the date hereof, there shall be any increase in the cost to such Term Lender of maintaining any loans based on the LIBOR Rate (other than an increase in the overall rate imposed on taxable income), then the Borrowers shall be liable for, and shall from time to time, within thirty (30) days of demand therefor by such Term Lender (with a copy of such demand to the Term Agent), pay to the Term Agent for the account of such Term Lender, additional amounts as are sufficient to compensate such Term Lender for such increased costs; provided, that the Borrowers shall not be required to compensate any Term Lender pursuant to this Section 9.3(a) for any increased costs incurred more than 180 days prior to the date that such Term Lender notifies the Borrower Representative, in writing of the increased costs and of such Term Lender's intention to claim compensation thereof; provided, further, that if the circumstance giving rise to such increased costs is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
(b)    If any Lender shall have determined that:
(i)    the introduction of any Capital Adequacy Regulation;

(ii)    any change in any Capital Adequacy Regulation;
(iii)    any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof; or
(iv)    compliance by such Term Lender (or its Lending Office) or any entity controlling the Term Lender, with any Capital Adequacy Regulation;
affects the amount of capital required or expected to be maintained by such Term Lender or any entity controlling such Term Lender and (taking into consideration such Term Lender's or such entities' policies with respect to capital adequacy and such Term Lender's desired return on capital) determines that the amount of such capital is increased as a consequence of its loans, credits or obligations under this Agreement, then, within thirty (30) days of demand of such Term Lender (with a copy to the Term Agent), the Borrowers shall pay to such Term Lender, from time to time as specified by such Term Lender, additional amounts sufficient to compensate such Term Lender (or the entity controlling the Term Lender) for such increase; provided, that the Borrowers shall not be required to compensate any Term Lender pursuant to this Section 9.3(b) for any amounts incurred more than 180 days prior to the date that such Term Lender notifies the Borrower Representative, in writing of the amounts and of such Term Lender's intention to claim compensation thereof; provided, further, that if the event giving rise to such increase is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
(c)    Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in a Requirement of Law under subsection (a) above and/or a change in a Capital Adequacy Regulation under subsection (b) above, as applicable, regardless of the date enacted, adopted or issued.

9.4    Funding Losses.
The Borrowers agree to reimburse each Term Lender and to hold each Term Lender harmless from any loss or expense which such Term Lender may sustain or incur as a consequence of:

(a)    the failure of the Borrowers to make any payment or mandatory prepayment of principal of the Term Loan (including payments made after any acceleration thereof); or
(b)    the failure of the Borrowers to make any prepayment after the Borrowers have given a notice in accordance with Section 1.5; or
(c)    the prepayment (including pursuant to Section 1.8) of a LIBOR Rate Loan on a day which is not the last day of the Interest Period with respect thereto;
including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain it is portion of the Term Loan hereunder or from fees payable to terminate the deposits from which such funds were obtained; provided that, with respect to the expenses described in clause (c) above, such Term Lender shall have notified the Term Agent of any such expense within two (2) Business Days of the date on which such expense was incurred. Solely for purposes of calculating amounts payable by the Borrowers to the Term Lenders under this Section 9.4 and under Section 9.3(a): each portion of the Term Loan made by a Term Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the interest rate for such portion of the Term Loan by a matching deposit or other borrowing in the interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such portion of the Term Loan is in fact so funded.

9.5    Inability to Determine Rates.
If the Term Agent shall have determined in good faith that for any reason adequate and reasonable means do not exist for ascertaining the LIBOR for any requested Interest Period with respect to a proposed LIBOR Rate Loan or that the LIBOR for any Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to the Term Lenders of funding or maintaining such LIBOR Rate Loan, the Term Agent will forthwith give notice of such determination to the Borrower Representative and each Term Lender. Thereafter, the obligation of the Term Lenders to make or maintain LIBOR Rate Loans hereunder shall be suspended until the Term Agent revokes such notice in writing. In such event, all LIBOR Rate Loans shall be immediately continued as Base Rate Loans and theBorrowers shall pay to the Term Lenders any amounts required to be paid in connection therewith pursuant to Section 9.4.
9.6    Reserves on LIBOR Rate Loans.
The Borrowers shall pay to each Term Lender, as long as such Term Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional costs on the unpaid principal amount of each LIBOR Rate Loan equal to actual costs of such reserves allocated to such LIBOR Rate Loan by such Term Lender (as determined by such Term Lender in good faith, which determination shall be conclusive absent manifest error), payable on each date on which interest is payable on such LIBOR Rate Loan provided the Borrower Representative shall have received at least fifteen (15) days' prior written notice (with a copy to the Term Agent) of such additional interest from the Term Lender. If a Term Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest shall be payable fifteen (15) days from receipt of such notice.
9.7    Certificates of Lenders.
Any Term Lender claiming reimbursement or compensation pursuant to this Article IX shall deliver to the Borrower Representative (with a copy to the Term Agent) a certificate setting forth in reasonable detail the amount payable to such Term Lender hereunder and such certificate shall be conclusive and binding on the Borrowers in the absence of manifest error.
ARTICLE X.
DEFINITIONS
10.1    Defined Terms.
The following terms have the following meanings:

“Account” means, as at any date of determination, all “accounts” (as such term is defined in the UCC) of the Credit Parties, including, without limitation, the unpaid portion of the obligation of a customer of a Credit Party in respect of Inventory purchased by and shipped to such customer and/or the rendition of services by a Credit Party, as stated on the respective invoice of a Credit Party, net of any credits, rebates or offsets owed to such customer.
“Account Debtor” means the customer of a Credit Party who is obligated on or under an Account.
“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the Stock and Stock Equivalents of any Person or otherwise causing any Person to become a Subsidiary of a Borrower, or (c) a merger or consolidation or any other combination with another Person.
“Adjusted EBITDA” means (a) Consolidated EBITDA plus (b) other items (including, without limitation, certain restructuring costs identified by Borrower in the Confidential Information Memorandum dated June 2012), ) in an amount of up to $7,000,000 in the aggregate from and after the Closing Date in specifically identified cash charges related to severance costs and costs related to the consolidation, closure and/or restructuring of manufacturing plants, warehouses, other company facilities, and freight programs (such charges to be deducted from Consolidated EBITDA in the month for which they were accrued), provided that the items described in clause (b) above may not exceed $3,000,000 in any Fiscal Year (other than in the 2012 Fiscal Year for which such annual limit shall not apply), all as determined in accordance with GAAP.
“Affected Lender” has the meaning set forth in Section 8.22.
“Affiliate” means, with respect to any Person, each officer, director, general partner or joint-venturer of such Person and any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person; provided, however, that no Secured Party shall be an Affiliate of any Credit Party or of any Subsidiary of any Credit Party solely by reason of the provisions of the Loan Documents. For purposes of this definition, “control” means the possession of either (a) the power to vote, or the beneficial ownership of, 10% or more of the voting Stock of such Person (either directly or through the ownership of Stock Equivalents) or (b) the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Agent Report” has the meaning set forth in Section 7.5(c).
“Applicable Margin” means 12.00% per annum.
“Approved Fund” means, with respect to any Term Lender, any Person (other than a natural Person) that (a) (i) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the Ordinary Course of Business or (ii) temporarily warehouses loans for any Term Lender or any Person described in clause (i) above and (b) is advised or managed by (i) such Term Lender, (ii) any Affiliate of such Term Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Term Lender.
“Assignment” means an assignment agreement entered into by a Term Lender, as assignor, and any Person, as assignee, pursuant to the terms and provisions of Section 8.9 (with the consent of any party whose consent is required by Section 8.9), accepted by the Term Agent, substantially in the form of Exhibit 10.1(a) or any other form approved by the Term Agent.
“Attorney Costs” means and includes all fees and disbursements of any law firm or other external counsel which is required to be reimbursed by any Credit Party pursuant to the terms of this Agreement or any other Loan Document.
“Availability” has the meaning given to such term in the Revolving Credit Agreement as in effect on the Closing Date.
“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.), as amended.
“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Term Agent) or any similar release by the Federal Reserve Board (as determined by the Term Agent), (b) the sum of 0.50% per annum and the Federal Funds Rate, and (c) the sum of (x) LIBOR calculated for each such day based on an Interest Period of one month determined two (2) Business Days prior to such day, plus (y) one percent (1%), in each instance, as of such day. Any change in the Base Rate due to a change in any of the foregoing shall be effective on the effective date of such change in the Federal Funds Rate or LIBOR for an Interest Period of one month.
“Base Rate Loan” means a Term Loan that bears interest at the greater of (i) the Base Rate plus nine percent (9%) per annum or (ii) 12.25% per annum.
“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) other than a Multiemployer Plan, to which any Credit Party incurs or otherwise has any obligation or liability, contingent or otherwise.
“Borrower” and “Borrowers” has the meaning specified in the preamble to this Agreement.
“Borrower Materials” has the meaning specified in Section 8.10(e).
“Borrower Representative” has the meaning specified in Section 1.10.

“Borrowing Base Certificate” means a certificate of the Borrower Representative, on behalf of each Credit Party, in substantially the form of Exhibit 10.1(b) hereto, duly completed.
“Borrowing Base Real Estate” means the owned Real Estate of the Borrowers set forth on Schedule 10.1(d) of the Disclosure Letter as of the Closing Date, and thereafter, any Real Estate owned by the Borrowers which is designated by the Borrowers as Borrowing Base Real Estate and, in each case, except as otherwise agreed by the Term Agent and the Required Lenders, satisfies all of the following conditions:
(a)    A Borrower owns such Real Estate in fee simple absolute;
(b)    The Term Agent shall have received evidence that all actions that the Term Agent may reasonably deem necessary or appropriate in order to create valid first and subsisting Liens on the property described in the Mortgages has been taken;
(c)    The Term Agent shall have received an appraisal (based upon the Net Forced Liquidation Value) of such Real Estate complying with the requirements of FIRREA by a third party professional appraiser reasonably acceptable to the Term Agent and otherwise in form and substance reasonably satisfactory to the Term Agent; and
(d)    The Real Estate Eligibility Requirements have been satisfied.
“Business Day” means any day that is not a Saturday, Sunday or a day on which banks are required or authorized to close in New York City and, when determined in connection with notices and determinations in respect of LIBOR or any funding, conversion, continuation, or payment of the Term Loan, that is also a day on which dealings in Dollar deposits are carried on in the London interbank market.
“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any Lender or of any corporation controlling a Lender.
“Capital Expenditures” means, with respect to the Company and its Subsidiaries for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations).
“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, any Property by such Person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.
“Capital Lease Obligations” means, at any time, with respect to any Capital Lease, any lease entered into as part of any sale leaseback transaction of any Person or any synthetic lease, the amount of all obligations of such Person that is (or that would be, if such synthetic lease or other lease were accounted for as a Capital Lease) capitalized on a balance sheet of such Person prepared in accordance with GAAP.
“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guarantied or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody's, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody's and issued by any Person organized under the laws of any state of the United States, (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers' acceptance issued or accepted by (i) any Lender or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 and (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody's the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) or (d) above shall not exceed 365 days.
“Change in Control” means the occurrence of any of the following: (a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934); (b) the adoption by the shareholders of Company of a plan relating to the liquidation or dissolution of the Company; (c) the acquisition by any “person” or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, or any successor provision), in a single transaction or in a series of related transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, or any successor provision) of 25% or more of the total voting power of the voting Stock and Stock Equivalents of the Company then outstanding; (d) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; (e) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding voting Stock and Stock

Equivalents of the Company or such other Person is converted into or exchanged for cash, securities or other property or (f) except pursuant to a transaction permitted under Section 5.3, the Company ceases to own, directly or indirectly, one hundred percent (100%) of the issued and outstanding Stock and Stock Equivalents of each of the other Borrowers, the other Credit Parties or any Subsidiary of any of them, in each case, free and clear of all Liens, rights, options, warrants or other similar agreements or understandings, other than Liens in favor of the Revolving Agent and Liens in favor of the Term Agent, for the benefit of the Secured Parties.
“Closing Date” means September 25, 2012.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral” means all Property and interests in Property and proceeds thereof now owned or hereafter acquired by any Credit Party, upon which a Lien in favor of the Term Agent, on behalf of itself, the Lenders and the other Secured Parties, is granted, purported to be granted or otherwise exists, in each case, to secure the Obligations, whether under this Agreement, under any Collateral Document or otherwise.
“Collateral Documents” means, collectively, the Guaranty and Security Agreement, the IP Security Agreements, the Mortgages, each Control Agreement, and all other security agreements, pledge agreements, patent and trademark security agreements, lease assignments, guaranties and other similar agreements, and all amendments, restatements, modifications or supplements thereof or thereto, by or between any one or more of any Credit Party, and any Term Lender or the Term Agent for the benefit of the Term Agent, the Term Lenders and other Secured Parties now or hereafter delivered to the Term Lenders or the Term Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC or comparable law) against any such Person as debtor in favor of any Term Lender or the Term Agent for the benefit of the Term Agent, the Term Lenders and the other Secured Parties, as secured party, as any of the foregoing may be amended, restated and/or modified from time to time.
“Collection Account” means that certain account of the Revolving Agent set forth on Schedule C-1 of the Disclosure Letter, or such other account as may be specified in writing by the Revolving Agent as the “Collection Account” (or after the obligations under the Revolving Credit Agreement have been paid in full and the Aggregate Revolving Commitments have been terminated, such account as may be specified by the Term Agent as the “Collection Account”).
“Company” has the meaning set forth in the Preamble.
“Compliance Certificate” means a certificate of the Borrower Representative, on behalf of each Credit Party, in substantially the form of Exhibit 4.2(b).
“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial position, cash flows, or operating results of such Person and its Subsidiaries.
“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (without duplication of either (x) any item described in any other clause, below, or (y) any item excluded in the calculation of Consolidated Net Income) (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Expense, (ii) the provision for income taxes, (iii) depreciation and amortization expense, (iv) non-cash compensation expenses and (v) other non-recurring expenses or losses reducing such Consolidated Net Income which do not represent a cash item in such period or any future period, minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits and (ii) all non-recurring, non-cash items increasing Consolidated Net Income, all as determined on a Consolidated basis in accordance with GAAP.
“Consolidated Fixed Charge Coverage Ratio” means, with respect to the Company and its Subsidiaries on a Consolidated basis for any period, the ratio of (a) the result of (i) Consolidated EBITDA for such period minus (ii) the sum of (A) Capital Expenditures made during such period which are not financed with net proceeds of Indebtedness permitted under Section 5.5 (other than the loans under the Revolving Credit Agreement) during such period, plus (B) the aggregate amount (but not less than $0) of Federal, state, local and foreign income taxes paid in cash during such period to (b) the sum of (i) Debt Service Charges paid in cash during such period plus (ii) Restricted Payments paid in cash during such period plus (iii) cash contributions to any Benefit Plan in excess of actual pension expense during such period calculated for the Company and its Subsidiaries on a consolidated basis.
“Consolidated Interest Expense” means, with respect to the Company and its Subsidiaries on a Consolidated basis for any period, (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations, (c) the portion of rent expense under Capital Leases that is treated as interest in accordance with GAAP, and (d) any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk.
“Consolidated Net Income” means, with respect to the Company and its Subsidiaries for any period, the aggregate of the net income (loss) of the Company and its Subsidiaries for such period, on a Consolidated basis, and otherwise determined in accordance with GAAP; provided that Consolidated Net Income shall exclude (a) extraordinary gains for such period, (b) the net income of any Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or applicable law to such Subsidiary during such period, except that the Company's equity in any net loss of any such Subsidiary for such period shall be included in determining Consolidated Net

Income, and (c) any income (or loss) for such period of any Person if such Person is not a Subsidiary, except that the Company's equity in the net income of any such Person for such period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to the Company as described in clause (b) of this proviso).
“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person: (a) with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (c) under any Rate Contracts; (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for the obligations of another Person through any agreement to purchase, repurchase or otherwise acquire such obligation or any Property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guarantied or otherwise supported or, if not a fixed and determined amount, the maximum amount so guarantied or supported.
“Continuing Directors” means, as of any date of determination, those members of the Board of Directors of the Company, each of whom: (a) was a member of such Board of Directors on the Closing Date; or (b) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (excluding, in the case of clause (b), any individual whose initial nomination for, or assumption of office as, a member of that Board of Directors occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the Board of Directors).
“Contractual Obligations” means, as to any Person, any provision of any security (whether in the nature of Stock, Stock Equivalents or otherwise) issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement (other than a Loan Document) to which such Person is a party or by which it or any of its Property is bound or to which any of its Property is subject.
“Control Account” means each deposit account, securities account, or commodities account now or hereafter owned by the Credit Parties, other than (a) payroll accounts (so long as each such payroll account does not contain amounts in excess of amounts necessary to pay payroll expenses), trust accounts, accounts used exclusively for withholding tax, goods and services tax, sales tax, payroll tax and other fiduciary accounts, (b) Local Accounts and other accounts (other than (x) lockbox accounts and other accounts into which Account Debtor payments are made or (y) any concentration accounts) with cash or Cash Equivalents and other entitlements not exceeding $250,000 at any time in the aggregate for all such accounts excluded pursuant to this clause (b) (the accounts set forth in clauses (a) - (b) above, collectively, the “Excluded Accounts”).
“Control Agreement” means, with respect to any deposit account, securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance satisfactory to the Term Agent, among the Term Agent, the Revolving Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Credit Party maintaining such account, entitlement or contract, as applicable, effective to grant “control” (within the meaning of Articles 8 and 9 under the applicable UCC) over such account to the Term Agent (or to the Revolving Agent, as agent for the Term Agent under the Intercreditor Agreement).
“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.
“Copyright Security Agreement” means the Copyright Security Agreement, dated as of even date herewith, made in favor of the Term Agent, for the benefit of the Secured Parties, by each applicable Credit Party, as amended, restated, supplemented and otherwise modified from time to time.
“Credit Card Notification” shall have the meaning set forth in Section 4.11(l).
“Credit Parties” means each Borrower, each Guarantor and each other Person which executes a guaranty of the Obligations, which grants a Lien on all or substantially all of its assets to secure payment of the Obligations.
“Customary Permitted Encumbrances” means:
(a)    Liens imposed by law for taxes, assessments or governmental charges or levies that are not yet due and payable or are being contested in compliance with Section 5.1;
(b)    carriers', warehousemen's, landlord's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the Ordinary Course of Business and securing obligations that are not overdue by more than 30 days or which are being contested in good faith and by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto and for which adequate reserves in accordance with GAAP are being maintained;

(c)    pledges and deposits made in the Ordinary Course of Business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;
(d)    deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the Ordinary Course of Business;
(e)    judgment liens in respect of judgments (other than for payment of taxes, assessments or other governmental charges) that do not constitute an Event of Default under Section 6.1(h); and
(f)    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the Ordinary Course of Business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the Ordinary Course of Business of the Company or any Subsidiary;
provided that the term “Customary Permitted Encumbrances” shall not include any Lien securing Indebtedness.
“Debt Service Charges” means, for any period, the sum of (a) Consolidated Interest Expense plus (b) all scheduled principal payments made or required to be made on account of Indebtedness for borrowed money (including, without limitation, obligations with respect to Capital Leases) for such period (excluding, for the avoidance of doubt, all voluntary and mandatory prepayments), in each case determined in accordance with GAAP.
“Default” means any event or circumstance that, with the passing of time or the giving of notice or both, would (if not cured or otherwise remedied during such time) become an Event of Default.
“Disclosure Letter” means that certain letter agreement dated as of the date hereof by and among the Credit Parties and the Term Agent.
“Disposition” means (a) the sale, lease, conveyance or other disposition of Property, other than sales or other dispositions expressly permitted under Sections 5.2(a), 5.2(b), 5.2(d), 5.2(g) and 5.2(h), and (b) the sale or transfer by a Borrower or any Subsidiary of a Borrower of any Stock or Stock Equivalent issued by any Subsidiary of a Borrower and held by such transferor Person.
“Documentation Agent” means Wells Fargo Bank, National Association, in its capacity as Documentation Agent under this Agreement.
“Dollars”, “dollars” and “$” each mean lawful money of the United States of America.
“Domestic Subsidiary” means any Subsidiary other than a Foreign Subsidiary.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail, or otherwise to or from an E-System.
“Eligible Accounts” has the meaning given to such term in the Revolving Credit Agreement as in effect on the Closing Date.
“Eligible Finished Goods Inventory” has the meaning given to such term in the Revolving Credit Agreement as in effect on the Closing Date.
“Eligible In-Transit Inventory” has the meaning given to such term in the Revolving Credit Agreement as in effect on the Closing Date.
“Eligible Inventory” has the meaning given to such term in the Revolving Credit Agreement as in effect on the Closing Date.
“Eligible Raw Materials Inventory” has the meaning given to such term in the Revolving Credit Agreement as in effect on the Closing Date.
“Eligible Trade Names” means the Intellectual Property of the Borrowers set forth in the most recent appraisal of Intellectual Property as conducted from time to time by an independent appraiser engaged by the Term Agent, and which, except as otherwise agreed by the Term Agent and the Required Lenders, satisfies all of the following conditions:
(a)    such Intellectual Property is validly registered with the U.S. Patent and Trademark Office or the U.S. Copyright Office, as applicable;
(b)    a Borrower owns such Intellectual Property, free and clear of any Liens other than Liens granted to the Term Agent and the Revolving Agent;
(c)    such Borrower is in compliance in all material respects with the representations, warranties and covenants set forth in the Loan Documents relating to such Intellectual Property; and
(d)    the Term Agent shall have received evidence that all actions that the Term Agent may reasonably deem necessary or appropriate in order to create valid first and subsisting Liens in favor of the Term Agent on such Intellectual Property (including, without limitation, filings at the U.S. Patent and Trademark Office or the U.S. Copyright Office, as applicable) have been taken.
The Term Agent and the Required Lenders shall have the right to establish, modify or eliminate Term Loan Borrowing Base Reserves against Eligible Trade Names from time to time in its Permitted Discretion in accordance with (c) of the definition thereof. As of the Closing Date, the Eligible Trade Names are set forth on Schedule 10.1(e) of the Disclosure Letter.

“Eligible Work-in-Process Inventory” has the meaning given to such term in the Revolving Credit Agreement as in effect on the Closing Date.
“Environmental Laws” means all Requirements of Law and Permits imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the workplace, the environment and natural resources, and including public notification requirements and environmental transfer of ownership, notification or approval statutes.
“Environmental Liabilities” means all Liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies, including the cost of environmental consultants and the cost of attorney's fees) that may be imposed on, incurred by or asserted against any Credit Party or any Subsidiary of any Credit Party as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental, health or safety condition or with any Release and resulting from the ownership, lease, sublease or other operation or occupation of property by any Credit Party or any Subsidiary of any Credit Party, whether on, prior or after the date hereof.
“Equipment” means all “equipment,” as such term is defined in the UCC, now owned or hereafter acquired by any Credit Party, wherever located.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, collectively, any Credit Party and any Person under common control or treated as a single employer with, any Credit Party, within the meaning of Section 414(b), (c), (m) or (o) of the Code.
“ERISA Event” means any of the following: (a) a reportable event described in Section 4043(b) of ERISA (or, unless the 30-day notice requirement has been duly waived under the applicable regulations, Section 4043(c) of ERISA) with respect to a Title IV Plan; (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal within the meaning of Sections 4203 or 4205 of ERISA of any ERISA Affiliate from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA; (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA; (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due; (h) the imposition of a lien under Section 412 or 430(k) of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate; (i) a written determination from the Internal Revenue Service or any other Governmental Authority regarding the failure of a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law to qualify thereunder; (j) a Title IV Plan is in “at risk” status within the meaning of Code Section 430(i); (k) a Multiemployer Plan is in “endangered status” or “critical status” within the meaning of Section 432(b) of the Code; and (l) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan; or (m) the imposition of any material liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.
“Event of Default” has the meaning set forth in Section 6.1.
“Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property; or (b) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.
“Excluded Accounts” has the meaning set forth in the definition of “Control Account”.
“Excluded Subsidiaries” means, collectively, (a) the Immaterial Subsidiaries, (b) a Domestic Subsidiary owned indirectly through a Foreign Subsidiary, and (c) joint ventures existing as of the Closing Date, solely to the extent Requirements of Law or the terms of such entities' Organization Documents prohibit such entities from becoming a Guarantor hereunder.
“Excluded Tax” means with respect to any Secured Party (a) taxes measured by net income (including branch profits taxes) and franchise taxes imposed in lieu of net income taxes, in each case imposed on any Secured Party as a result of a present or former connection between such Secured Party and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than such connection arising solely from any Secured Party having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document); (b) withholding taxes to the extent that the obligation to withhold amounts existed on the date that such Person became a “Secured Party” under this Agreement in the capacity under which such Person makes a claim under Section 9.1(b) or designates a new Lending Office, except in each case to the extent such Person is a direct or indirect assignee (other than pursuant to Section 8.22) of any other Secured Party that was entitled, at the time the assignment to such Person became effective, to receive additional amounts under Section 9.1(b); (c) taxes that are directly attributable to the failure (other than as a result of a change in any Requirement of Law) by any Secured Party to deliver the documentation required to be delivered pursuant to Section 9.1(f), and (d) in the case of a Non-U.S. Lender Party, any United States federal withholding taxes imposed on amounts payable to such Non-U.S. Lender Party as a result of such Non-U.S. Lender Party's failure to comply with FATCA to establish a complete exemption from withholding thereunder.

“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.
“E-System” means any electronic system approved by the Term Agent, including Intralinks® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Term Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.
“FATCA” means sections 1471, 1472, 1473 and 1474 of the Code, the United States Treasury Regulations promulgated thereunder and published guidance with respect thereto.
“Federal Flood Insurance” means federally backed Flood Insurance available under the National Flood Insurance Program to owners of real property improvements located in Special Flood Hazard Areas in a community participating in the National Flood Insurance Program.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as determined by the Term Agent in a commercially reasonable manner.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.
“Fee Letter” means the letter agreement, dated as of August 27, 2012, between the Borrower Representative and the Term Agent, as amended from time to time.
“FEMA” means the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the National Flood Insurance Program.
“Finished Goods Inventory” has the meaning given to such term in the Revolving Credit Agreement as in effect on the Closing Date.
“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989.
“First Tier Foreign Subsidiary” means a Foreign Subsidiary held directly by a Credit Party or indirectly by a Credit Party through one or more Domestic Subsidiaries.
“Fiscal Quarter” means any of the quarterly fiscal accounting periods of the Credit Parties based on a 13-week (4-4-5) method of accounting.

“Fiscal Year” means any of the annual accounting periods of the Credit Parties ending on the Saturday closest to December 31 of each year.
“Flood Insurance” means, for any Real Estate located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance that (a) meets the requirements set forth by FEMA in its Mandatory Purchase of Flood Insurance Guidelines and (b) shall be in an amount equal to the full, unpaid balance of the Term Loan and any prior liens on the Real Estate up to the maximum policy limits set under the National Flood Insurance Program, or as otherwise required by the Term Agent and the Required Lenders, with deductibles not to exceed $50,000.
“Foreign Subsidiary” means, with respect to any Person, a Subsidiary of such Person that is a “controlled foreign corporation” under Section 957 of the Code.
“Funds Flow Memorandum” shall have the meaning specified in Section 2.1(d).
“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions and comparable stature and authority within the accounting profession) that are applicable to the circumstances as of the date of determination. Subject to Section 10.3, all references to “GAAP” shall be to GAAP applied consistently with the principles used in the preparation of the financial statements described in Section 3.11(a).
“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, stock exchange, regulatory body, arbitrator, public sector entity, supra-national entity (including the European Union and the European Central Bank) and any self-regulatory organization (including the National Association of Insurance Commissioners).
“Guarantors” means, collectively, each of the Subsidiaries of the Borrowers listed on Schedule 3.19 of the Disclosure Letter on the Closing Date (other than the Excluded Subsidiaries) and each other Subsidiary of the Borrowers that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 4.13. As of the Closing Date, the Guarantors are Action Transport, Inc., a Delaware corporation, Furniture Brands Holdings, Inc., a Delaware corporation, Furniture Brands Operations, Inc., a Delaware corporation, Furniture Brands Resource Company, Inc., a Delaware corporation, Broyhill Home Furnishings, Inc., a Delaware corporation, Broyhill Retail, Inc., a Delaware corporation, HDM Retail, Inc., a Delaware corporation, Lane Home Furnishings Retail, Inc., a Delaware corporation, Thomasville Retail, Inc., a Virginia corporation, and Thomasville Home Furnishings, Inc., a Delaware corporation.

“Guaranty and Security Agreement” means that certain Guaranty and Security Agreement, dated as of even date herewith, in form and substance reasonably acceptable to the Term Agent and the Borrowers, made by the Credit Parties in favor of the Term Agent, for the benefit of the Secured Parties, as the same may be amended, restated and/or modified from time to time, together with each other guaranty and security agreement executed and delivered by any other Credit Party in favor of the Term Agent, for the benefit of the Secured Parties.
“Hazardous Material” means any substance, material or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including, without limitation, petroleum or any fraction thereof, asbestos, polychlorinated biphenyls and radioactive substances.
“Immaterial Subsidiary” means any Domestic Subsidiary of the Borrowers that is designated in writing by the Borrower Representative to the Term Agent as a “Immaterial Subsidiary”; provided that any such Domestic Subsidiary (x) individually does not account for more than 1.00% of the Consolidated total assets of the Borrowers and their Subsidiaries or more than 1.00% of the Consolidated total revenues of the Borrowers and their Subsidiaries and (y) together with all other Domestic Subsidiaries designated as “Immaterial Subsidiaries”, on a combined Consolidated basis, does not account for more than 2.50% of the consolidated total assets of the Borrowers and their Subsidiaries or more than 2.50% of the consolidated total revenues of the Borrowers and their Subsidiaries, in each case, at the end of, or for the period of four Fiscal Quarters ended with, the most recent Fiscal Quarter of the Borrowers for which financial statements shall have been delivered pursuant to Section 4.1(a) or (b). The Borrower Representative may from time to time, upon 10 Business Days' (or such shorter period as may be agreed to by Agent) prior written notice to the Term Agent, remove any designation of a Domestic Subsidiary as an Immaterial Subsidiary (including, without limitation, for purposes of compliance with the limitations set forth in this definition), provided that such Subsidiary shall, to the extent necessary, comply with the requirements of Section 4.13. As of the Closing Date, the Immaterial Subsidiaries are Broyhill Transport, Inc., a North Carolina corporation, HDM Transport, Inc., a North Carolina corporation, and Laneventure, Inc., a Delaware corporation.
“Indebtedness” of any Person means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of Property or services (other than trade payables entered into in the Ordinary Course of Business); (c) the face amount of all letters of credit issued for the account of such Person and without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of Property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property);

(f) all Capital Lease Obligations; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product; (h) all obligations, whether or not contingent, to purchase, redeem, retire, defease or otherwise acquire for value any of its own Stock or Stock Equivalents (or any Stock or Stock Equivalent of a direct or indirect parent entity thereof) prior to the date that is 180 days after the final scheduled installment payment date for the date specified in clause (a) of the definition of Termination Date, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends; (i) all indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and (j) all Contingent Obligations described in clause (a) of the definition thereof in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above.
“Indemnified Matters” has the meaning set forth in Section     8.6.
“Indemnitees” has the meaning set forth in Section 8.6.
“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case in (a) and (b) above, undertaken under U.S. federal, state or foreign law, including the Bankruptcy Code.
“Intellectual Property” means all rights, title and interests in or relating to intellectual property and industrial property arising under any Requirement of Law and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Trademarks, Internet Domain Names, Trade Secrets and IP Licenses, and including, without limitation, all Eligible Trade Names.
“Intercreditor Agreement” means the Intercreditor Agreement dated as of the Closing Date, by and between the Term Agent, the Revolving Agent, the Credit Parties and the other parties thereto (if any), in form and substance, and on terms and conditions, reasonably acceptable to the Term Agent and the Required Lenders, as amended, restated, supplemented, or otherwise modified from time to time.
“Interest Payment Date” means the last day of each calendar month and the Termination Date.
“Interest Period” means, with respect to the outstanding portion of the Term Loan that at any time bears interest as a LIBOR Rate Loan, the period commencing on the Business Day the Term Loan is disbursed or continued or converted, and ending on the date that is one, two, three or six months thereafter (or, if available to all Term

Lenders, nine or twelve months or a shorter period), as selected by the Borrower Representative in any Notice of Conversion/Continuation, provided that:
(a)    if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;
(b)    any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(c)    no Interest Period for the Term Loan shall extend beyond the Termination Date.
“Internet Domain Name” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to internet domain names.
“In-Transit Inventory” has the meaning given to such term in the Revolving Credit Agreement as in effect on the Closing Date.
“Inventory” means all of the “inventory” (as such term is defined in the UCC) of the Credit Parties, including, but not limited to, all merchandise, raw materials, parts, supplies, work‑in‑process and finished goods intended for sale, together with all the containers, packing, packaging, shipping and similar materials related thereto, and including such inventory as is temporarily out of a Credit Party's custody or possession, including inventory on the premises of others and items in transit.
“Investments”    has the meaning set forth in Section 5.4.
“IP Ancillary Rights” means, with respect to any Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.
“IP License” means all Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title and interest in or relating to any Intellectual Property.

“IP Security Agreements” means, collectively, the Patent Security Agreement, Copyright Security Agreement and Trademark Security Agreement.
“IRS” means the Internal Revenue Service of the United States and any successor thereto.
“Lending Office” means, with respect to any Term Lender, the office or offices of such Term Lender specified as its “Lending Office” from time to time in writing to the Borrower Representative and the Term Agent.
“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions (including brokerage commissions, fees and other similar compensation), charges, disbursements and expenses (including, without limitation, those incurred upon any appeal or in connection with the preparation for and/or response to any subpoena or request for document production relating thereto), in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.
“LIBOR” means, for each Interest Period the offered rate per annum for deposits of Dollars for an interest period of, at the option of the Borrower Representative, one, two, three, or six months (or, if available to all Term Lenders, nine or twelve months) that appears on Reuters Screen LIBOR 01 Page as of 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period. If no such offered rate exists, such rate will be the rate of interest per annum, as determined by the Term Agent at which deposits of Dollars in immediately available funds are offered at 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period by major financial institutions reasonably satisfactory to the Term Agent in the London interbank market for such Interest Period for the applicable principal amount on such date of determination.
“LIBOR Rate Loan” means the outstanding amount of the Term Loan that bears interest based on LIBOR.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or otherwise), security interest or other security arrangement and any other preference, priority or preferential arrangement of any kind or nature whatsoever, including those created by, arising under or evidenced by any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.
“Loan Documents” means this Agreement, the Disclosure Letter, the Term Notes, the Fee Letter, the Collateral Documents, the Intercreditor Agreement, each Borrowing Base Certificate, and all documents delivered to the Term Agent and/or any Term Lender in connection with any of the foregoing.

“Local Deposit Accounts” has the meaning specified in Section 4.11.
“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.
“Material Adverse Effect” means an effect that results in or causes, or could reasonably be expected to result in or cause, a material adverse change in any of (a) the financial condition, business, assets, operations or Property of the Credit Parties and their Subsidiaries taken as a whole; (b) the ability of any Credit Party or any other Person (other than the Term Agent or the Term Lenders) to perform its obligations under any Loan Document; or (c) the validity or enforceability of any Loan Document or the rights and remedies of the Term Agent, the Term Lenders and the other Secured Parties under any Loan Document.
“Material Environmental Liabilities” means Environmental Liabilities exceeding (x) $5,000,000 of cash payments in the aggregate over the term of this Agreement or (y) $10,000,000 in the aggregate.
“Maximum Lawful Rate” has the meaning set forth in Section 1.3(d).
“MNPI” has the meaning set forth in Section 8.10(a).
“Mortgage” means any deed of trust, leasehold deed of trust, mortgage, leasehold mortgage, deed to secure debt, leasehold deed to secure debt or other document creating a Lien on Real Estate or any interest in Real Estate in favor of the Term Agent, for the benefit of the Secured Parties.
“Multiemployer Plan” means any multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, as to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.
“National Flood Insurance Program” means the program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, that mandates the purchase of flood insurance to cover real property improvements located in Special Flood Hazard Areas in participating communities and provides protection to property owners through a federal insurance program.
“Net Forced Liquidation Value” means (a) with respect to Eligible Trade Names, the appraised value of Eligible Trade Names, on a net forced liquidation basis, consistent with the most recent third-party appraisal of such Eligible Trade Names delivered to and accepted by the Term Agent by an appraiser reasonably acceptable to the Term Agent, and (b) with respect to Real Estate, the appraised value of such Real Estate as set forth in the most recent appraisal of Hilco Real Estate or another third-party appraiser reasonably acceptable to the Term Agent, which appraisal assumes a marketing time of no greater than six months. For purposes of the Closing Date and until receipt of a subsequent appraisal of the Borrowing Base Real Estate, the Net Forced Liquidation Value of the Borrowing Base Real Estate shall be determined by reference to the appraisals of the Borrowing Base Real Estate dated July 28, 2012 by Hilco Real Estate.

“Net Orderly Liquidation Value” means the appraised value of Finished Goods Inventory, Raw Materials Inventory, Work-in-Process Inventory and/or In-Transit Inventory, as applicable, on a net orderly liquidation basis, consistent with the most recent third-party appraisal of such Finished Goods Inventory, Raw Materials Inventory, Work-in-Process Inventory and/or In-Transit Inventory delivered to and accepted by the Term Agent by an appraiser reasonably acceptable to the Term Agent. For purposes of the Closing Date and until receipt of a subsequent appraisal, the Net Orderly Liquidation Value shall be determined by reference to the appraisal of the Borrowers' Finished Goods Inventory, Raw Materials Inventory, Work-in-Process Inventory and In-Transit Inventory dated June 2012 by Great American Group, LLC (as updated pursuant to an addendum dated July 19, 2012).
“Net Proceeds” means proceeds in cash, checks or other cash equivalent financial instruments (including Cash Equivalents) as and when received by the Person making a Disposition, as well as insurance proceeds and condemnation and similar awards received on account of an Event of Loss, net of: (a) in the event of a Disposition (i) the fees, costs and expenses relating to such Disposition excluding amounts payable to a Borrower or any Affiliate of a Borrower, (ii) sale, use or other transaction taxes paid or payable as a result thereof, and (iii) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a Lien on the asset which is the subject of such Disposition to the extent so applied and (b) in the event of an Event of Loss, (i) all of the costs and expenses reasonably incurred in connection with the settlement or collection of such proceeds, award or other payments, and (ii) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments.
“NOLV Factor” has the meaning given to such term in the Revolving Credit Agreement as in effect on the Closing Date.
“Non-Borrowing Base Real Estate” means the owned Real Estate of the Borrowers (other than Borrowing Base Real Estate).
“Non-U.S. Lender Party” means each of the Term Agent, each Term Lendereach SPV and each participant, in each case that is not a United States person as defined in Section 7701(a)(30) of the Code.
“Obligations” means the Term Loan and all other Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by any Credit Party to any Term Lender, the Term Agent or any other Person required to be indemnified, that arises under any Loan Document, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired (including, without limitation, the interest, fees, expenses and other amounts which accrue after the commencement of any proceeding under the Bankruptcy Code (or other debtor relief law) whether or not such amounts are allowed or allowable in whole or in part in any such proceeding).

“OFAC” has the meaning set forth in Section 3.27.
“Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of such Person's business, as conducted by any such Person in accordance with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.
“Organization Documents” means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation and any shareholder rights agreement, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating agreement and articles or certificate of formation or (d) any other document setting forth the manner of election or duties of the officers, directors, managers or other similar persons, or the designation, amount or relative rights, limitations and preference of the Stock of a Person.
“Other Taxes”    has the meaning set forth in Section 9.1(c).
“Patents” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to letters patent and applications therefor.
“Patent Security Agreement” means the Patent Security Agreement, dated as of even date herewith made in favor of the Term Agent, for the benefit of the Secured Parties, by each applicable Credit Party, as amended, restated, supplemented and otherwise modified from time to time.
“Pathlight” has the meaning set forth in the Preamble.
“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56.
“Payment Conditions” means, at the time of determination with respect to a Specified Payment, that (a) no Default or Event of Default then exists or would arise as a result of the making of such Specified Payment, (b) the Pro Forma Availability Condition shall have been satisfied after giving effect to such Specified Payment, and (c) at least three (3) Business Days prior to the making of any Specified Payment, the Borrowers shall deliver to the Term Agent a certificate of a Responsible Officer of the Borrowers together with supporting calculations evidencing to the reasonably satisfactory to the Term Agent that the conditions contained in clauses (a) and (b) have been satisfied.
“PBGC” means the United States Pension Benefit Guaranty Corporation any successor thereto.
“Permits” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Permitted Acquisition” means any Acquisition by (i) a Credit Party of substantially all of the assets of a Target or (ii) a Credit Party of 100% of the Stock and Stock Equivalents of a Target, in each case, to the extent that each of the following conditions shall have been satisfied:
(a)    the Borrower Representative shall have notified the Term Agent and the Term Lenders of such proposed Acquisition at least thirty (30) days prior to the consummation thereof and furnished to the Term Agent and the Term Lenders at least fifteen (15) days prior to the consummation thereof (1) an executed term sheet and/or letter of intent (setting forth in reasonable detail the terms and conditions of such Acquisition) and, at the request of the Term Agent, such other information and documents that the Term Agent may request, including, without limitation, executed counterparts of the respective agreements, documents or instruments pursuant to which such Acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, documents or instruments and all other material ancillary agreements, instruments and documents to be executed or delivered in connection therewith, (2) pro forma financial statements of the Company and its Subsidiaries after giving effect to the consummation of such Acquisition, (3) a certificate of a Responsible Officer of the Borrower Representative demonstrating on a pro forma basis compliance with the covenants set forth in Article V after giving effect to the consummation of such Acquisition and (4) copies of such other agreements, instruments and other documents as the Term Agent reasonably shall request;
(b)    the Borrowers and their Subsidiaries (including any new Subsidiary) shall execute and deliver the agreements, instruments and other documents required by Section 4.13 and the Term Agent shall have received, for the benefit of the Secured Parties, a collateral assignment of the seller's representations, warranties and indemnities to the Borrowers or any of their Subsidiaries under the acquisition documents;
(c)    such Acquisition shall not be hostile and shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equityholders of the Target;
(d)    the Target has Consolidated EBITDA, subject to pro forma adjustments acceptable to the Term Agent, for the most recent four quarters prior to the acquisition date for which financial statements are available, greater than zero;
(e)    the entity or business acquired pursuant to the respective Permitted Acquisition is in a business permitted by Section 5.12; and

(f)    the consideration paid or to be paid by the Company or such wholly-owned Subsidiary consists solely of cash, the issuance or incurrence of Indebtedness otherwise permitted by Section 5.5 or the issuance of common stock of the Company to the extent no Default or Event of Default exists pursuant to Section 6.1(k) or would result therefrom.
Notwithstanding the foregoing, no Accounts, Inventory, Intellectual Property or Real Estate acquired by a Credit Party in a Permitted Acquisition shall be included as Eligible Accounts, Eligible Inventory, Eligible Trade Names or Borrowing Base Real Estate until a field examination (and, if required by the Term Agent, an Inventory, Intellectual Property, and/or Real Estate appraisal) with respect thereto has been completed to the satisfaction of the Term Agent, including the establishment of Term Loan Borrowing Base Reserves required in the Term Agent's Permitted Discretion; provided that field examinations and appraisals in connection with Permitted Acquisitions shall not count against the limited number of field examinations or appraisals for which expense reimbursement may be sought.
“Permitted Discretion” means the good faith determination of the Term Agent, in its commercially reasonable credit judgment, from the perspective of a secured asset-based lender.
“Permitted Inventory Liquidation” means the liquidation of Inventory by the Borrowers or any Subsidiary of the Borrowers (including in connection with the sale of a division or a line of business); provided that (a) neither the Borrowers nor any of their Subsidiaries shall liquidate, as of any date of determination, such Inventory representing more than 5% of the aggregate book value of all Inventory as set forth in the Borrowing Base Certificate delivered prior to the commencement of such liquidation, (b) if the aggregate book value of Inventory to be liquidated on any date of determination in a Fiscal Year when aggregated with the aggregate book value of Inventory liquidated by the Borrowers or their Subsidiaries prior to such date within the same Fiscal Year exceeds 2.5% of the aggregate book value of all Inventory as set forth in the Borrowing Base Certificate delivered prior to the commencement of such liquidation, then all such Inventory liquidated on such date plus any Inventory liquidated on any date thereafter in the same Fiscal Year shall be liquidated by a liquidator or under the supervision of a consultant (such liquidator or consultant shall be reasonably acceptable to the Term Agent) and pursuant to liquidation or consulting arrangements reasonably acceptable to the Term Agent, and (c) prior to the commencement of any such liquidation, the Borrowers shall provide the Term Agent with an updated Borrowing Base Certificate which eliminates the Inventory being so liquidated from the calculations therein (to the extent such Inventory was included in the then most-recent Borrowing Base Certificate delivered to the Term Agent); it being understood that that Permitted Inventory Liquidation shall exclude dispositions of excess or obsolete inventory in the Ordinary Course of Business.
“Permitted Liens” has the meaning set forth in Section 5.1.
“Permitted Refinancing” means Indebtedness constituting a refinancing, renewal or extension of Indebtedness permitted under Sections 5.5(c), 5.5(d), 5.5(g)

or 5.5(k) that (a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of the Indebtedness being refinanced, renewed or extended, (b) has a weighted average maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of the Indebtedness being refinanced or extended, (c) is not entered into as part of a sale leaseback transaction, (d) is not secured by a Lien on any assets other than the collateral securing the Indebtedness being refinanced or extended, (e) the obligors of which are the same as the obligors of the Indebtedness being refinanced, renewed or extended, (f) is otherwise on terms not materially less favorable (taken as a whole) to the Credit Parties and their Subsidiaries than those of the Indebtedness being refinanced, renewed or extended, (g) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Term Agent and the Term Lenders as those that were applicable to the refinanced, renewed, or extended Indebtedness and (h) in the case of Indebtedness permitted under Section 5.5(k), the lender party to such Permitted Refinancing transaction agrees in writing to be bound by the Intercreditor Agreement; provided, however, that such Indebtedness shall not constitute a “Permitted Refinancing” if, at the time such Indebtedness is incurred, created or assumed, a Default or Event of Default has occurred and is continuing or would result therefrom.
“Person” means any individual, partnership, corporation (including a business trust and a public benefit corporation), joint stock company, estate, association, firm, enterprise, trust, limited liability company, unincorporated association, joint venture and any other entity or Governmental Authority.
“Preliminary Borrowing Base Report” has the meaning given to such term in the Section 4.2(d).
“Prepayment Premium” means an amount equal to the following: (i) 4% of the amount of the Term Loan prepaid on or prior to the second anniversary of the Closing Date (ii) 3% of the amount of the Term Loan prepaid after the second anniversary of the Closing Date but on or prior to the third anniversary of the Closing Date; and (iii) 2% of the amount of the Term Loan prepaid after the third anniversary of the Closing Date but on or prior to the fourth anniversary of the Closing Date.
“Prior Indebtedness” means the Indebtedness and obligations under that certain Amended and Restated Credit Agreement, dated as of April 27, 2011 (as amended, restated, supplemented or otherwise modified from time to time and in effect immediately prior to the effectiveness of this Agreement), by and among the Borrowers, the other loan parties thereto, the lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as the administrative agent, and the other agents party thereto.
“Prior Lenders” means the holders of any Prior Indebtedness.
“Pro Forma Availability” means, for any date of calculation, (a) average daily Availability during the immediately preceding three (3) fiscal month period prior to the making of the applicable Specified Payment, (b) Availability as of the date of such

Specified Payment, and (c) the projected Availability at the end of each Fiscal Month during the immediately succeeding twelve (12) fiscal month period following making of such Specified Payment.
“Pro Forma Availability Condition” means, for any date of calculation with respect to any Specified Payment, the Pro Forma Availability, giving effect to such Specified Payment, shall be equal to or greater than $110,000,000.
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.
“Pro Rata Percentage” means, as to any Term Lender, the percentage equivalent of the principal amount of the Term Loan held by such Term Lender, divided by the aggregate principal amount of the Term Loan held by all Term Lenders.
“Protective Overadvance” has the meaning set forth in Section 1.1(b).
“Rate Contracts” means swap agreements (as such term is defined in Section 101 of the Bankruptcy Code) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates, including, without limitation, any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement.
“Raw Materials Inventory” has the meaning given to such term in the Revolving Credit Agreement as in effect on the Closing Date.
“Real Estate” means any real property owned, leased, subleased or otherwise operated or occupied by any Credit Party or any Subsidiary of any Credit Party.
“Real Estate Advance” means $10,000,000.
“Real Estate Eligibility Requirements” means, collectively, each of the following:
(a)    The applicable Borrower has executed and delivered to the Term Agent a Mortgage with respect to any Real Estate intended, by such Loan Party, to be included in Borrowing Base Real Estate;
(b)    As to any particular property, (i) the applicable Borrower is in compliance in all material respects with the covenants set forth in the Mortgage relating to such Real Estate, and (ii) such Borrower's representations and warranties set forth in the Mortgage relating to such Real Estate are true and correct in all material respects;
(d)    The Term Agent shall have received fully paid American Land Title Association Lender's Extended Coverage title insurance policies (or marked-up title insurance commitments having the effect of a policy of title insurance) (the “Mortgage Policies”) in form and substance, with the endorsements reasonably required by the Term Agent and in amounts reasonably acceptable to the Term Agent, issued, coinsured and reinsured (to the extent required by the Term Agent) by title insurers reasonably acceptable to the Term Agent, insuring the Mortgages to be valid first and subsisting Liens on the Real Estate described therein, free and clear of all defects (including, but not limited to, mechanics' and materialmen's Liens) and encumbrances, excepting only Liens otherwise reasonably acceptable to the Term Agent;
(e)    Within sixty days after the Closing Date, the Term Agent shall have received American Land Title Association/American Congress on Surveying and Mapping form surveys (or such other form of survey as is customarily delivered to secured lenders in the jurisdiction in which such Real Estate is located), for which all necessary fees (where applicable) have been paid, certified to the Term Agent and the issuer of the Mortgage Policies in a manner reasonably satisfactory to the Term Agent by a land surveyor duly registered and licensed in the states in which the property described in such surveys is located and reasonably acceptable to the Term Agent, showing all buildings and other improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects reasonably acceptable to the Term Agent;
(f)    Within sixty days after the Closing Date, the Term Agent shall have received a Phase I Environmental Site Assessment in accordance with ASTM Standard E1527-05, in form and substance reasonably satisfactory to the Term Agent, from an environmental consulting firm reasonably acceptable to the Term Agent, which report shall identify recognized environmental conditions and shall to the extent possible quantify any related costs and liabilities associated with such conditions and the Term Agent shall be satisfied with the nature and amount of any such matters. The Term Agent may, upon the receipt of a Phase I Environmental Site Assessment require the delivery of further environmental assessments or reports to the extent such further assessments or reports are recommended in the Phase I Environmental Site Assessment;
(g)    Within sixty days after the Closing Date, the applicable Borrower shall have delivered to the Term Agent either (i) flood certificates certifying that such Real Estate is not in a flood zone or (ii) evidence of flood insurance naming the Agent as mortgagee as required by the National Flood

Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended and in effect, which shall be reasonably satisfactory in form and substance to the Term Agent; and
(h)    The applicable Borrower shall have delivered such other information and documents as may be reasonably requested by the Term Agent, including, without limitation, such as may be necessary to comply with FIRREA.
“Register” has the meaning set forth in Section 1.4(b).
“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article II) and other consultants and agents of or to such Person or any of its Affiliates.
“Releases” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.
“Remedial Action” means all actions under Environmental Laws required to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.
“Required Lenders” means, as of any date of determination, Lenders then holding more than fifty percent (50%) of the sum of the aggregate unpaid principal amount of the Term Loan then outstanding; provided, however, that Required Lenders shall include at least two (2) non-Affiliated Lenders.
“Requirement of Law” means, with respect to any Person, the common law and any federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
“Replacement Lender” has the meaning set forth in Section 8.22.

“Responsible Officer” means the chief executive officer, chief financial officer, the president or the senior vice president-finance of a Borrower or Borrower Representative, as applicable, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants or delivery of financial information, the chief financial officer, senior vice president-finance or the treasurer of a Borrower or Borrower Representative, as applicable, or any other officer having substantially the same authority and responsibility.
“Restricted Amount” means, at any time, an amount equal to the sum at such time of (a) the aggregate amount of Investments made by Credit Parties after the Closing Date in the Stock and Stock Equivalents of Subsidiaries that are not Credit Parties made pursuant to Section 5.4(f), (b) the outstanding principal amount of intercompany loans and advances made by Credit Parties after the Closing Date to Subsidiaries which are not Credit Parties pursuant to Section 5.4(g) and (c) the aggregate principal amount of Indebtedness of Subsidiaries which are not Credit Parties which is guaranteed by Credit Parties after the Closing Date pursuant to Section 5.4(h) (in each case determined without regard to any write-downs or write-offs).
“Restricted Payments” has the meaning set forth in Section 5.11.
“Revolver Priority Collateral” shall have the meaning specified in the Intercreditor Agreement.
“Revolving Agent” means General Electric Capital Corporation, in its capacity as administrative agent for the Lenders under the Revolving Credit Agreement, and any successor administrative agent thereunder.
“Revolving Borrowing Base” shall have the same meaning as the term “Borrowing Base” as specified in the Revolving Credit Agreement as in effect on the Closing Date.
“Revolving Credit Agreement” means the Credit Agreement dated as of the Closing Date by and among the Borrowers, the Revolving Agent and the lenders party thereto.
“Revolving Loans” shall have the meaning specified in the Revolving Credit Agreement.
“Revolving Loan Documents” means the loan documents under or relating to the Revolving Loans (including the Revolving Credit Agreement), as modified, amended, supplemented or restated, and in effect from time to time in accordance with the terms hereof and of the Intercreditor Agreement, all in form and substance reasonably acceptable to the Term Agent and the Required Lenders.
“Sale” has the meaning set forth in Section 8.9(b).
“SDN List” has the meaning set forth in Section 3.27.

“Secured Party” means the Term Agent, each Term Lender, each other Indemnitee and each other holder of any Obligation of a Credit Party.
“Software” means (a) all computer programs, including source code and object code versions, (b) all data, databases and compilations of data, whether machine readable or otherwise, and (c) all documentation, training materials and configurations related to any of the foregoing.
“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Special Flood Hazard Area” means an area that FEMA's current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.
“Specified Asset” means (a) any Stock and Stock Equivalents in any of the Borrowers (other than the Company), (b) any material intellectual property (including brandnames) owned by any of the Borrowers or (c) any other material business properties of any of the foregoing Persons (other than plants which have been determined by the applicable Person to be not needed in its business).
“Specified Payment” means any Permitted Acquisition, Restricted Payment, or any payment made pursuant to Section 5.20, in each case, that is subject to the Payment Conditions.
“S&P” means Standard & Poor's Ratings Services LLC and any successor thereto.
“SPV” means any special purpose funding vehicle identified as such in a writing by any Term Lender to the Term Agent.
“Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.
“Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

“Subordinated Indebtedness” means Indebtedness of any Credit Party or any Subsidiary of any Credit Party which is subordinated to the Obligations as to right and time of payment and as to other rights and remedies thereunder in accordance with a Subordination Agreement, and having such other terms as are, in each case, reasonably satisfactory to the Term Agent and the Required Lenders.
“Subordinated Indebtedness Documents” means all documents evidencing Subordinated Indebtedness.
“Subordination Agreement” means, collectively, each subordination agreement by and among the Term Agent, the applicable Credit Parties, the applicable Subsidiaries of the Credit Parties and the holders of Subordinated Indebtedness, each in form and substance satisfactory to the Term Agent and the Required Lenders and each evidencing and setting forth the priority of the Obligations over such Subordinated Indebtedness, as the same may be amended, restated and/or modified from time to time subject to the terms thereof.
“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity, the management of which is, directly or indirectly, controlled by, or of which an aggregate of more than fifty percent (50%) of the voting Stock is, at the time, owned or controlled directly or indirectly by, such Person or one or more Subsidiaries of such Person.
“Target” means any Person or business unit or asset group of any Person acquired or proposed to be acquired in an Acquisition.
“Tax Affiliate” means, (a) each Borrower and its Subsidiaries and (b) any Affiliate of a Borrower with which such Borrower files or is eligible to file consolidated, combined or unitary tax returns.
“Tax Returns” has the meaning set forth in Section 3.10.
“Taxes” has the meaning set forth in Section 9.1(a).
“Term Agent” means Pathlight in its capacity as administrative agent and collateral agent for the Term Lenders hereunder, and any successor agent hereunder.
“Term Lender” has the meaning set forth in the Preamble.
“Term Loan” means the term loan made by the Term Lenders to the Borrowers on the Closing Date pursuant to Section 1.1 hereof in the original principal amount of $50,000,000.
“Term Loan Borrowing Base” means, as of any date of determination by the Term Agent, from time to time, an amount equal to the sum at such time of:
(a)    100% of the face amount of Eligible Accounts at such time;
plus

(b)    100% of the book value of Eligible Finished Goods Inventory valued at the lower of cost or market on a first-in, first-out basis, multiplied by the NOLV Factor for Finished Goods Inventory;
plus
(c)     95% of the book value of Eligible Raw Materials Inventory valued at the lower of cost or market on a first-in, first-out basis, multiplied by the NOLV Factor for Raw Materials Inventory;
plus
(d)    95% of the book value of Eligible Work-in-Process Inventory valued at the lower of cost or market on a first-in, first-out basis, multiplied by the NOLV Factor for Work-in-Process Inventory, but in no event shall the advances under the Term Loan Borrowing Base against Eligible Work-in-Process Inventory exceed 95/85 of the amount available to be borrowed under the Revolving Borrowing Base with respect to Eligible Work-in-Process Inventory;
plus
(e)    100% of the book value of Eligible In-Transit Inventory valued at the lower of cost or market on a first-in, first-out basis, multiplied by the NOLV Factor for In-Transit Inventory but in no event shall the advances under the Term Loan Borrowing Base against Eligible In-Transit Inventory exceed (i) in respect of Inventory shipped by a Subsidiary of the Company, $23,529,411.76, and (ii) in respect of Inventory shipped by any other Person (other than a Subsidiary of the Company), $11,764,705.88;
plus
(f)    the Real Estate Advance;
plus
(g)    the lesser of (x) $10,000,000 and (y) 20% of the Net Forced Liquidation Value of Eligible Trade Names;
Less
(h)    the sum of the Revolving Borrowing Base (excluding any Reserves and the Availability Block (as each of those terms is defined in the Revolving Credit Agreement));
Less
(i)    any Term Loan Borrowing Base Reserves at such time.
“Term Loan Borrowing Base Reserves” means, with respect to the Term Loan Borrowing Base, without duplication, (a) the Term Loan Real Estate Deficiency Reserve, (b) the Term Loan Realty Reserve, and (c) such other reserves established by the Term Agent in its Permitted Discretion, from time to time against Borrowing Base Real Estate and Eligible Trade Names (i) to reflect existing or possible impediments to the Term Agent's ability to realize upon the Term Loan Priority Collateral, (ii) to reflect claims, liabilities, expenses and other amounts that the Term Agent reasonably determines may need to be satisfied or paid in connection with the enforcement of its Liens on the Borrowing Base Real Estate or Eligible Trade Names (including, without limitation, payments in respect of tax liabilities being contested as contemplated by Section 4.7(a)), or (iii) to reflect criteria, events, conditions, contingencies or risks which adversely affect the condition of the Borrowing Base Real Estate or Eligible Trade Names or the validity or enforceability of this Agreement or the other Loan Documents or any material remedies of the Term Agent hereunder or thereunder, in each case, whether or not such matters would constitute a Default or Event of Default hereunder. The amount of any Term Loan Borrowing Base Reserve established under clause (c) above shall bear a reasonable relationship to the matter which is the basis of such Term Loan Borrowing Base Reserve. Notwithstanding the foregoing or anything to the contrary contained herein, Term Loan Borrowing Base Reserves shall be without duplication of items that are addressed or excluded through eligibility criteria.
“Term Loan Commitment” has the meaning set forth in Section 1.1(a).
“Term Loan Deficiency Reserve” shall mean, at any time of calculation, a reserve against the Revolving Borrowing Base in an amount equal to the excess of the outstanding principal balance of the Term Loan over the Term Loan Borrowing Base.
“Term Loan Performance Reserve” shall mean a reserve against the Revolving Borrowing Base calculated on a monthly basis commencing with the period ending December 2013, in an amount equal to (a) $5,000,000, in the event Borrower's trailing twelve month Adjusted EBITDA (“TTM Adjusted EBITDA”) falls below $10,000,000, (b) $10,000,000, in the event Borrower's TTM Adjusted EBITDA is negative, and (c) $15,000,000 in the event Borrower's TTM Adjusted EBITDA is less than ($5,000,000) and U.S. Department of State government contract with HDM Furniture Industries, Inc. is not renewed or terminated. Once established, the Term Loan Performance Reserve shall remain in effect until (a) Borrower's TTM Adjusted EBITDA has exceeded the applicable threshold set forth in clauses (a) through (c) above for sixty (60) consecutive days, at which time the cumulative Term Loan Performance Reserve so established shall be reduced by 50%, and (b) thereafter, Borrower's TTM Adjusted EBITDA has exceeded the applicable threshold for 120 consecutive days (inclusive of the aforementioned 60 day period), at which time the cumulative Term Loan Performance Reserve so established shall be eliminated (subject to reinstatement (however not in duplication with any residual amounts that may exist and not to exceed an amount that would have otherwise been reserved for with regards to the Term Loan Performance Reserve above), if Borrower's TTM Adjusted EBITDA again falls below any applicable threshold).
“Term Loan Priority Account” means that certain depository account of the Credit Parties subject to a Control Agreement in favor of the Term Loan Agent in which solely the proceeds of Term Loan Priority Collateral are maintained..

“Term Loan Priority Collateral” shall have the meaning specified in the Intercreditor Agreement.
“Term Loan Real Estate Deficiency Reserve” means a Term Loan Borrowing Base Reserve in an amount equal to the difference between $15,000,000 and the Net Forced Liquidation Value of the Borrowing Base Real Estate, taken as a whole, provided that the Credit Parties may cause additional Real Estate to be appraised thereafter, and such Term Loan Real Estate Deficiency Reserve shall thereafter be reduced by the Net Forced Liquidation Value of all such additional appraised properties which are thereafter included in the Term Loan Borrowing Base (provided further that in in no event shall such Term Loan Real Estate Deficiency Reserve be less than $0).
“Term Loan Realty Reserves” means a Term Loan Borrowing Base Reserve in such amount as the Term Agent may determine in its reasonable discretion (after consultation with (but not approval of) the Borrower Representative) but only if the results of any environmental assessments and surveys with respect to any Borrowing Base Real Estate are not satisfactory to the Term Agent and such Term Loan Realty Reserve is not duplicative of factors which were included in determining the Net Forced Liquidation Value of any Borrowing Base Real Estate; provided that the Term Agent shall adjust any such Term Loan Realty Reserve based upon the results of any updated environmental assessments or surveys of the Borrowing Base Real Estate received by the Term Agent; provided further that, if any such Term Loan Realty Reserve causes the Net Forced Liquidation Value of all such Borrowing Base Real Estate to be less than $15,000,000 in the aggregate, the Credit Parties may cause additional Real Estate to be appraised thereafter, and such Term Loan Realty Reserve shall thereafter be reduced by the Net Forced Liquidation Value of all such additional appraised properties which are thereafter included in the Term Loan Borrowing Base (provided further that in in no event shall such Term Loan Realty Reserve be less than $0).
“Term Note” means a promissory note of the Borrowers payable to a Term Lender in substantially the form of Exhibit 10.1(c) hereto, evidencing Indebtedness of the Borrowers under the portion of the Term Loan owing to such Term Lender.
“Termination Date” means the earliest to occur of (i) the date on which the maturity of the Obligations is accelerated (or deemed accelerated) Article VI, or (ii) September 25, 2017; or (iii) the Revolving Termination Date (as defined in the Revolving Credit Agreement).
“Title IV Plan” means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.
“Trade Secrets” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trade secrets.
“Trademark” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.
“Trademark Security Agreement” means the Trademark Security Agreement, dated as of even date herewith, made in favor of the Term Agent, for the benefit of the Secured Parties, by each applicable Credit Party, as amended, restated, supplemented and otherwise modified from time to time.
“UCC” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect from time to time in the State of New York.
“United States” and “U.S.” each means the United States of America.
“U.S. Lender Party” means each of the Term Agent, each Term Lender, each SPV and each participant, in each case that is a United States person as defined in Section 7701(a)(30) of the Code.
“Work-in-Process Inventory” has the meaning given to such term in the Revolving Credit Agreement as in effect on the Closing Date.
“Wholly-Owned Subsidiary” of a Person means any Subsidiary of such Person, all of the Stock and Stock Equivalents of which (other than directors' qualifying shares required by law) are owned by such Person, either directly or through one or more Wholly-Owned Subsidiaries of such Person.
10.2    Other Interpretive Provisions.
(a)    Defined Terms. Unless otherwise specified herein or therein, all terms defined in this Agreement or in any other Loan Document shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto. The meanings of defined terms shall be equally applicable to the singular and plural forms of the defined terms. Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.
(b)    The Agreement. The words “hereof”, “herein”, “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document; and subsection, section, schedule and exhibit references are to this Agreement or such other Loan Documents unless otherwise specified.
(c)    Certain Common Terms. The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The term “including” is not limiting and means “including without limitation.”

(d)    Performance; Time. Whenever any performance obligation hereunder or under any other Loan Document (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day. For the avoidance of doubt, the initial payments of interest and fees relating to the Obligations (other than amounts due on the Closing Date) shall be due and paid on the first day of the first month or quarter, as applicable, following the entry of the Obligations onto the operations systems of the Term Agent, but in no event later than the first day of the second month or quarter, as applicable, following the Closing Date. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.” If any provision of this Agreement or any other Loan Document refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.
(e)    Contracts. Unless otherwise expressly provided herein or in any other Loan Document, references to agreements and other contractual instruments, including this Agreement and the other Loan Documents, shall be deemed to include all subsequent amendments, thereto, restatements and substitutions thereof and other modifications and supplements thereto which are in effect from time to time, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.
(f)    Laws. References to any statute or regulation may be made by using either the common or public name thereof or a specific cite reference and are to be construed as including all statutory and regulatory provisions related thereto or consolidating, amending, replacing, supplementing or interpreting the statute or regulation.
10.3    Accounting Terms and Principles.
All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP. No change in the accounting principles used in the preparation of any financial statement hereafter adopted by the Company shall be given effect for purposes of measuring compliance with any provision of Article V unless the Borrowers, the Term Agent and the Required Lenders agree to modify such provisions to reflect such changes in GAAP (and the Borrowers, the Term Agent and the Term Lenders agree to negotiate in good faith with respect thereto) and, unless such provisions are modified, all financial statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Article V shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Credit Party or any Subsidiary of any Credit Party at “fair value.”

10.4    Payments.
The Term Agent may set up standards and procedures to determine or redetermine the equivalent in Dollars of any amount expressed in any currency other than Dollars and otherwise may, but shall not be obligated to, rely on any determination made by any Credit Party. Any such determination or redetermination by the Term Agent shall be conclusive and binding for all purposes, absent manifest error. No determination or redetermination by any Secured Party or any Credit Party and no other currency conversion shall change or release any obligation of any Credit Party or of any Secured Party (other than the Term Agent and its Related Persons) under any Loan Document, each of which agrees to pay separately for any shortfall remaining after any conversion and payment of the amount as converted. The Term Agent may round up or down, and may set up appropriate mechanisms to round up or down, any amount hereunder to nearest higher or lower amounts and may determine reasonable de minimus payment thresholds.

10.5    Intercreditor Agreement.
Each Term Lender hereby (a) consents to the subordination of the Liens securing the Obligations on the terms set forth in the Intercreditor Agreement, (b) agrees that this Agreement and the other Loan Documents, and the rights and remedies of the Term Agent and the Term Lenders hereunder and thereunder, are subject to the terms of the Intercreditor Agreement (and to the extent any term of this Agreement or any other Loan Document conflicts or is inconsistent with the terms hereof, the terms of the Intercreditor Agreement shall control), (c) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (d) hereby authorizes and instructs the Term Agent to enter into the Intercreditor Agreement and to subject the Liens securing the Obligations to the provisions thereof.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.
BORROWERS:

BROYHILL FURNITURE
INDUSTRIES, INC.

By:	/s/ Vance C. Johnston
Name:	Vance C. Johnston
Title:	Senior Vice President - Finance

HDM FURNITURE INDUSTRIES,
INC.

By:	/s/ Vance C. Johnston
Name:	Vance C. Johnston
Title:	Senior Vice President - Finance

LANE FURNITURE INDUSTRIES,
INC.

By:	/s/ Vance C. Johnston
Name:	Vance C. Johnston
Title:	Senior Vice President - Finance

MAITLAND-SMITH FURNITURE
INDUSTRIES, INC.

By:	/s/ Vance C. Johnston
Name:	Vance C. Johnston
Title:	Senior Vice President - Finance

Signature Page to Term Loan Agreement

THOMASVILLE FURNITURE
INDUSTRIES, INC.

By:	/s/ Vance C. Johnston
Name:	Vance C. Johnston
Title:	Senior Vice President - Finance

BORROWER REPRESENTATIVE:

FURNITURE BRANDS
INDUSTRIES, INC.

By:	/s/ Vance C. Johnston
Name:	Vance C. Johnston
Title:	Senior Vice President - Finance & Chief Financial Officer

Address for notices:
Furniture Brands International, Inc.
1 N. Brentwood Blvd., Suite 1500
St. Louis, Missouri 63105

Attn:
Facsimile:

Address for wire transfers:

Signature Page to Term Loan Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

ACTION TRANSPORT, INC.

By:	/s/ Vance C. Johnston
Name:	Vance C. Johnston
Title:	Senior Vice President - Finance

BROYHILL HOME FURNISHINGS, INC.

By:	/s/ Vance C. Johnston
Name:	Vance C. Johnston
Title:	Senior Vice President - Finance

BROYHILL RETAIL, INC.

By:	/s/ Vance C. Johnston
Name:	Vance C. Johnston
Title:	Senior Vice President - Finance

FURNITURE BRANDS RESOURCE
COMPANY, INC.

By:	/s/ Vance C. Johnston
Name:	Vance C. Johnston
Title:	Senior Vice President - Finance

Signature Page to Term Loan Agreement

FURNITURE BRANDS
HOLDINGS, INC.

By:	/s/ Vance C. Johnston
Name:	Vance C. Johnston
Title:	Senior Vice President - Finance

FURNITURE BRANDS
OPERATIONS, INC.

By:	/s/ Vance C. Johnston
Name:	Vance C. Johnston
Title:	Senior Vice President - Finance

HDM RETAIL, INC.

By:	/s/ Vance C. Johnston
Name:	Vance C. Johnston
Title:	Senior Vice President - Finance

LANE HOME FURNISHINGS
RETAIL, INC.

By:	/s/ Vance C. Johnston
Name:	Vance C. Johnston
Title:	Senior Vice President - Finance

THOMASVILLE HOME
FURNISHINGS, INC.

By:	/s/ Vance C. Johnston
Name:	Vance C. Johnston
Title:	Senior Vice President - Finance

Signature Page to Term Loan Agreement

THOMASVILLE RETAIL INC.

By:	/s/ Vance C. Johnston
Name:	Vance C. Johnston
Title:	Senior Vice President - Finance

Signature Page to Term Loan Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

PATHLIGHT CAPITAL LLC
as Term Agent and as a Term Lender

By:	/s/ David C. Storer
Name:	David C. Storer
Title:	Managing Director

Address for notices:
Pathlight Capital LLC
One Post Office Square, Suite 3765
Boston, MA 02109

Attn:	David C. Storer
E-mail:	dstorer@pathlightcapital.com

With a copy to:
Riemer & Braunstein LLP
Three Center Plaza
Boston, Massachusetts 02108

Attn:	David S. Berman
E-mail.	dberman@riemerlaw.com

Address for payments:
Pathlight Capital LLC
One Post Office Square, Suite 3765
Boston, MA 02109

Signature Page to Term Loan Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written

WELLS FARGO BANK,
NATIONAL ASSOCIATION,
as a Term Lender and Documentation Agent

By:	/s/ Sally A Sheehan
Name:	Sally A Sheehan
Title:	Director

Address for notices:
One Boston Place, 19th Floor
Boston, MA 02108

Attn:	Sally A Sheehan
Facsimile:	866-944-8034

Lending Office:
Same

Signature Page to Term Loan Agreement

EXHIBIT 1.11
TO
TERM LOAN AGREEMENT
FORM OF NOTICE OF CONVERSION/CONTINUATION

PATHLIGHT CAPITAL LLC,
as Term Agent under the Term Loan Agreement referred to below
___________ ___, 201___
Re:    Furniture Brands International, Inc., Broyhill Furniture Industries, Inc., HDM Furniture Industries, Inc., Lane Furniture Industries, Inc., Maitland-Smith Furniture Industries, Inc., and Thomasville Furniture Industries, Inc. (the “Borrowers”)
Reference is made to that certain Term Loan Agreement, dated as of September 25, 2012 (as the same may be amended, supplemented, modified and/or restated from time to time, the “Term Loan Agreement”), by and among the Borrowers, Furniture Brands International, Inc., as the Borrower Representative, each other “Credit Party” that is a party thereto, the Term Lenders from time to time party thereto, and Pathlight Capital LLC, as agent for the Term Lenders and for itself as a Term Lender. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Term Loan Agreement.
The Borrower Representative, on behalf of Borrowers, hereby gives you irrevocable notice, pursuant to Section 1.11 of the Term Loan Agreement of its request for the following (the “Proposed Conversion/Continuation”):
(i)    a continuation, on ____________ ___, 201___, as a LIBOR Rate Loan having an Interest Period of ___ months of the aggregate outstanding principal amount of the Term Loan having an Interest Period ending on the proposed date for such continuation; and
(ii)    a conversion, on ____________ ___, 201___, to a LIBOR Rate Loan having an Interest Period of ___ months of the aggregate outstanding principal amount of the Term Loan.
The undersigned hereby certifies that, except as set forth on Schedule A attached hereto, the following statements are true on the date hereof and will be true on the date of the Proposed Conversion/Continuation both before and after giving effect to the Proposed Conversion/Continuation:
(i)    the representations and warranties set forth in Article III of the Term Loan Agreement and elsewhere in the Loan Documents are true and correct in all material respects (without duplication of any materiality qualifier contained therein) with the same effect as though made on and as of the date of such continuation/conversion, except to the extent such representations and warranties expressly relate to an earlier date, in which event such representations and warranties were true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date; and
(ii)    no Event of Default has occurred and is continuing.

[Remainder of Page Intentionally Left Blank]

Sincerely,
FURNITURE BRANDS INTERNATIONAL, INC., as the Borrower Representative

By:
Name:
Title:

Schedule A

[Please see attached.]

EXHIBIT 2.1
TO
TERM LOAN AGREEMENT
CLOSING CHECKLIST

Please see attached.

EXHIBIT 4.2(b)
TO
TERM LOAN AGREEMENT
COMPLIANCE CERTIFICATE
Financial Statement Date: [__________ __, 201__]
This Compliance Certificate (this “Certificate”) is given by Furniture Brands International, Inc., pursuant to subsection 4.2(b) of that certain Term Loan Agreement, dated as of September 25, 2012 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), by and among the Furniture Brands International, Inc., Broyhill Furniture Industries, Inc., HDM Furniture Industries, Inc., Lane Furniture Industries, Inc., Maitland-Smith Furniture Industries, Inc., and Thomasville Furniture Industries, Inc. (collectively, the “Borrowers”), Furniture Brands International, Inc., as the Borrower Representative (the “Borrower Representative”), each other “Credit Party” that is a party thereto, the Term Lenders from time to time party thereto, and Pathlight Capital LLC, as administrative agent for the Term Lenders. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Term Loan Agreement.
The officer executing this Certificate is a Responsible Officer of the Borrower Representative and as such is duly authorized to execute and deliver this Certificate on behalf of the Borrowers. By executing this Certificate, such officer hereby certifies to Term Agent and Term Lenders, on behalf of the Borrowers, that:
[Use following clause (a) for fiscal year-end financial statements]
(a)    The Company has delivered the year-end audited financial statements required by Section 4.1(a) of the Term Loan Agreement in accordance with the terms thereof for the Fiscal Year of the Company ended as of the above date, together with the report and unqualified opinion of an independent certified public accountant required by such section;
[Use following clause (a) for fiscal quarter-end financial statements]
(a)    The Company has delivered the unaudited financial statements required by Section 4.1(b) of the Term Loan Agreement in accordance with the terms thereof for the Fiscal Quarter of the Company ended as of the above date, and such financial statements are complete and correct, in all material respects, and fairly present, in all material respects, in accordance with GAAP, the consolidated financial position and the results of operations of the Company, subject to normal year-end audit adjustments and the absence of footnote disclosures;
[Use following clause (a) for fiscal month-end financial statements]
(a)    The Company has delivered the unaudited financial statements required by Section 4.1(c) of the Term Loan Agreement for the fiscal month of the Company ended as of the above date, and such financial statements are complete and correct, in all material respects, and fairly present, in all material respects, in accordance with GAAP, the consolidated financial position and the results of operations of the Company, subject to normal year-end audit adjustments and the absence of footnote disclosures;

(b)    to the best of such officer's knowledge, each Credit Party and each of their Subsidiaries, during the period covered by such financial statements, has observed and performed all of their respective covenants and other agreements in the Term Loan Agreement and the other Loan Documents to be observed, performed or satisfied by them to the extent the failure to observe or perform such covenants and other agreements shall constitute a Default or an Event of Default, and such officer has not obtained knowledge of any Default or Event of Default [except as specified on the written attachment hereto];
(c)    set forth on Exhibit A hereto is a correct calculation of Adjusted EBITDA for the period of twelve consecutive months then ended);
(d)    set forth on Exhibit B hereto is a calculation of the Net Proceeds received from any Disposition or Event of Loss with respect to Term Loan Priority Collateral consisting of furniture, fixtures and equipment which has been reinvested during the period covered by such financial statements;
(e)    set forth on Exhibit C hereto is a list of Investments by the Borrowers and the Subsidiaries in Stock and Stock Equivalents in Subsidiaries that are not Credit Parties which have been made during the period covered by such financial statements;
(f)    each Credit Party has timely paid all sales taxes, all ad valorem taxes, all obligations under all leases of Real Estate on which is located Inventory that is included in the determination of the Borrowing Base and all amounts payable to Inventory bailees (including all freight carriers, freight forwarders, customs brokers, non-vessel owning common carriers, shipping companies and warehousemen), except for those amounts contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the Credit Parties in accordance with GAAP; and
(g)    since the Closing Date and except as disclosed in prior Compliance Certificates delivered to Term Agent, no Credit Party and no Subsidiary of any Credit Party has:
(i)    changed its legal name, identity, jurisdiction of incorporation, organization or formation or organizational structure or formed or acquired any Subsidiary except as follows: ___________________________________________;
(ii)    acquired all or substantially all of the assets of, or merged or consolidated with or into, any Person, except as follows: ___________________________________________; or
(iii)    changed its address or otherwise relocated, acquired fee simple title to any real property or entered into any real property leases, except as follows: ___________________________________________.
Unless otherwise specified, all financial calculations on Exhibit A are calculated for the Borrowers and their Subsidiaries on a consolidated basis in accordance with GAAP and all calculations are without duplication.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Borrower Representative has caused this Certificate to be executed by one of its Responsible Officers this _____ day of _______________, 201__.
FURNITURE BRANDS INTERNATIONAL, INC., as the Borrower Representative

By:
Name:
Title:

EXHIBIT A TO COMPLIANCE CERTIFICATE

TTM Adjusted EBITDA Calculation

Calculation of Consolidated EBITDA:

1.	Consolidated Net Income of the Credit Parties for the most recently completed twelve consecutive month period: ______________

2.	To the extent deducted in calculating such Consolidated Net Income:

a.	Consolidated Interest Expense ______________

b.	the provision for income Taxes: _____________

c.	depreciation and amortization expense: ______________

d.	non-cash compensation expenses: ______________

e.	other non-recurring expenses or losses reducing such
Consolidated Net Income which do not represent a cash item in
such period or any future period:                 ______________

f.	the sum of Lines 2(a) through 2(e): ______________

3.	To the extent included in calculating such Consolidated Net Income:

a.	Federal, state, local and foreign income tax credits: _____________

b.	all non-recurring, non-cash items increasing Consolidated
Net Income:                              _____________

c.	the sum of Lines 3(a) and 3(b): _____________

4.	Consolidated EBITDA:
Line 1 plus Line 2(f) minus Line 3(c):                 _____________

Calculation of Adjusted EBITDA:

5.	Consolidated EBITDA (Line 4) _____________

6.	other items (including, without limitation, certain restructuring costs identified by Borrower in the Confidential Information Memorandum
dated June 2012) in an amount of up to $7,000,000 in the aggregate from and after the Closing Date in specifically identified cash charges related to severance costs and costs related to the consolidation, closure and/or restructuring of manufacturing plants, warehouses, other company facilities, and freight programs (such charges to be deducted from Consolidated EBITDA in the month for which they were accrued);
provided that the items described in this Line 6 may not exceed
$3,000,000 in any Fiscal Year (other than in the 2012 Fiscal Year for which such annual limit shall not apply):

	Name/Description of Item:	Amount:

Total:		______________________

7.	Adjusted EBITDA:
Line 5 plus Line 6:                             _____________

EXHIBIT B TO COMPLIANCE CERTIFICATE

Net Proceeds Calculation

1.	Furniture, fixtures and equipment disposed of during the period ending __________ (the “Current Disposition Period”):

Date of Disposition	Credit Party	Purpose	Amount

Total: $_________________

2.	Furniture, fixtures and equipment disposed of during the year-to-date period ending _____________: $__________________.

3.	Amount deposited in the Term Loan Priority Account for year-to-date period ending ______________: $________________

EXHIBIT C TO COMPLIANCE CERTIFICATE

Investments in Subsidiaries that are not Credit Parties

1.	Investments made in Subsidiaries that are not Credit Parties during the period ending __________ (the “Current Investment Period”):

Date of Investment	Subsidiary that is not a Credit Party	Purpose	Amount

Total: $ _________________

2.	Investments made in Subsidiaries that are not Credit Parties for year-to-date period ending ____________ : $ ________________

EXHIBIT 10.1(a)
TO
TERM LOAN AGREEMENT
FORM OF ASSIGNMENT
This ASSIGNMENT, dated as of the Effective Date, is entered into between ___________ (the “Assignor”) and ___________ (the “Assignee”).
The parties hereto hereby agree as follows:

Borrowers:
Furniture Brands International, Inc., Broyhill Furniture Industries, Inc., HDM Furniture Industries, Inc., Lane Furniture Industries, Inc., Maitland-Smith Furniture Industries, Inc., and Thomasville Furniture Industries, Inc. (together, the “Borrowers”)

Term Agent:	Pathlight Capital LLC, as administrative agent for the Term Lenders (in such capacity and together with its successors and permitted assigns, the “Term Agent”)
Term Loan Agreement:
Term Loan Agreement, dated as of September 25, 2012, by and among the Borrowers, Furniture Brands International, Inc., as the Borrower Representative, the other “Credit Parties” party thereto, the Term Agent and the other lenders party thereto (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”; capitalized terms used herein without definition are used as defined in the Term Loan Agreement)

[Trade Date:	__________ ___, 201___][1]
Effective Date:	__________ ___, 201___[2]

1 Insert for informational purposes only if needed to determine other arrangements between the assignor and the assignee.

2 To be filled out by Term Agent upon entry in the Register.

Principal amount of Term Loan for all Term Lenders[5]	Principal amount of Term Loan Assigned	Percentage Assigned[3]
$_________	$_________	__.____%
$_________	$_________	__.____%
$_________	$_________	__.____%

[THE REMAINDER OF THIS PAGE WAS INTENTIONALLY LEFT BLANK]

3 Set forth, to at least 9 decimals, the Assigned Interest as a percentage of the aggregate Term Loan outstanding. This percentage is set forth for informational purposes only and is not intended to be binding. The assignments are based on the amounts assigned not on the percentages listed in this column.

Section 1.    Assignment. Assignor hereby sells and assigns to Assignee, and Assignee hereby purchases and assumes from Assignor, Assignor's rights and obligations in its capacity as Term Lender under the Term Loan Agreement (including Liabilities owing to or by Assignor thereunder) and the other Loan Documents, in each case to the extent related to the amounts identified above (the “Assigned Interest”).
Section 2.    Representations, Warranties and Covenants of Assignors. Assignor (a) represents and warrants to Assignee and the Term Agent that (i) it has full power and authority, and has taken all actions necessary for it, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and (ii) it is the legal and beneficial owner of its Assigned Interest and that such Assigned Interest is free and clear of any Lien and other adverse claims and (iii) by executing, signing and delivering this assignment via ClearPar® or any other electronic settlement system designated by the Term Agent, the Person signing, executing and delivering this Assignment on behalf of Assignor is an authorized signatory for Assignor and is authorized to execute, sign and deliver this Agreement, (b) makes no other representation or warranty and assumes no responsibility, including with respect to the aggregate amount of the Term Loan, the percentage of the Term Loan represented by the amounts assigned, any statements, representations and warranties made in or in connection with any Loan Document or any other document or information furnished pursuant thereto, the execution, legality, validity, enforceability or genuineness of any Loan Document or any document or information provided in connection therewith and the existence, nature or value of any Collateral, (c) assumes no responsibility (and makes no representation or warranty) with respect to the financial condition of any Credit Party or the performance or nonperformance by any Credit Party of any obligation under any Loan Document or any document provided in connection therewith and (d) attaches any Term Notes held by it evidencing at least in part the Assigned Interest of such Assignor (or, if applicable, an affidavit of loss or similar affidavit therefor) and requests that the Term Agent exchange such Term Notes for new Term Notes in accordance with Section 1.2 of the Term Loan Agreement.
Section 3.    Representations, Warranties and Covenants of Assignees. Assignee (a) represents and warrants to Assignor and the Term Agent that (i) it has full power and authority, and has taken all actions necessary for Assignee, to execute and deliver this Assignment and to consummate the transactions contemplated hereby, (ii) [it is an Affiliate or an Approved Fund of __________, a Term Lender] and (iii) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest assigned to it hereunder and either Assignee or the Person exercising discretion in making the decision for such assignment is experienced in acquiring assets of such type, (iv) by executing, signing and delivering this Assignment via ClearPar® or any other electronic settlement system designated by the Term Agent, the Person signing, executing and delivering this Assignment on behalf of Assignor is an authorized signatory for Assignor and is authorized to execute, sign and deliver this Agreement, (b) appoints and authorizes the Term Agent to take such action as administrative agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Term Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (c) shall perform in accordance with their terms all obligations that, by the terms of the Loan Documents, are required to be performed by it as a Term Lender, (d) confirms it has received such documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and shall continue to make its own credit decisions in taking or not taking any action under any Loan Document independently and without reliance upon Term Agent, any Term Lender or any other Indemnitee and based on such documents and information as it shall deem appropriate at the time, (e) acknowledges and agrees that, as a Term Lender, it may receive material non-public information and confidential information concerning the Credit Parties and their Affiliates and their Stock and agrees to use such information in accordance with Section 8.10 of the Term Loan Agreement, (f) specifies as its applicable lending offices (and addresses for notices) the offices at the addresses set forth beneath its name on the signature pages hereof, (g) shall pay to the Term Agent an assignment fee in the amount of $3,500 to the extent such fee is required to be paid under Section 8.9 of the Term Loan Agreement and (h) to the extent required pursuant to Section 9.1(f) of the Term Loan Agreement, attaches two completed originals of Forms W-8ECI, W-8BEN, W-8IMY or W-9 and, if applicable, a portfolio interest exemption certificate.
Section 4.    Determination of Effective Date; Register. Following the due execution and delivery of this Assignment by Assignor, Assignee and, to the extent required by Section 8.9 of the Term Loan Agreement, the Borrower Representative, this Assignment (including its attachments) will be delivered to the Term Agent for its acceptance and recording in the Register. The effective date of this Assignment (the “Effective Date”) shall be the later of (i) the acceptance of this Assignment by the Term Agent and (ii) the recording of this Assignment in the Register. The Term Agent shall insert the Effective Date when known in the space provided therefor at the beginning of this Assignment.
Section 5.    Effect. As of the Effective Date, (a) Assignee shall be a party to the Term Loan Agreement and, to the extent provided in this Assignment, have the rights and obligations of a Term Lender under the Term Loan Agreement and (b) Assignor shall, to the extent provided in this Assignment, relinquish its rights (except those surviving the termination of the Term Loan Commitments and payment in full of the Obligations) and be released from its obligations under the Loan Documents other than those obligations relating to events and circumstances occurring prior to the Effective Date.
Section 6.    Distribution of Payments. On and after the Effective Date, the Term Agent shall make all payments under the Loan Documents in respect of each Assigned Interest (a) in the case of amounts accrued to but excluding the Effective Date, to Assignor and (b) otherwise, to Assignee.
Section 7.    Miscellaneous. (a) The parties hereto, to the extent permitted by law, waive all right to trial by jury in any action, suit, or proceeding arising out of, in connection with or relating to, this Assignment and any other transaction contemplated hereby. This waiver applies to any action, suit or proceeding whether sounding in tort, contract or otherwise.
(b)    On and after the Effective Date, this Assignment shall be binding upon, and inure to the benefit of, Assignor, Assignee, the Term Agent and their Related Persons and their successors and assigns.
(c)    This Assignment shall be governed by, and be construed and interpreted in accordance with, the law of the State of New York.
(d)    This Assignment may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
(e)    Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Assignment by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart of this Assignment.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed by their respective officers thereunto duly authorized, as of the date first above written.
[NAME OF ASSIGNOR],
as Assignor

By:
Name:
Title:

[NAME OF ASSIGNEE],
as Assignee

By:
Name:
Title:

Lending Office for LIBOR Rate Loans:

[Insert Address (including contact name, fax number and e-mail address)

Lending Office (and address for notices)
for any other purpose:
[Insert Address (including contact name, fax number and e-mail address)]

ACCEPTED and AGREED
this ___ day of _________ 201___:

PATHLIGHT CAPITAL LLC,
as Term Agent

By:
Name:
Title:

[FURNITURE BRANDS INTERNATIONAL, INC.,
as the Borrower Representative]7

By:
Name:
Title:

7 Include only if required pursuant to Section 8.9 of the Term Loan Agreement.

EXHIBIT 10.1(b)
to
TERM LOAN AGREEMENT
FORM OF BORROWING BASE CERTIFICATE

Please see attached.

EXHIBIT 10.1(c)
TO
TERM LOAN AGREEMENT
FORM OF TERM NOTE

Principal Amount: $___________________    ______________ ___, 201__

FOR VALUE RECEIVED, the undersigned Furniture Brands International, Inc., Broyhill Furniture Industries, Inc., HDM Furniture Industries, Inc., Lane Furniture Industries, Inc., Maitland-Smith Furniture Industries, Inc., and Thomasville Furniture Industries, Inc. (together, collectively, the “Borrowers”), hereby jointly and severally promise to pay to ___________________ (the “Term Lender”) the Principal Amount set forth above, or, if less, the aggregate unpaid principal amount of the Term Loan and other Obligations (as such terms are defined in the Term Loan Agreement referred to below) of the Term Lender to the Borrowers, payable at such times and in such amounts as are specified in the Term Loan Agreement.
The Borrowers jointly and severally promise to pay interest on the unpaid principal amount of the Term Loan and other Obligations from the date made until such principal amount is paid in full, payable at such times and at such interest rates as are specified in the Term Loan Agreement. Demand, diligence, presentment, protest and notice of non-payment and protest are hereby waived by the Borrowers.
Both principal and interest are payable in Dollars to Pathlight Capital LLC, as Term Agent, at the address set forth in the Term Loan Agreement, in immediately available funds.
This Term Note is one of the Term Notes referred to in, and is entitled to the benefits of, that certain Term Loan Agreement, dated as of September 25, 2012 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), by and among the Borrowers, Furniture Brands International, Inc., as the Borrower Representative, the other Credit Parties party thereto, the Term Lenders from time to time party thereto, Pathlight Capital LLC, as administrative agent for the Term Lenders. Capitalized terms used herein without definition are used as defined in the Term Loan Agreement.
The Term Loan Agreement, among other things, (a) provides for the making of a Term Loan by the Term Lender to the Borrowers in an aggregate amount not to exceed at any time outstanding the Principal Amount set forth above, the indebtedness of the Borrowers resulting from such Term Loan being evidenced by this Term Note and (b) contains provisions for acceleration of the maturity of the unpaid principal amount of this Term Note upon the happening of certain stated events and also for prepayments on account of the principal hereof prior to the maturity hereof upon the terms and conditions specified therein.
This Term Note is a Loan Document, is entitled to the benefits of the Loan Documents and is subject to certain provisions of the Term Loan Agreement, including Sections 8.18(b) (Submission to Jurisdiction), 8.19 (Waiver of Jury Trial), 8.23 (Joint and Several) and 10.2 (Other Interpretive Provisions) thereof.
This Term Note is a registered obligation, transferable only upon notation in the Register, and no assignment hereof shall be effective until recorded therein.
This Term Note shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each Borrower has caused this Term Note to be executed and delivered by its duly authorized officer as of the day and year and at the place set forth above.
FURNITURE BRANDS INTERNATIONAL, INC.

By:
Name:
Title:

BROYHILL FURNITURE INDUSTRIES, INC.

By:
Name:
Title:

HDM FURNITURE INDUSTRIES, INC.

By:
Name:
Title:

LANE FURNITURE INDUSTRIES, INC.

By:
Name:
Title:

MAITLAND-SMITH FURNITURE INDUSTRIES, INC.

By:
Name:
Title:

THOMASVILLE FURNITURE INDUSTRIES, INC.

By:
Name:
Title: